Exhibit 10.1

Published CUSIP Number:
CREDIT AGREEMENT
dated as of April 4, 2007
among
EURONET WORLDWIDE, INC.,
and
CERTAIN SUBSIDIARIES AND AFFILIATES,
as Borrowers,
CERTAIN SUBSIDIARIES AND AFFILIATES,
as Guarantors,
THE LENDERS PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent
CALIFORNIA BANK & TRUST,
as Syndication Agent
and
CITIBANK, N.A.,
as Documentation Agent
BANC OF AMERICA SECURITIES LLC,
as
Sole Lead Arranger and Sole Book Manager

i

SCHEDULES

Schedule 1.01	Mandatory Cost Formulae
Schedule 2.01	Lenders and Commitments
Schedule 2.03	Existing Letters of Credit
Schedule 2.14	Designated Borrowers
Schedule 5.01	Schedule of Closing Deliverables
Schedule 6.14	Subsidiaries
Schedule 6.18	Taxpayer Identification Numbers
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 11.02	Notice Addresses
EXHIBITS

Exhibit 2.01	Form of Lender Joinder Agreement
Exhibit 2.02	Form of Loan Notice
Exhibit 2.13-1	Form of Domestic Revolving Note
Exhibit 2.13-2	Form of Domestic Swingline Note
Exhibit 2.13-3	Form of F/X Revolving Note
Exhibit 2.13-4	Form of India Revolving Note
Exhibit 2.13-5	Form of Tranche B Term Note
Exhibit 2.14-1	Form of Designated Borrower Request and Assumption Agreement
Exhibit 2.14-2	Form of Designated Borrower Notice
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.13	Form of Joinder Agreement
Exhibit 11.06	Form of Assignment and Assumption

CREDIT AGREEMENT
     This CREDIT AGREEMENT (this “Credit Agreement”) is entered into as of April 4, 2007, among EURONET WORLDWIDE, INC., a Delaware corporation, certain subsidiaries and affiliates identified herein, as Borrowers and Guarantors, the Lenders and L/C Issuers identified herein, and BANK OF AMERICA, N.A., as Administrative Agent.
     WHEREAS, the Borrowers and the Guarantors have requested that the Lenders provide revolving credit and term loan facilities for the purposes set forth herein; and
     WHEREAS, the Lenders have agreed to make the requested facilities available on the terms and conditions set forth herein;
     NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms.
     As used in this Credit Agreement, the following terms have the meanings provided below:
     “Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person. “Acquire” shall have a correlative meaning.
     “Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrowers and the Lenders.
     “Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s respective Commitment (whether Domestic Revolving Commitment, F/X Revolving Commitment, India

Revolving Commitment, Tranche B Term Loan Commitment or other commitment established under the Incremental Credit Facilities) and the denominator of which is the Aggregate Commitments.
     “Aggregate Commitments” means the aggregate principal amount of the Revolving Commitments and the Term Loan Commitments.
     “Aggregate Domestic and F/X Revolving Committed Amount” has the meaning provided in Section 2.01(a).
     “Aggregate Domestic Revolving Commitment” means the Domestic Revolving Commitments of all the Lenders.
     “Aggregate Domestic Revolving Committed Amount” has the meaning provided in Section 2.01(a)(i).
     “Aggregate F/X Revolving Commitment” means the F/X Revolving Commitments of all the Lenders.
     “Aggregate F/X Revolving Committed Amount” has the meaning provided in Section 2.01(b)(i).
     “Aggregate India Revolving Commitment” means the India Revolving Commitments of all the Lenders.
     “Aggregate India Revolving Committed Amount” has the meaning provided in Section 2.01(c)(i).
     “Aggregate Revolving Commitments” means the Aggregate Domestic Revolving Commitment, the Aggregate F/X Revolving Commitment and the Aggregate India Revolving Commitment.
     “Aggregate Revolving Committed Amount” means the aggregate principal amount of the Domestic Revolving Commitments, the F/X Revolving Commitments and/or the India Revolving Commitments, as appropriate.
     “Agreement Currency” has the meaning provided in Section 11.18.
     “Alternative Currency” means each of Euro, Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.07.
     “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable foreign currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such foreign currency with Dollars.
     “Applicable Foreign Obligor Documents” has the meaning provided in Section 6.21(a).
     “Applicable Percentage” means:
     (i) Domestic Revolving Loan Obligations. For Domestic Revolving Loans and Domestic Letters of Credit, the following percentages per annum based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent in accordance with the provisions of Section 7.02(b):

		Domestic Revolving Loan Obligations
Pricing	Consolidated Total Leverage	Fixed LIBOR	Letter of	Base Rate	Floating LIBOR	Commitment
Level	Ratio	Rate Loans	Credit Fee	Loans	Rate Loans	Fee
I	<2.75:1.0	1.25%	1.25%	0.25%	1.25%	0.25%
II	≥2.75:1.0 but <3.5:1.0	1.50%	1.50%	0.50%	1.50%	0.30%
III	≥3.5:1.0 but <4.25:1.0	1.75%	1.75%	0.75%	1.75%	0.35%
IV	≥4.25:1.0 but <5.0:1.0	2.00%	2.00%	1.00%	2.00%	0.40%
V	≥5.0:1.0	2.25%	2.25%	1.25%	2.25%	0.45%
     (ii) F/X Revolving Loan Obligations. For F/X Revolving Loans and F/X Letters of Credit, the following percentages per annum based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent in accordance with the provisions of Section 7.02(b):

		F/X Revolving Loan Obligations
Pricing	Consolidated Total Leverage	Fixed LIBOR	Letter of	Base Rate	Floating LIBOR	Commitment
Level	Ratio	Rate Loans	Credit Fee	Loans	Rate Loans	Fee
I	<2.75:1.0	1.25%	1.25%	0.25%	1.25%	0.25%
II	≥2.75:1.0 but <3.5:1.0	1.50%	1.50%	0.50%	1.50%	0.30%
III	≥3.5:1.0 but <4.25:1.0	1.75%	1.75%	0.75%	1.75%	0.35%
IV	≥4.25:1.0 but <5.0:1.0	2.00%	2.00%	1.00%	2.00%	0.40%
V	≥5.0:1.0	2.25%	2.25%	1.25%	2.25%	0.45%
     (iii) India Revolving Loan Obligations. For India Revolving Loans and India Letters of Credit, the following percentages per annum based on the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent in accordance with the provisions of Section 7.02(b):

		India Revolving Loan Obligations
Pricing	Consolidated Total Leverage	Fixed LIBOR	Letter of	Base Rate	Floating LIBOR	Commitment
Level	Ratio	Rate Loans	Credit Fee	Loans	Rate Loans	Fee
I	<2.75:1.0	1.25%	1.25%	0.25%	1.25%	0.25%
II	≥2.75:1.0 but <3.5:1.0	1.50%	1.50%	0.50%	1.50%	0.30%
III	≥3.5:1.0 but <4.25:1.0	1.75%	1.75%	0.75%	1.75%	0.35%
IV	≥4.25:1.0 but <5.0:1.0	2.00%	2.00%	1.00%	2.00%	0.40%
V	≥5.0:1.0	2.25%	2.25%	1.25%	2.25%	0.45%
     (iv) Tranche B Term Loan. For the Tranche B Term Loan, (A) two percent (2.00%) per annum, in the case of Fixed LIBOR Rate Loans, and (B) one percent (1.00%) per annum, in the case of Base Rate Loans.
     (v) Incremental Credit Facilities. For Incremental Credit Facilities established after the Closing Date, the percentages specified in the applicable joinder agreement or other loan documentation whereby the Incremental Credit Facilities are established.
     (vi) Changes in Pricing Levels. Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Total Leverage Ratio shall become effective not later than the date five Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided, however that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the date not later than five Business Days immediately following delivery thereof. The Applicable Percentage in effect from the Closing Date through the date of delivery of the Compliance Certificate for the fiscal quarter ending June 30, 2007 shall be determined based on Pricing Level IV. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.
     Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).
     “Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Applicant Borrower” has the meaning provided in Section 2.14(b).
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Jurisdictions” means (a) the United States and any state or commonwealth thereof, and (b) any jurisdiction other than a jurisdiction set forth on a listing of sanctioned jurisdictions by any of the following: (i) the European Union (Common Foreign and Security Policy), as set forth at http://europa.eu.int/comm/external_relations/cfsp/sanctions/measures.htm or any successor webpage, (ii) the United States Office of Foreign Assets Control Restrictions, as set forth at http://www.treas.gov/offices/enforcement/ofac/programs/ or any successor webpage.
     “Arranger” means BAS, in its capacity as sole lead arranger and sole book manager.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06 or any other form approved by the Administrative Agent.
     “Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of sale and leaseback transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).
     “Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).
     “Auto-Reinstatement Letter of Credit” has the meaning provided in Section 2.03(b)(iv).
     “Bank of America” means Bank of America, N.A., together with its successors.
     “BAS” means Banc of America Securities LLC, together with its successors.

     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
     “Borrowers” means the Domestic Borrowers, the F/X Borrowers and the India Borrower.
     “Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type, in the same currency and, in the case of Fixed LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:
     (a) if such day relates to any interest rate settings as to a Fixed LIBOR Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Fixed LIBOR Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Fixed LIBOR Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (b) if such day relates to any interest rate settings as to a Fixed LIBOR Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Fixed LIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Fixed LIBOR Rate Loan, means a TARGET Day;
     (c) if such day relates to any interest rate settings as to a Fixed LIBOR Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and
     (d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Fixed LIBOR Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Fixed LIBOR Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the applicable L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the applicable L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.
     “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.
     “Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means, with respect to EWI, an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
     (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals

(i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) the occurrence of a “Change of Control” under any of the Convertible Debentures.
     “Closing Date” means the first date all conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.
     “Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.
     “Collateral Agent” means the Domestic Collateral Agent, the F/X Collateral Agent and/or the India Collateral Agent, as appropriate.
     “Collateral Documents” means the Domestic Collateral Documents, the F/X Collateral Documents and/or the India Collateral Documents, as appropriate.
     “Commitment Period” means the period from and including the Closing Date to the earlier of (a)(i) in the case of Revolving Loans and Swingline Loans, the Revolving Termination Date or (ii) in the case of the Letters of Credit, the L/C Expiration Date, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.
     “Commitments” means the Revolving Commitments and the Term Loan Commitments.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).
     “Consolidated Capital Expenditures” means, for any period for the Consolidated Group, all additions to plant, property and equipment as determined in accordance with GAAP, but excluding, in any event, (i) expenditures made in connection with permitted acquisitions, (ii) expenditure of insurance proceeds or condemnation awards made in repair or replacement of plant, property and equipment that has been lost, damaged, destroyed or condemned, and (iii) reinvestment of net cash proceeds from plant, property and equipment that has been sold or otherwise disposed of. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated EBITDA” means, for any period for the Consolidated Group, without duplication, the sum of (i) operating income, plus (ii) depreciation, plus (iii) amortization, plus (iv) interest income from the operations of the Prepaid Processing Segment, plus (v) certain one-time non-cash charges with the consent of the Administrative Agent and the Required Lenders, plus (vi) non-cash expenses recognized pursuant to FASB Statement No. 123(R) (Share-Based Payments) plus (vii) net income from joint ventures and other minority interests owned by members of the Consolidated Group when and as earned and received; provided that (A) appropriate adjustments will be made in subsequent periods where cash payments are subsequently made in respect of non-cash charges previously excluded under clauses (v) and (vi) and (B) such calculations to exclude the effect of extraordinary gains and losses and tax effects relating thereto. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Fixed Charge Coverage Ratio” means, for the Consolidated Group for the period of four consecutive fiscal quarters then ending, the ratio of (i) the sum of Consolidated EBITDA minus Consolidated Capital Expenditures (other than those financed with Indebtedness permitted under Section 8.03(e) hereof) minus cash taxes paid in the period minus Restricted Payments paid in cash in the period to (ii) Consolidated Fixed Charges.
     “Consolidated Fixed Charges” means, for any period for the Consolidated Group, without duplication, the sum of (i) the portion of interest expense paid in cash in the period, plus (ii) current scheduled maturities of Funded Debt (other than loans and obligations owing hereunder) due in the period of four consecutive fiscal quarters beginning the day after the day of determination (provided that, for purposes of this calculation, obligations under letters of credit, bank guaranties and surety bonds shall not constitute Funded Debt), plus (iii) an amount equal to ten percent (10%) of the original aggregate principal amount of the Tranche B Term Loan (including the original principal amount added after the Closing Date as an Incremental Credit Facility). Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP, provided that for purposes hereof (i) obligations in respect of letters of credit and bank guaranties will be net of cash collateral provided therefore and (ii) obligations in respect of Loans will be net of the amount of any Designated Deposit.
     “Consolidated Group” means EWI and its subsidiaries determined on a consolidated basis in accordance with GAAP.
     “Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding for purposes of determining the Consolidated Total Leverage Ratio, the Consolidated Senior Secured Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, any extraordinary gains or losses and related tax effects thereon; provided that (A) appropriate adjustments will be made in subsequent period where cash payments are subsequently made in respect of non-cash charges previously excluded under clauses (v) and (vi) of “Consolidated EBITDA” and such calculations shall exclude the effect of extraordinary gains and losses and tax effects relating thereto. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.
     “Consolidated Net Worth” means shareholders’ equity or net worth for the Consolidated Group as determined in accordance with GAAP.
     “Consolidated Senior Funded Debt” means Consolidated Funded Debt less and except Consolidated Subordinated Debt.
     “Consolidated Senior Secured Funded Debt” means Consolidated Senior Funded Debt that is secured by a pledge of collateral interest (including the Loans and Obligations under this Credit Agreement).

     “Consolidated Senior Secured Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Senior Secured Funded Debt as of such day, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.
     “Consolidated Subordinated Debt” means Subordinated Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.
     “Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (i) Consolidated Funded Debt as of such day, to (ii) Consolidated EBITDA for the period of four consecutive fiscal quarters ending as of such day.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Convertible Debentures” means the Convertible Senior Debentures and the Convertible Subordinated Debentures.
     “Convertible Senior Debentures” means those 1.625% Convertible Senior Debentures due 2024 of EWI issued under and governed by that Indenture dated as of December 15, 2004 between EWI, as issuer, and U.S. Bank National Association, as trustee.
     “Convertible Subordinated Debentures” means those 3.50% Convertible Subordinated Debentures due 2025 of EWI issued under and governed by that Indenture dated as of October 4, 2005 between EWI, as issuer, and U.S. Bank National Association, as trustee.
     “Credit Agreement” has the meaning provided in the recitals hereto, as the same may be amended and modified from time to time.
     “Credit Documents” means this Credit Agreement, the Notes, the Collateral Documents, the Fee Letter, the Guaranties, each Designated Borrower Request and Assumption Agreement, the Issuer Documents, each Designated Borrower Notice, the Joinder Agreements and the Lender Joinder Agreements.
     “Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing, and (c) an L/C Credit Extension.
     “Credit Parties” means, collectively, the Borrowers and the Guarantors.
     “Credit Party Materials” has the meaning provided in Section 7.02.
     “Debt Transaction” means, with respect to any member of the Consolidated Group, any sale, issuance, placement, assumption or guaranty of Funded Debt, whether or not evidenced by a promissory note or other written evidence of Indebtedness, except for Funded Debt permitted to be incurred pursuant to clauses (a) through (m) of Section 8.03.

     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event, act or condition that constitutes an Event of Default or that, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
     “Default Rate” means an interest rate equal to (a) with respect to Obligations other than (i) Fixed LIBOR Rate Loans and (ii) Letter of Credit Fees, the Base Rate plus the Applicable Percentage, if any, applicable to such Loans plus 2% per annum; (b) with respect to Fixed LIBOR Rate Loans, the Fixed LIBOR Rate plus the Applicable Percentage, if any, and Mandatory Cost, if any, applicable to such Loans plus 2% per annum; and (c) with respect to Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Designated Borrower Limit” means the amount identified in the Designated Borrower Request and Assumption Agreement. The Designated Borrower Limit is part of, and not in addition to, the Aggregate Commitments.
     “Designated Borrower Notice” has the meaning provided in Section 2.14(b).
     “Designated Borrower Request and Assumption Agreement” has the meaning provided in Section 2.14.
     “Designated Borrowers” means the Borrowers identified on Schedule 2.14 and any Applicant Borrower that becomes a Borrower hereunder in accordance with the provisions of Section 2.14(b).
     “Designated Deposit” means amounts on deposit in a designated blocked account maintained by EWI with the Administrative Agent containing cash or Cash Equivalents from the proceeds from the issuance of securities pursuant to that certain Securities Purchase Agreement, dated March 8, 2007, by and among EWI and the purchasers identified therein.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business; (b) Dispositions of inventory in the ordinary course of business; (c) Dispositions resulting from the lease of terminal equipment or ATMs in the ordinary course of business of members of the Consolidated Group; and (d) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property.

     “Dollar” or “$” means the lawful currency of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such other currency.
     “Domestic Borrowers” means (i) EWI, (ii) EPR and (iii) Designated Borrowers that are identified as “Domestic Borrowers”.
     “Domestic Collateral Agent” means Bank of America in its capacity as collateral agent for the holders of the Domestic Loan Obligations, the guaranties relating thereto and the other secured obligations identified in the collateral documents, and any successor in such capacity.
     “Domestic Collateral Documents” means the Domestic Security Agreement, the Domestic Pledge Agreement and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the Obligations.
     “Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.
     “Domestic Guarantors” means (a) EWI, (b) the Domestic Borrowers, (c) the parties identified on the signature pages hereto as “Domestic Guarantors” and (d) each Person who after the Closing Date becomes a Domestic Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, in each case together with their respective successors and permitted assigns.
     “Domestic L/C Advance” means, with respect to each Domestic Revolving Lender, such Lender’s funding of its participation in any Domestic L/C Borrowing. All Domestic L/C Advances must be denominated in Dollars.
     “Domestic L/C Application” means an application and agreement for the issuance or amendment of a Domestic Letter of Credit in the form from time to time in use by the Domestic L/C Issuer.
     “Domestic L/C Borrowing” means any extension of credit resulting from a drawing under any Domestic Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Domestic Revolving Loans. All Domestic L/C Borrowings must be denominated in Dollars.
     “Domestic L/C Commitment” means, with respect to the Domestic L/C Issuer, the commitment of the Domestic L/C Issuer to issue and to honor payment obligations under Domestic Letters of Credit, and, with respect to each Domestic Revolving Lender, the commitment of such Lender to purchase participation interests in Domestic L/C Obligations up to such Lender’s Domestic Revolving Commitment Percentage thereof.
     “Domestic L/C Credit Extension” means, with respect to any Domestic Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

     “Domestic L/C Issuer” means (a) as to Existing Domestic Letters of Credit, those lenders identified as an issuer on Schedule 2.03 and (b) Bank of America in its capacity as issuer of Letters to Credit hereunder, together with its successors in such capacity.
     “Domestic L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Domestic Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Domestic L/C Unreimbursed Amounts, including Domestic L/C Borrowings. For purposes of computing the amount available to be drawn under any Domestic Letter of Credit, the amount of such Domestic Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination a Domestic Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Domestic Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Domestic L/C Sublimit” has the meaning provided in Section 2.01(a)(ii).
     “Domestic L/C Unreimbursed Amount” means an L/C Unreimbursed Amount in respect of a Domestic Letter of Credit.
     “Domestic Letter of Credit” means each standby letter of credit issued hereunder by the Domestic L/C Issuer. Domestic Letters of Credit may be issued in Dollars.
     “Domestic Loan Obligations” means the Domestic Revolving Loan Obligations and the Term Loans.
     “Domestic Pledge Agreement” means the pledge agreement dated as of the Closing Date, and any other pledge agreement, given by the Domestic Credit Parties, as pledgors, to the Domestic Collateral Agent, to secure any or all of the Domestic Loan Obligations, guaranty obligations relating thereto and the other secured obligations identified therein, in each case as the same may be amended and modified from time to time.
     “Domestic Revolving Commitment” means, for each Domestic Revolving Lender, the commitment of such Lender to make Domestic Revolving Loans (and to share in Domestic Revolving Loan Obligations) hereunder.
     “Domestic Revolving Commitment Percentage” means, for each Domestic Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Domestic Revolving Committed Amount and the denominator of which is the Aggregate Domestic Revolving Committed Amount. The initial Domestic Revolving Commitment Percentages are set out in Schedule 2.01.
     “Domestic Revolving Committed Amount” means, for each Domestic Revolving Lender, the amount of such Lender’s Domestic Revolving Commitment. The initial Domestic Revolving Committed Amounts are set out in Schedule 2.01.
     “Domestic Revolving Lenders” means those Lenders with Domestic Revolving Commitments, together with their successors and permitted assigns. The initial Domestic Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.
     “Domestic Revolving Loan” has the meaning provided in Section 2.01(a)(i).

     “Domestic Revolving Loan Obligations” means the Domestic Revolving Loans, the Domestic L/C Obligations and the Domestic Swingline Loans.
     “Domestic Revolving Notes” means the promissory notes, if any, given to evidence the Domestic Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Domestic Revolving Note is attached as Exhibit 2.13-1.
     “Domestic Security Agreement” means the security agreement dated as of the Closing Date given by the Domestic Credit Parties party thereto, as grantors, to the Domestic Collateral Agent to secure the Domestic Loan Obligations, warranty obligations relating thereto, and the other secured obligations identified therein, and any other security agreement in favor of the Domestic Collateral Agent to secure all or some portion of such obligations that may be given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.
     “Domestic Swingline Commitment” means, with respect to the Domestic Swingline Lender, the commitment of such Lender to make Domestic Swingline Loans, and with respect to each Domestic Revolving Lender, the commitment of such Lender to purchase participation interests in Domestic Swingline Loans.
     “Domestic Swingline Lender” means Bank of America in its capacity as such, together with any successor in such capacity.
     “Domestic Swingline Loan” has the meaning provided in Section 2.01(a)(iii).
     “Domestic Swingline Note” means the promissory note given to evidence the Domestic Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Domestic Swingline Note is attached as Exhibit 2.13-2.
     “Domestic Swingline Sublimit” has the meaning provided in Section 2.01(a)(iii).
     “Dutch Obligor” means any Borrower or any Guarantor incorporated in the Netherlands.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
     “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “English Obligors” means any Borrower or any Guarantor organized and existing under the laws of England and Wales.
     “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises,

licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “EPR” means Euronet Payments & Remittance, Inc., a North Carolina corporation.
     “Equity Transactions” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement; (d) in connection with any Acquisition permitted hereunder (including, without limitation, the issuance of equity interests, including Capital Stock, as consideration in connection with any acquisition permitted hereunder, whether as original purchase consideration or in satisfaction of subsequent earn-out obligations, and the sale of equity interests, including Capital Stock, for the sole purpose of financing any acquisition permitted hereunder), (e) in connection with the exercise of any option, warrant or any other right to acquire Capital Stock or (f) of Capital Stock the proceeds of which are used to make payments permitted on the Convertible Subordinated Debentures in accordance with Section 8.10(b)(iii).
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with EWI within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by EWI or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by EWI or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon EWI or any ERISA Affiliate.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Event of Default” has the meaning provided in Section 9.01.

     “EWI” means Euronet Worldwide, Inc., a Delaware corporation, also being the Domestic Borrower hereunder.
     “Excluded Property” means (a) unless reasonably requested by the Collateral Agent or the Required Lenders on thirty (30) days’ prior written notice, any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (i) effected by filing one or more financing statements under the UCC or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (b) unless reasonably requested by the Collateral Agent or the Required Lenders on thirty (30) days’ prior written notice, any leasehold interests, (c) any Property that is subject to a Lien permitted under Section 8.01(j) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property and (d) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both).
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the applicable L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 11.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Borrower with respect to such withholding tax pursuant to Section 3.01(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Credit Document, provided that such Lender shall have complied with the last paragraph of Section 3.01(e).
     “Existing Credit Agreements” means, collectively, (a) that certain $10,000,000 USD Credit Agreement, dated as of October 25, 2004, among EWI, as borrower agent and borrower, Payspot, Inc., Euronet USA, Inc., Prepaid Concepts, Inc., Call Processing, Inc. and each U.S. subsidiary from time to time party thereto, as borrowers, Bank of America, as agent and a lender, and the lenders from time to time party thereto, (b) that certain Credit Agreement, dated as of October 25, 2004, among EWI, as borrower agent, E-Pay Holdings, LTD, as United Kingdom borrower, and Delta Euronet GmbH, as German borrower, Bank of America, as lender and agent, and the lenders from time to time party thereto, (c) that Certain Credit Agreement, dated as of May 26, 2006, among EWI, as borrower agent, Euronet Services India PVT LTD, as borrower, and Bank of America, as lender and agent, and the lenders from time to time party thereto and (d) that certain Loan and Security Agreement dated as of April 25, 2005, by and among Ria, Ria Telecommunications, Inc., a Delaware corporation, and California Bank & Trust, a California banking corporation (“CB&T”), as amended by the Assumption and Amendment Agreement, dated as of December [___], 2005, by and among CB&T, Ria and Continental Exchange Solutions.

     “Existing Domestic Letters of Credit” means the letters of credit outstanding on the Closing Date and identified as such on Schedule 2.03.
     “Existing F/X Letters of Credit” means the letters of credit outstanding on the Closing Date and identified as such on Schedule 2.03.
     “Existing India Letters of Credit” means the letters of credit outstanding on the Closing Date and identified as such on Schedule 2.03.
     “Existing Letters of Credit” means the Existing Domestic Letters of Credit, the Existing F/X Letters of Credit and/or the Existing India Letters of Credit, as appropriate.
     “Extraordinary Receipts” means the receipt by any member of the Consolidated Group of any tax refunds (excluding (a) refunds of excise taxes relating to the sale of prepaid wire line long distance and (b) mobile phone airtime occurring prior to the date of this Credit Agreement and value added tax refunds), indemnity payments (excluding such payments received relating to Acquisitions occurring prior to the date hereof or permitted hereunder) or pension reversions.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated November 21, 2006, among EWI, the Administrative Agent and the Arranger.
     “First-Tier Foreign Subsidiary” means any Foreign Subsidiary that is owned directly by a Domestic Credit Party.
     “Fixed LIBOR Base Rate” means, for such Interest Period, the rate per annum equal to:
     (a) in the case of Loans denominated in India rupees, the rate published by the National Stock Exchange (NSE) of India (sometimes referred to as the “MIBOR Rate”); provided that if such rate is not available at such time for any reason, then the “MIBOR Rate” shall be for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in India rupees for delivery on the first day of such Interest Period in same day funds in the approximate amount of the subject Loan being made, continued or converted with a term equivalent to such Interest Period would be offered by the Mumbai branch of Bank of America to major banks in the Mumbai interbank market at their request at approximately 11:00 a.m. (Mumbai time) on the first day of the commencement of such Interest Period; and
     (b) in all other cases, the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Fixed LIBOR Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Fixed LIBOR Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Fixed LIBOR Rate” means for any Interest Period with respect to a Fixed LIBOR Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Fixed LIBOR Rate =	Fixed LIBOR Base Rate 1.00 — Fixed LIBOR Reserve Percentage
     “Fixed LIBOR Rate Loan” means a Loan that bears interest at a rate based on the Fixed LIBOR Rate. Fixed LIBOR Rate Loans may be denominated in Dollars, Alternative Currencies or Rupees. All Loans denominated in an Alternative Currency must be Fixed LIBOR Rate Loans.
     “Fixed LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”). The Fixed LIBOR Rate for each outstanding Fixed LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the Fixed LIBOR Reserve Percentage.
     “Floating LIBOR Rate” means a fluctuating rate of interest set on the first Business Day of each month equal to one (1) month London Interbank Offered Rate as published in the “Money Rates” section of the Wall Street Journal (expressed as a decimal and rounded upward if the number shown in the last decimal place is 5 or greater) adjusted from time to time in the sole discretion of the Administrative Agent for then applicable reserve requirements, deposit insurance assessment rates and other regulatory costs.
     “Floating LIBOR Rate Loans” means a Loan that bears interest at a rate based on the Floating LIBOR Rate. Floating LIBOR Rate Loans may be denominated in Dollars only.
     “Foreign Credit Party” means any Credit Party that is not a Domestic Credit Party.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which EWI is resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Obligor” means a Credit Party that is a Foreign Subsidiary.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms and unpaid expenses accrued in the ordinary course of business);
     (c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations; provided, that comfort letters and guaranties given by EWI and other members of the Consolidated Group to secure the performance obligations of members of the Consolidated Group in the ordinary course of business consistent with past practice (including, without limitation, those relating to prepaid mobile phone airtime, PIN inventory, PIN accounts receivable or restricted cash accounts associated with the purchase or sale of PINs or phone time) shall not constitute Funded Debt;
     (d) the Attributable Principal Amount of capital leases and Synthetic Leases;
     (e) the Attributable Principal Amount of Securitization Transactions;
     (f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;
     (g) Support Obligations in respect of Funded Debt of another Person;
     (h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and (iii) based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).
     “F/X Borrowers” means (i) EFT Services Holding BV, a corporation organized and existing under the laws of the Netherlands, (ii) e-pay Holdings LTD., a corporation organized and existing under the laws of England and Wales, (iii) Delta Euronet GmbH, a corporation organized and existing under the laws of Germany, and (iv) Designated Borrowers that are identified as “F/X Borrowers”.
     “F/X Collateral Agent” means Bank of America, in its capacity as collateral agent to secure the F/X Revolving Obligations, the guaranty obligations relating thereto and the other secured obligations identified in the F/X Collateral Documents.
     “F/X Collateral Documents” means the F/X Security Agreements, the F/X Pledge Agreements and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the F/X Revolving Obligations.
     “F/X Guarantors” means (a) the Domestic Guarantors (including EWI and the other Domestic Borrowers), (b) the F/X Borrowers and (c) each Person who gives a Guaranty in regards to the F/X Obligations and (e) each Person who after the Closing Date becomes a F/X Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, in each case together with their respective successors and permitted assigns.
     “F/X L/C Advance” means, with respect to each F/X Revolving Lender, such Lender’s funding of its participation in any F/X L/C Borrowing. All F/X L/C Advances must be denominated in Dollars or Alternative Currencies.
     “F/X L/C Application” means an application and agreement for the issuance or amendment of a F/X Letter of Credit in the form from time to time in use by the F/X L/C Issuer.
     “F/X L/C Borrowing” means any extension of credit resulting from a drawing under any F/X Letter of Credit that has not been reimbursed or refinanced as a Borrowing of F/X Revolving Loans. All F/X L/C Borrowings must be denominated in Dollars or Alternative Currencies.
     “F/X L/C Commitment” means, with respect to the F/X L/C Issuer, the commitment of the F/X L/C Issuer to issue and to honor payment obligations under F/X Letters of Credit, and, with respect to each F/X Revolving Lender, the commitment of such Lender to purchase participation interests in F/X L/C Obligations up to such Lender’s F/X Revolving Commitment Percentage thereof.
     “F/X L/C Credit Extension” means, with respect to any F/X Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “F/X L/C Issuer” means (a) as to Existing F/X Letters of Credit, those lenders identified as an issuer on Schedule 2.03 and (b) Bank of America in its capacity as issuer of Letters to Credit hereunder, together with its successors in such capacity.
     “F/X L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under F/X Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all F/X L/C Unreimbursed Amounts, including F/X L/C Borrowings. For purposes of computing the amount available to be drawn under any F/X Letter of Credit, the amount of such F/X Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination an F/X Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such F/X Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “F/X L/C Sublimit” has the meaning provided in Section 2.01(b)(ii).

     “F/X L/C Unreimbursed Amount” means an L/C Unreimbursed Amount in respect of a F/X Letter of Credit.
     “F/X Letter of Credit” means each standby letter of credit issued hereunder by the F/X L/C Issuer. F/X Letters of Credit may be issued in Dollars or Alternative Currencies.
     “F/X Loan Obligations” means the F/X Revolving Loan Obligations.
     “F/X Obligations” means all Obligations of the F/X Borrowers and their subsidiaries.
     “F/X Pledge Agreements” means the pledge agreements given to secure the F/X Obligations in accordance with the provisions of Section 7.14(a)(ii), the guaranty obligations relating thereto and the other secured obligations identified therein, in each case as may be amended and modified from time to time.
     “F/X Revolving Commitment” means, for each F/X Revolving Lender, the commitment of such Lender to make F/X Revolving Loans (and to share in F/X Revolving Loan Obligations) hereunder.
     “F/X Revolving Commitment Percentage” means, for each F/X Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s F/X Revolving Committed Amount and the denominator of which is the Aggregate F/X Revolving Committed Amount. The initial F/X Revolving Commitment Percentages are set out in Schedule 2.01.
     “F/X Revolving Committed Amount” means, for each F/X Revolving Lender, the amount of such Lender’s F/X Revolving Commitment. The initial F/X Revolving Committed Amounts are set out in Schedule 2.01.
     “F/X Revolving Lenders” means those Lenders with F/X Revolving Commitments, together with their successors and permitted assigns. The initial F/X Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.
     “F/X Revolving Loan” has the meaning provided in Section 2.01(b).
     “F/X Revolving Loan Obligations” means the F/X Revolving Loans and the F/X L/C Obligations.
     “F/X Revolving Notes” means the promissory notes, if any, given to evidence the F/X Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of F/X Revolving Note is attached as Exhibit 2.13-3.
     “F/X Security Agreement” means those security agreements, parallel debt agreements and other similar agreements or instruments given by a Credit Party, as grantor to the F/X Collateral Agent, to secure any or all of the F/X Obligations, guaranty obligations relating thereto and the other secured obligations identified therein, as the same may be amended and modified from time to time.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied, subject to the provisions of Section 1.03.

     “German Obligor” means any Borrower or any Guarantor incorporated in Germany.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantors” means the Domestic Guarantors, the F/X Guarantors and/or the India Guarantors.
     “Guaranty” means (a) the guaranty provided pursuant to Article IV hereof, (b) any guaranty payment of the Domestic Loan Obligations, (c) any guaranty of the F/X Revolving Obligations, (c) any guaranty of the India Revolving Obligations and/or (d) any other guaranty agreement given by any Person pursuant to the terms hereof, in each case as the same may be amended and modified from time to time.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” has the meaning provided in Section 2.03(c)(i).
     “Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all Funded Debt;
     (b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;
     (c) net obligations under any Swap Contract;
     (d) Support Obligations in respect of Indebtedness of another Person; and
     (e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).
     “Incremental Credit Facilities” has the meaning provided in Section 2.01(e).
     “Indemnified Taxes” means Taxes other than Excluded Taxes.

     “Indemnitees” has the meaning provided in Section 11.04.
     “India Borrower” means Euronet Services India Pvt. Ltd., a corporation organized and existing under the laws of India.
     “India Collateral Agent” means Bank of America, N.A., acting through its branch in Mumbai, India, in its capacity as collateral agent to secure the India Revolving Obligations, the guaranty obligations relating thereto and the other secured obligations identified in the India Collateral Documents.
     “India Collateral Documents” means the India Security Agreements, the India Pledge Agreements and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure the India Revolving Obligations.
     “India Guarantors” means (a) the Domestic Guarantors (including EWI and the other Domestic Borrowers), (b) the F/X Guarantors, (c) the India Borrowers (if there is more than one such Borrower), (d) the parties identified on the signature pages hereto as “India Guarantors” and (e) each Person who after the Closing Date becomes a India Guarantor pursuant to a Joinder Agreement or other documentation in form and substance reasonably acceptable to the Administrative Agent, in each case together with their respective successors and permitted assigns.
     “India L/C Advance” means, with respect to each India Revolving Lender, such Lender’s funding of its participation in any India L/C Borrowing. All India L/C Advances must be denominated in Rupees.
     “India L/C Application” means an application and agreement for the issuance or amendment of a India Letter of Credit in the form from time to time in use by the India L/C Issuer.
     “India L/C Borrowing” means any extension of credit resulting from a drawing under any India Letter of Credit that has not been reimbursed or refinanced as a Borrowing of India Revolving Loans. All India L/C Borrowings must be denominated in Rupees.
     “India L/C Commitment” means, with respect to the India L/C Issuer, the commitment of the India L/C Issuer to issue and to honor payment obligations under India Letters of Credit, and, with respect to each India Revolving Lender, the commitment of such Lender to purchase participation interests in India L/C Obligations up to such Lender’s India Revolving Commitment Percentage thereof.
     “India L/C Credit Extension” means, with respect to any India Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “India L/C Issuer” means (a) as to Existing India Letters of Credit, those lenders identified as an issuer on Schedule 2.03 and (b) Bank of America in its capacity as issuer of Letters to Credit hereunder, together with its successors in such capacity.
     “India L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under India Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all India L/C Unreimbursed Amounts, including India L/C Borrowings. For purposes of computing the amount available to be drawn under any India Letter of Credit, the amount of such India Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Credit Agreement, if on any date of determination an India Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such India Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

     “India L/C Sublimit” has the meaning provided in Section 2.01(c)(ii).
     “India L/C Unreimbursed Amount” means an L/C Unreimbursed Amount in respect of an India Letter of Credit.
     “India Letter of Credit” means each standby letter of credit issued hereunder by the India L/C Issuer. India Letters of Credit may be issued in Rupees.
     “India Obligations” means the Obligations of the India Borrower and its subsidiaries.
     “India Pledge Agreements” means the pledge agreements given to secure the India Obligations in accordance with the provisions of Section 7.14(a)(ii), the guaranty obligations relating thereto and the other secured obligations identified therein, in each case as may be amended and modified from time to time.
     “India Revolving Commitment” means, for each India Revolving Lender, the commitment of such Lender to make India Revolving Loans (and to share in India Revolving Loan Obligations) hereunder.
     “India Revolving Commitment Percentage” means, for each India Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s India Revolving Committed Amount and the denominator of which is the Aggregate India Revolving Committed Amount. The initial India Revolving Commitment Percentages are set out in Schedule 2.01.
     “India Revolving Committed Amount” means, for each India Revolving Lender, the amount of such Lender’s India Revolving Commitment. The initial India Revolving Committed Amounts are set out in Schedule 2.01.
     “India Revolving Lenders” means those Lenders with India Revolving Commitments, together with their successors and permitted assigns. The initial India Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.
     “India Revolving Loan” has the meaning provided in Section 2.01(c)(i).
     “India Revolving Loan Obligations” means the India Revolving Loans and the India L/C Obligations.
     “India Revolving Notes” means the promissory notes, if any, given to evidence the India Revolving Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of India Revolving Note is attached as Exhibit 2.13-4.
     “India Security Agreement” means those security agreements, parallel debt agreements and other similar agreements or instruments given by a Credit Party, as grantor to the India Collateral Agent, to secure any or all of the India Obligations, guaranty obligations relating thereto and the other secured obligations identified therein, as the same may be amended and modified from time to time.
     “Information” has the meaning specified in Section 11.07.
     “Interest Payment Date” means, (a) as to any Base Rate Loan and any Floating LIBOR Rate Loan (including Swingline Loans), the last Business Day of each March, June, September and December, the

Revolving Termination Date and the date of the final principal amortization payment on any Term Loan and, in the case of any Swingline Loan, any other dates as may be mutually agreed upon by the applicable Borrowers and the Swingline Lender, and (b) as to any Fixed LIBOR Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Revolving Termination Date and the date of the final principal amortization payment on any Term Loan, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.
     “Interest Period” means, as to each Fixed LIBOR Rate Loan, the period commencing on the date such Fixed LIBOR Rate Loan is disbursed or converted to or continued as a Fixed LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (c) no Interest Period with respect to any Revolving Loan shall extend beyond the Revolving Termination Date; and
     (d) no Interest Period with respect to any Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Fixed LIBOR Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.
     “Internal Revenue Code” means the Internal Revenue Code of 1986.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor undertakes any Support Obligation with respect to Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
     “Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.
     “IP Rights” has the meaning provided in Section 6.20.

     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
     “Issuer Documents” means, with respect to any Letter of Credit, the L/C Application and any other document, agreement or instrument (including such Letter of Credit) entered into by a Borrower (or any Subsidiary) and the applicable L/C Issuer (or in favor of the applicable L/C Issuer), relating to such Letter of Credit.
     “Joinder Agreement” means (a) with respect to any Domestic Guarantor, a joinder agreement substantially in the form of Exhibit 7.13 executed and delivered in accordance with the provisions of Section 7.13 and (b) with respect to any F/X guarantor or any India Guarantor, a joinder agreement reasonably acceptable to the Administrative Agent.
     “Judgment Currency” has the meaning provided in Section 11.18.
     “Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means a Domestic L/C Advance, a F/X L/C Advance and/or an India L/C Advance, as appropriate.
     “L/C Application” means a Domestic L/C Application, a F/X L/C Application and/or an India L/C Application, as appropriate.
     “L/C Borrowing” means a Domestic L/C Borrowing, a F/X L/C Borrowing and/or an India L/C Borrowing, as appropriate.
     “L/C Commitment” means the Domestic L/C Commitment, the F/X L/C Commitment and/or the India L/C Commitment, as appropriate.
     “L/C Credit Extension” means a Domestic L/C Credit Extension, a F/X L/C Credit Extension and/or an India L/C Credit Extension, as appropriate.
     “L/C Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).
     “L/C Issuer” means the Domestic L/C Issuer, the F/X L/C Issuer and/or the India L/C Issuer, as appropriate.
     “L/C Obligations” means the Domestic L/C Obligations, the F/X L/C Obligations and/or the India L/C Obligations, as appropriate.

     “L/C Sublimit” means the Domestic L/C Sublimit, the F/X L/C Sublimit and/or the India L/C Sublimit, as appropriate.
     “L/C Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).
     “Lender Joinder Agreement” means a joinder agreement, substantially in the form of Exhibit 2.01, executed and delivered in accordance with the provisions of Section 2.01(f).
     “Lenders” means the Domestic Revolving Lenders, the F/X Revolving Lenders, the India Revolving Lenders and/or the Tranche B Term Lenders, as appropriate.
     “Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
     “Letter of Credit” means a Domestic Letter of Credit, a F/X Letter of Credit and/or an India Letter of Credit, as appropriate.
     “Letter of Credit Fee” has the meaning provided in Section 2.09(b)(i).
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property and any financing lease having substantially the same economic effect as any of the foregoing).
     “LIBOR Rate” means a Fixed LIBOR Rate or Floating LIBOR Rate, or both, as appropriate.
     “LIBOR Rate Loans” means a Fixed LIBOR Rate Loan or Floating LIBOR Rate Loan, or both, as appropriate.
     “Loan Notice” means a notice of (a) a Borrowing of Loans (including Swingline Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Fixed LIBOR Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.
     “Loan Obligations” means the Revolving Loan Obligations and the Term Loans.
     “Loans” means any Revolving Loan and/or any Term Loan, and the Fixed LIBOR Rate Loans, Floating LIBOR Rate Loans and Base Rate Loans comprising such Loans.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Consolidated Group taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

     “Material Domestic Subsidiary” means any Domestic Subsidiary which becomes, or is required to become, a Guarantor in accordance with the provisions of Section 7.13(a).
     “Material First-Tier Foreign Subsidiary” means each First-Tier Foreign Subsidiary that is a Material Foreign Subsidiary.
     “Material Foreign Subsidiary” means (i) each of the Specified Material Foreign Subsidiaries, and (ii) any other Foreign Subsidiary which becomes, or is required to become, a Guarantor in accordance with the provisions of Section 7.13(b).
     “Material Subsidiary” means a Material Domestic Subsidiary and/or Material Foreign Subsidiary, as appropriate.
     “Mobile Network Trust Arrangement” means (i) the arrangements, whether registered or unregistered, between e-Pay Limited, the Law Debenture Trust Corporation plc and certain mobile telephone networks in the United Kingdom, including Orange, Vodafone, O2, Virgin Mobile and T-Mobile pursuant to which e-pay Limited collects fees for mobile telephone top-ups, holds cash and accounts for, and distributes cash amounts to, such networks and itself, and (ii) any other similar arrangements entered into from time to time.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which EWI or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts) and (b) estimated taxes paid or payable as a result thereof. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Debt Transaction, Equity Transaction or Securitization Transaction.
     “Non-Consenting Lender” has the meaning provided in Section 11.13.
     “Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).
     “Non-Guarantor Domestic Subsidiary” has the meaning provided in Section 7.13(a).
     “Non-Guarantor F/X Subsidiary” has the meaning provided in Section 7.13(b).
     “Non-Guarantor India Subsidiary” has the meaning provided in Section 7.13(c).
     “Non-Reinstatement Deadline” has the meaning provided in Section 2.03(b)(iv).
     “Notes” means the Revolving Notes, the Swingline Notes and the Term Loan Notes.
     “Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) all obligations under any Swap Contract between any Credit Party and any Lender or Affiliate of a Lender to the extent permitted hereunder and (c) all obligations under any Treasury Management Agreement between any Credit Party and any Lender or Affiliate of a Lender.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.
     “Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; (ii) with respect to Swingline Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by a Borrower of L/C Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in any other currency, the rate of interest per annum at which overnight deposits in any other currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 11.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “Patriot Act” has the meaning provided in Section 11.17.
     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by EWI or any ERISA Affiliate or to which EWI or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Acquisitions” means any Acquisition that satisfies the following conditions:
     (a) in the case of Acquisitions of an enterprise, an entity or property located in an Approved Jurisdiction , EWI can demonstrate that after giving effect thereto on a Pro Forma Basis, (i) the Consolidated Total Leverage Ratio and Consolidated Senior Secured Leverage Ratio will each be 0.25 less than the maximum permitted under Section 8.13(b) and (c) hereunder, and (ii) it will be in compliance with the other financial covenants in Section 8.13;
     (b) in the case of Acquisitions of an enterprise, an entity or property any part of which is not located in an Approved Jurisdiction, (i) that portion of the enterprise, entity or property that is the subject of such Acquisition (or series of related Acquisitions) that is not located in an Approved Jurisdiction will not exceed $15 million, (ii) the aggregate amount of all such enterprises, entities or properties not located in an Approved Jurisdiction Acquired in any calendar year will not exceed $30 million, and (iii) EWI can demonstrate compliance with the financial covenants in Section 8.13 after giving effect thereto on a Pro Forma Basis;
     (c) in the case of an Acquisition of Capital Stock, the board of directors (or other comparable governing body) of the subject party shall have approved the Acquisition; and
     (d) no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto on a Pro Forma Basis, and not less than five days before consummation of the Acquisition, a Responsible Officer of EWI shall provide a compliance certificate, in form and detail satisfactory to the Administrative Agent.
     “Permitted Dispositions” means:
     (a) Dispositions by and between members of the Consolidated Group, provided that such Dispositions are made for fair value or, if not for fair value, the difference would constitute an Investment permitted under Section 8.02;
     (b) a sale and lease back of ATM machines or POS terminals in the ordinary course of business when such sale and leaseback is entered into in connection with an agreement between any member of the Consolidated Group and a customer for the provision of services, such as the outsourced operation of the ATMs or POS terminals or the licensing and maintenance of software for the operation of such ATMs or POS terminals; and
     (c) other Dispositions by the members of the Consolidated Group in any fiscal year in an aggregate amount (calculated using book value) of up to five percent (5%) of total tangible assets for the Consolidated Group as of the last day of the immediately preceding fiscal year, provided that no Default or Event of Default shall exist and be continuing immediately before or immediately after giving effect thereto on a Pro Forma Basis.
     “Permitted Liens” means Liens permitted pursuant to Section 8.01.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by EWI or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning provided in Section 7.02.
     “Pledge Agreement” means the Domestic Pledge Agreements, the F/X Pledge Agreements and the India Pledge Agreements.
     “Prepaid Processing Segment” means the reportable “Prepaid Processing” segment as referenced and reported in Form 10-K and Form 10-Q filed by EWI with the SEC.
     “Pro Forma Basis” means, with respect to any transaction, for purposes of determining the applicable pricing level under the definition of “Applicable Percentage” and determining compliance with the financial covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) in the case of any Disposition, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition shall be excluded to the extent relating to any period prior to the date thereof and (ii) Indebtedness paid or retired in connection with such Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (b) in the case of any Acquisition, merger or consolidation, (i) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (ii) Indebtedness incurred in connection with such Acquisition, merger or consolidation, shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).
     “Property” means an interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.
     “Public Lender” has the meaning specified in Section 7.02.
     “Qualifying Lender” shall mean a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document and is:
     (a) a Lender: (i) which is a bank (as defined for the purpose of section 349 of the Taxes Act) making an advance under a Credit Document; or (ii) in respect of an advance made under a Credit Document by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act) at the time that that advance was made, and which is within the charge to United Kingdom corporation tax as respects any payments of interest made in respect of that advance; or
     (b) a Lender which is: (i) a company resident in the United Kingdom for United Kingdom tax purposes; (ii) a partnership each member of which is: (aa) a company so resident in the United Kingdom; or (bb) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; (iii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of the company; or;
     (c) a Treaty Lender.
     “Register” has the meaning provided in Section 11.07(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
     “Repurchase Date” has the meaning provided in Section 2.06(b)(vi).
     “Request for Credit Extension” means (a) with respect to a Borrowing of Loans (including Swingline Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a L/C Application.
     “Required Domestic Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Domestic Revolving Commitments, or if the Domestic Revolving Commitments have expired or been terminated, Lenders holding in the aggregate more than 50% of the Domestic Revolving Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in Domestic L/C Obligations and Domestic Swingline Loans); provided that the commitments of, and the portion of the Domestic Revolving Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of “Required Domestic Revolving Lenders”.
     “Required F/X Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate F/X Revolving Commitments, or if the F/X Revolving Loan Commitments have expired or been terminated, Lenders holding in the aggregate more than 50% of the F/X Revolving Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in F/X L/C Obligations); provided that the commitments of, and the portion of the F/X Revolving Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of “Required F/X Revolving Lenders”.
     “Required India Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate India Revolving Commitments, or if the India Revolving Commitments have expired or been terminated, Lenders holding in the aggregate more than 50% of the India Revolving Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in India L/C Obligations); provided that the commitments of, and the portion of the India Revolving Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of “Required India Revolving Lenders”.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have expired or been terminated, Lenders holding in the aggregate more than 50% of the Loan Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the commitments of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Required Revolving Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Lenders holding more than 50% of the aggregate principal amount of Revolving Loan Obligations (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that the Revolving Commitment of, and the portion of Revolving Loan Obligations held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.
     “Required Tranche B Term Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of Tranche B Term Loan Commitments; provided that the Tranche B Term Loan Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche B Term Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
     “Restricted Payments” means (i) any dividend or other distribution (whether in cash, securities or other property) by EWI in respect of its Capital Stock, or any payment (whether in cash, securities or other property) including any sinking fund payment or similar deposit, for or on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Capital Stock of EWI or any option, warrant or other right to acquire such Capital Stock of EWI, and (ii) the prepayment, purchase or redemption of the Convertible Debentures or any other Subordinated Debt of the Consolidated Group prior to scheduled maturity.
     “Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Fixed LIBOR Rate Loan denominated in a currency other than Dollars, (ii) each date of a continuation of a Fixed LIBOR Rate Loan denominated in a currency other than Dollars pursuant to Section 2.02, and (iii) such additional dates as the Administrative Agent shall determine or the respective Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in a currency other than Dollars, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in a currency other than Dollars, (iv) in the case of the Existing Letters of Credit, the Closing Date and (v) such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the respective Required Lenders shall require.
     “Revolving Commitment Percentage” means the Domestic Revolving Commitment Percentage, the F/X Revolving Commitment Percentage and/or the India Revolving Commitment Percentage, as appropriate.
     “Revolving Commitments” means the Domestic Revolving Commitments (including the Domestic L/C Commitment and the Domestic Swingline Commitment), the F/X Revolving Commitments

(including the F/X L/C Commitment) and the India Revolving Commitments (including the India L/C Commitment).
     “Revolving Committed Amount” means the Domestic Revolving Committed Amount, the F/X Revolving Committed Amount and/or the India Revolving Committed Amount.
     “Revolving Lenders” means the Domestic Revolving Lenders, the F/X Revolving Lenders and/or the India Revolving Lenders, as appropriate.
     “Revolving Loan Obligations” means the Domestic Revolving Loan Obligations, the F/X Revolving Loan Obligations and/or the India Revolving Loan Obligations.
     “Revolving Loans” means the Domestic Revolving Loans, the F/X Revolving Loans and/or the India Revolving Loans, as appropriate.
     “Revolving Notes” means the Domestic Revolving Notes, the F/X Revolving Notes and/or the India Revolving Notes.
     “Revolving Termination Date” means April 4, 2012.
     “RIA” means RIA Envia, Inc., a New York corporation.
     “RIA Acquisition Agreement” means the Stock Purchase Agreement, entered into as of November 21, 2006, by and among EPR, EWI, the Fred Kunik Family Trust, a California trust, and the Irving Barr Living Trust, a California living trust.
     “Rupee” means the lawful currency of India.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in currencies other than Dollars, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant currency.
     “Screen Rate” means, for any Interest Period:
     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or
     (b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.
     “Security Agreement” means the Domestic Security Agreement, the F/X Security Agreement and the India Security Agreement.
     “Special Notice Currency” means at any time a currency other than Dollars, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.
     “Specified Material Foreign Subsidiaries” means each of the F/X Borrowers, Bankomat 24/Euronet Sp.z.o.o., incorporated in Poland, Euronet Services GMBH, existing under the laws of Germany, e-pay Limited, existing under the laws of England and Wales, e-pay Australia Pty Ltd, existing under the laws of New South Wales, Australia, Euronet Adminisztracios Szolgaltato Kft., existing under the laws of Hungary, and Euronet Banktechnikai Szolgaltato Kft., existing under the laws of Hungary.
     “Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the applicable L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the applicable L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the applicable L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in a currency other than Dollars.
     “Sterling” and “£” mean the lawful currency of the United Kingdom.
     “Subordinated Debt” means (i) the Convertible Subordinated Debentures, and (ii) any Indebtedness that by its terms is expressly subordinated in right of payment to the prior payment of the Loan Obligations hereunder on terms and conditions, and evidenced by documentation, satisfactory to the Administrative Agent and the Required Lenders.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of EWI.

     “Support Obligations” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that “Support Obligation” shall not include obligations relating to the endorsement of checks, drafts or other items for collection in the ordinary course of business. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swingline Borrowing” means a borrowing of a Swingline Loan hereunder.
     “Swingline Commitment” means the Domestic Swingline Commitment and/or any other commitments to make Swingline Loans established in respect of other Revolving Commitments hereunder.

     “Swingline Lender” means (i) the Domestic Swingline Lender, in the case of Domestic Swingline Loans, and (ii) the lender identified as the swingline lender in the case of any other Swingline Loans established hereunder.
     “Swingline Loans” means the Domestic Swingline Loans and/or any other swingline loan established in respect of the other Revolving Commitments hereunder.
     “Swingline Notes” means the Domestic Swingline Note and/or any other promissory notes given to evidence Swingline Loans hereunder.
     “Swingline Sublimit” means the Domestic Swingline Sublimit and/or any other sublimit for other swingline loans established hereunder.
     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Tax Confirmation” shall mean a confirmation by the Administrative Agent, Lender or L/C Issuer, as applicable, that the person beneficially entitled to interest payable to that Lender in respect of an advance under a Credit Document is either: (a) a company resident in the United Kingdom for United Kingdom tax purposes; (b) a partnership each member of which is: (i) a company so resident in the United Kingdom; or (ii) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (for the purposes of section 11(2) of the Taxes Act) the whole of any share of interest payable in respect of that advance that falls to it by reason of sections 114 and 115 of the Taxes Act; or (c) a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (for the purposes of section 11(2) of the Taxes Act) of that company.
     “Tax Deduction” shall mean a deduction or withholding for or on account of Taxes from a payment under a Credit Document or Swap Contract.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Taxes Act” shall mean the Income and Corporation Taxes Act 1988.
     “Term Loan” means the Tranche B Term Loan and any term loan established under the Incremental Credit Facilities.
     “Term Loan Commitments” means (i) the Tranche B Term Loan Commitments, and (ii) any term loan commitments established under the Incremental Credit Facilities, provided that in any such case, at any time after funding of the respective term loan, determinations of “Required Lenders” and required lenders for the particular tranche of term loan thereby established shall be based on the Outstanding Amount of the term loan.
     “Term Loan Notes” means the Tranche B Term Loan Note and any other promissory notes given to evidence Term Loans hereunder.
     “Tranche B Term Lender” means those Lenders with Tranche B Term Loan Commitments, together with their successors and permitted assigns. The initial Domestic Revolving Lenders are identified on the signature pages hereto and are set out in Schedule 2.01.
     “Tranche B Term Loan” has the meaning provided in Section 2.01(d).
     “Tranche B Term Loan Commitment” means, for each Tranche B Term Lender, the commitment of such Lender to make a portion of the Tranche B Term Loan hereunder; provided that, at any time after funding of the Tranche B Term Loan, determinations of “Required Lenders” and “Required Tranche B Term Lenders” shall be based on the Outstanding Amount of the Tranche B Term Loan.
     “Tranche B Term Loan Commitment Percentage” means, for each Tranche B Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is, prior to funding of the Tranche B Term Loan, such Lender’s Tranche B Term Loan Committed Amount, and after funding of the Tranche B Term Loan, is the principal amount of such Lender’s Tranche B Term Loan, and the denominator of which is, prior to funding of the Tranche B Term Loan, the aggregate principal amount of the Tranche B Term Loan Commitments, and after funding of the Tranche B Term Loan, the Outstanding Amount of the Tranche B Term Loan. The initial Tranche B Term Loan Commitment Percentages are set out in Schedule 2.01.
     “Tranche B Term Loan Committed Amount” means, for each Tranche B Term Lender, the amount of such Lender’s Tranche B Term Loan Commitment. The initial Tranche B Term Loan Committed Amounts are set out in Schedule 2.01.
     “Tranche B Term Loan Note” means the promissory notes substantially in the form of Exhibit 2.13-5, if any, given to evidence the Tranche B Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.
     “Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.
     “Treaty Lender” shall mean a Lender which (a)is treated as a resident of a Treaty State for the purposes of the Treaty and (b) does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in the Loan is effectively connected.
     “Treaty State” shall mean a jurisdiction having a double taxation agreement (a Treaty) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.
     “Type” means, with respect to any Revolving Loan or any Term Loan, its character as a Base Rate Loan, a Floating LIBOR Rate Loan or a Fixed LIBOR Rate Loan.

     “UCC” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
     “United States” or “U.S.” means the United States of America.
     “Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.
     1.02 Interpretive Provisions.
     With reference to this Credit Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to “Articles”, “Sections”, “Exhibits” and “Schedules” shall be construed to refer to articles and sections of, and exhibits and schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.
     (d) In this Agreement, where it relates to a Dutch Obligor, a reference to:

(i)	a winding-up, administration or dissolution includes a Dutch Obligor being:
(A) declared bankrupt (failliet verklaard); or

(B) dissolved (ontbonden);
(ii)	a moratorium or rearrangement includes surseance van betaling;

(iii)	insolvency includes a bankruptcy, a moratorium, the issue of a notice under section 36(2) of the Dutch 1990 Tax Collection Act (Invorderingswet 1990) and emergency regulations (noodregeling) under the Dutch Financial Supervision Act (Wet op het Financieel Toezicht);

(iv)	a trustee in bankruptcy includes a curator;

(v)	an administrator includes a bewindvoerder;

(vi)	“security” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(vii)	an attachment includes a beslag; and

(viii)	a subsidiary includes a dochtermaatschappij as defined in Article 2:24a of the Dutch Civil Code.
     1.03 Accounting Terms and Provisions.
     (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements referenced in Section 5.01(c), except as otherwise specifically prescribed herein.
     (b) Notwithstanding any provision herein to the contrary, determinations of (i) the applicable pricing level under the definition of “Applicable Percentage” and (ii) compliance with the financial covenants shall be made on a Pro Forma Basis.
     (c) EWI will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either EWI or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.
     (d) All references herein to consolidated financial statements of the Consolidated Group or to the determination of any amount for the Consolidated Group on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that EWI is required to consolidate pursuant to FASB Interpretation No. 46 — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.04 Rounding.
     Any financial ratios required to be maintained pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in currencies other than Dollars. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.
     (b) Wherever in this Credit Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Fixed LIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Fixed LIBOR Rate Loan or Letter of Credit is denominated in currencies other than Dollars, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.
     1.06 Additional Alternative Currencies.
     (a) A F/X Borrower may from time to time request that Fixed LIBOR Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Fixed LIBOR Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer.
     (b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Fixed LIBOR Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Fixed LIBOR Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Fixed LIBOR Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.
     (c) Any failure by a Lender or the applicable L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the applicable L/C Issuer, as the case may be, to permit Fixed LIBOR Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Fixed LIBOR Rate Loans in such requested currency, the Administrative Agent shall so notify such F/X Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Fixed LIBOR Rate Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify such F/X Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.05, the Administrative Agent shall promptly so notify such F/X Borrower.
     1.07 Change of Currency.
     (a) Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
     1.08 Times of Day.
     Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight savings or standard, as applicable).
     1.09 Letter of Credit Amounts.
     Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     1.10 Limitation on Obligations of Foreign Credit Parties.
     Notwithstanding anything set forth in this Credit Agreement or any other Credit Document to the contrary, no Foreign Credit Party and/or Foreign Subsidiary shall at any time be liable, directly or indirectly, for any portion of the Domestic Obligations, including, without limitation, the principal of the Domestic Revolving Loan or any interest thereon or fees payable with respect thereto (and the Domestic Credit Parties are solely liable for such Obligations), and no Property of any Foreign Credit Party and/or Foreign Subsidiary shall at any time serve, directly or indirectly, as Collateral or any other type of collateral or security for any portion of the Domestic Obligations.
ARTICLE II
COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Commitments.
     (a) Domestic Revolving Commitments. During the Commitment Period,
     (i) Domestic Revolving Loans. The Domestic Revolving Lenders severally agree to make revolving credit loans (the “Domestic Revolving Loans”) to the Domestic Borrowers in Dollars, from time to time, on any Business Day, in an aggregate principal amount of up to NINETY MILLION DOLLARS ($90,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Domestic Revolving Committed Amount”);
     (ii) Domestic Letters of Credit. (A) The Domestic L/C Issuer, in reliance upon the commitments of the Domestic Revolving Lenders set forth herein, agrees (I) to issue Domestic Letters of Credit denominated in Dollars for the account of the Domestic Borrowers or any member of the Consolidated Group on any Business Day, (II) to amend or extend Domestic Letters of Credit previously issued hereunder, and (III) to honor drawings under Domestic Letters of Credit; and (B) the Domestic Revolving Lenders severally agree to purchase from the Domestic L/C Issuer a participation interest in the Existing Domestic Letters of Credit and Domestic Letters of Credit issued hereunder in an amount equal to such Lender’s Domestic Revolving Commitment Percentage thereof, in an aggregate principal amount up to NINETY MILLION DOLLARS ($90,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Domestic L/C Sublimit”), provided that the Outstanding Amount of Domestic L/C Obligations shall not exceed the Domestic L/C Sublimit;
     (iii) Domestic Swingline Loans. The Domestic Swingline Lender agrees, in reliance upon the commitments of the other Domestic Revolving Lenders set forth herein, to make revolving credit loans (the “Domestic Swingline Loans”) to the Domestic Borrowers on any Business Day in an aggregate principal amount of up to FIFTEEN MILLION DOLLARS ($15,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Domestic Swingline Sublimit”), provided that the Outstanding Amount of Domestic Swingline Loans shall not exceed the Domestic Swingline Sublimit;

and, provided further that, in each such case, (A) the aggregate Outstanding Amount of Domestic Revolving Loan Obligations shall not exceed the Aggregate Domestic Revolving Committed Amount, (B) with regard to each Domestic Revolving Lender individually, such Lender’s Domestic Revolving Percentage of Domestic Revolving Loan Obligations shall not exceed its respective Domestic Revolving Committed Amount, (C) the aggregate Outstanding Amount of all Domestic Revolving Loan Obligations made to or for the Designated Borrowers shall not exceed their respective Designated Borrower Limit, and (D) the sum of the Outstanding Amount of Domestic Revolving Loan Obligations plus the Outstanding Amount of F/X Revolving Loan Obligations shall not exceed NINETY MILLION DOLLARS ($90,000,000) (the “Aggregate Domestic and F/X Revolving Committed Amount”).
     (iv) Additional Provisions Relating to Domestic Revolving Loans. Domestic Revolving Loans may consist of Base Rate Loans, Floating LIBOR Rate Loans and Fixed LIBOR Rate Loans, or a combination thereof, as the Domestic Borrowers may request, and may be repaid and reborrowed in accordance with the provisions hereof.
     (v) Additional Provisions Relating to Domestic Letters of Credit. Subject to the terms and conditions hereof, each Domestic Borrower’s ability to obtain Domestic Letters of Credit shall be fully revolving, and accordingly each Domestic Borrowers may obtain Domestic Letters of Credit to replace Domestic Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Domestic Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.
     (vi) Additional Provisions Relating to Domestic Swingline Loans. Domestic Swingline Loans shall be comprised solely of Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon the making of a Domestic Swingline Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Domestic Swingline Lender a participation interest in such Domestic Swingline Loan in an amount equal to the product of such Lender’s Domestic Revolving Commitment Percentage thereof.
     (b) F/X Revolving Commitments. During the Commitment Period,
     (i) F/X Revolving Loans. The F/X Revolving Lenders severally agree to make revolving credit loans (the “F/X Revolving Loans”) to the F/X Borrowers in Dollars and in Alternative Currencies, from time to time, on any Business Day, in an aggregate principal amount of up to NINETY MILLION DOLLARS ($90,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate F/X Revolving Committed Amount”);
     (ii) F/X Letters of Credit. (A) The F/X L/C Issuer, in reliance upon the commitments of the F/X Revolving Lenders set forth herein, agrees (I) to issue F/X Letters of Credit denominated in Dollars and in Alternative Currencies for the account of the F/X Borrowers on any Business Day, (II) to amend or extend F/X Letters of Credit previously issued hereunder, and (III) to honor drawings under F/X Letters of Credit; and (B) the F/X Revolving Lenders severally agree to purchase from the F/X L/C Issuer a participation interest in the Existing F/X Letters of Credit and F/X Letters of Credit issued hereunder in an amount equal to such Lender’s F/X Revolving Commitment Percentage thereof, in an aggregate principal amount up to NINETY MILLION DOLLARS ($90,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “F/X L/C Sublimit”), provided that the Outstanding Amount of F/X L/C Obligations shall not exceed the F/X L/C Sublimit;

and, provided further that, in each such case, (A) the aggregate Outstanding Amount of F/X Revolving Loan Obligations shall not exceed the Aggregate F/X Revolving Committed Amount, (B) with regard to each F/X Revolving Lender individually, such Lender’s F/X Revolving Percentage of F/X Revolving Loan Obligations shall not exceed its respective F/X Revolving Loan Committed Amount, (C) the aggregate Outstanding Amount of all F/X Revolving Loan Obligations made to or for the Designated Borrowers shall not exceed their respective Designated Borrower Limit, and (D) the sum of the Outstanding Amount of Domestic Revolving Loan Obligations plus the Outstanding Amount of F/X Revolving Loan Obligations shall not exceed the Aggregate Domestic and F/X Revolving Committed Amount.
     (iii) Additional Provisions Relating to F/X Revolving Loans. F/X Revolving Loans may be comprised of Fixed LIBOR Rate Loans only and may be repaid and reborrowed in accordance with the provisions hereof.
     (iv) Additional Provisions Relating to F/X Letters of Credit. Subject to the terms and conditions hereof, each F/X Borrower’s ability to obtain F/X Letters of Credit shall be fully revolving, and accordingly each F/X Borrower may obtain F/X Letters of Credit to replace F/X Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing F/X Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.
     (c) India Revolving Commitments. During the Commitment Period,
     (i) India Revolving Loans. The India Revolving Lenders severally agree to make revolving credit loans (the “India Revolving Loans”) to the India Borrowers in Rupees, from time to time, on any Business Day, in an aggregate principal amount of up to TEN MILLION DOLLARS ($10,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate India Revolving Committed Amount”);
     (ii) India Letters of Credit. (A) The India L/C Issuer, in reliance upon the commitments of the India Revolving Lenders set forth herein, agrees (I) to issue India Letters of Credit denominated in Rupees for the account of the India Borrowers on any Business Day, (II) to amend or extend India Letters of Credit previously issued hereunder, and (III) to honor drawings under India Letters of Credit; and (B) the India Revolving Lenders severally agree to purchase from the India L/C Issuer a participation interest in the Existing India Letters of Credit and India Letters of Credit issued hereunder in an amount equal to such Lender’s India Revolving Commitment Percentage thereof, in an aggregate principal amount up to TEN MILLION DOLLARS ($10,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “India L/C Sublimit”), provided that the Outstanding Amount of India L/C Obligations shall not exceed the India L/C Sublimit;
and, provided further that, in each such case, (A) the aggregate Outstanding Amount of India Revolving Obligations shall not exceed the Aggregate India Revolving Committed Amount, (B) with regard to each India Revolving Lender individually, such Lender’s India Revolving Percentage of India Revolving Obligations shall not exceed its respective India Revolving Committed Amount, and (C) the aggregate Outstanding Amount of all India Revolving Obligations made to or for the Designated Borrowers shall not exceed their respective Designated Borrower Limit.

     (iii) Additional Provisions Relating to India Revolving Loans. India Revolving Loans may be comprised of Fixed LIBOR Rate Loans only and may be repaid and reborrowed in accordance with the provisions hereof.
     (iv) Additional Provisions Relating to India Letters of Credit. Subject to the terms and conditions hereof, each India Borrower’s ability to obtain India Letters of Credit shall be fully revolving, and accordingly each India Borrower may obtain India Letters of Credit to replace India Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing India Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.
     (d) Tranche B Term Loan. On the Closing Date, each of the Tranche B Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche B Term Loan Committed Amount) to EWI in a single advance in an aggregate principal amount of ONE HUNDRED NINETY MILLION DOLLARS ($190,000,000) (the “Tranche B Term Loan”). The Tranche B Term Loan may consist of Base Rate Loans, Fixed LIBOR Rate Loans or a combination thereto, as EWI may request. Amounts repaid on the Tranche B Term Loan may not be reborrowed.
     (e) Incremental Credit Facilities. At any time on or after the Closing Date, the Borrowers may, on written notice to the Administrative Agent, establish additional credit facilities (collectively, the “Incremental Credit Facilities”) by increasing the Aggregate Domestic Revolving Committed Amount, the Aggregate F/X Revolving Committed Amount, the Aggregate Domestic and F/X Revolving Committed Amount, the Aggregate India Revolving Committed Amount or the amount of the Tranche B Term Loan as provided in Section 2.01(f), or establishing one or more new term loans, or some combination thereof ; provided that:
     (i) no Default shall have occurred and be continuing or shall result after giving effect to the Incremental Credit Facility;
     (ii) the conditions to all Credit Extensions in Section 5.02 shall have been satisfied;
     (iii) EWI will provide (A) a compliance certificate from a Responsible Officer confirming that no Default shall exist immediately before or immediately after giving effect to the establishment of the Incremental Credit Facility and demonstrating compliance with the financial covenants hereunder after giving effect to the Incremental Credit Facility (assuming, for purposes hereof, that the Incremental Credit Facility is fully drawn and funded), and (b) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing the commitments for the Incremental Credit Facility;
     (iv) upfront fees, if any, in respect of the new commitments so established, shall be paid;
     (v) to the extent reasonably necessary in the judgment of the Administrative Agent, amendments to each of the Collateral Documents, if any, and related documents or agreements shall have been made, in each case in a manner satisfactory to the Administrative Agent.
     In connection with establishment of any Incremental Credit Facility, (A) none of the Lenders or their affiliates shall have any obligation to provide commitments or loans for any Incremental Credit Facility without their prior written approval, (B) neither the Administrative Agent nor the Arranger shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (C) Schedule 2.01 will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares after giving effect to establishment of any Incremental Credit Facility.
     (f) Additional Conditions for Incremental Credit Facilities. Subject to Section 2.01(e), the Borrowers may establish Incremental Credit Facilities; provided that:
     (i) the sum of the Aggregate Revolving Committed Amounts plus the aggregate amount of the Term Loan Commitments will not exceed FOUR HUNDRED SIXTY-FIVE MILLION DOLLARS ($465,000,000);
     (ii) after giving effect to all such increases, (A) the Aggregate Domestic Revolving Committed Amount will not exceed ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000), (B) the Aggregate F/X Revolving Committed Amount will not exceed ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000), (C) the Aggregate Domestic and F/X Revolving Committed Amount will not exceed ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000) and (D) the aggregate amount of Tranche B Term Loan Commitments will not exceed THREE HUNDRED FORTY MILLION DOLLARS ($340,000,000);
     (iii) such increase shall be in a minimum amount of $5 million and integral multiples of $1 million in excess thereof, in the case of Revolving Commitments, and, in the case of Term Loan Commitments, $25 million and integral multiples of $5 million in excess thereof;
     (iv) any new lender providing additional commitments pursuant to this subsection must be reasonably acceptable to the Administrative Agent and, in the case of an increase in the Revolving Commitments, also to the L/C Issuers and the Swing Line Lender, as appropriate;
     (v) lenders providing additional commitments pursuant to this subsection will provide a Lender Joinder Agreement and such other agreements reasonably acceptable to the Administrative Agent;
     (vi) if any Revolving Loans or Tranche B Term Loans, as appropriate, are outstanding at the time of any such increase, the Borrowers will make such payments and adjustments on the subject Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages; and
     (vii) in the case of an increase in the amount of the Tranche B Term Loan after the first principal amortization payment date, adjustments will be made to the schedule of amortization payment provided in Section 2.07(c), as appropriate, to give effect thereto such that the interest in payments of principal, interest and other amounts will be made on the same basis as for the underlying Tranche B Term Loan such that the principal amortization payments made to the holders of the Tranche B Term Loan will be not less than that which was payable prior to giving effect to the Incremental Credit Facility.
     2.02 Borrowings, Conversions and Continuations.
     (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Fixed LIBOR Rate Loans shall be made upon a Borrower’s irrevocable notice to the

Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than
     (i) Domestic Revolving Loans. (A) 11:00 a.m. on the day of the requested Borrowing, in the case of a Borrowing of, or conversion into, Domestic Revolving Loans in Dollars that are Base Rate Loans or Floating LIBOR Rate Loans; and (B) 11:00 a.m. three Business Days prior to the requested date of a Borrowing of, or conversion into, Domestic Revolving Loans in Dollars that are Fixed LIBOR Rate Loans.
     (ii) F/X Revolving Loans. 11:00 a.m. four Business Days prior to the requested date of a Borrowing of, or conversion into, F/X Revolving Loans in Alternative Currencies that are Fixed LIBOR Rate Loans (or five Business Days prior to the requested date in the case of Special Notice Currency).
     (iii) India Revolving Loans. 11:00 a.m. (Mumbai time) three Business Days prior to the requested date of a Borrowing of, or conversion into, India Revolving Loans in Rupees that are Fixed LIBOR Rate Loans.
     (iv) Term Loans. (A) 11:00 a.m. on the day of the requested Borrowing, in the case of a Borrowing of, or conversion into, Term Loans in Dollars that are Base Rate Loans or Floating LIBOR Rate Loans; and (B) 11:00 a.m. three Business Days prior to the requested date of a Borrowing of, or conversion into, Term Loans in Dollars that are Fixed LIBOR Rate Loans.
     (b) Each telephonic notice by a Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Except as provided in Sections 2.03(c) and 2.04(a), each Borrowing, conversion or continuation shall be a minimum principal amount of:
     (i) Domestic Revolving Loans. (A) $500,000 and whole multiples of $100,000 in excess thereof in the case of Domestic Revolving Loans in Dollars that are Base Rate Loans or Floating LIBOR Rate Loans, and (B) $2 million and whole multiples of $1 million in excess thereof in the case of Domestic Revolving Loans in Dollars that are Fixed LIBOR Rate Loans.
     (ii) F/X Revolving Loans. $2 million and whole multiples of $1 million in excess thereof in the case of F/X Revolving Loans.
     (iii) India Revolving Loans. $1 million and whole multiples of $500,000 in excess thereof in the case of India Revolving Loans.
     (iv) Term Loans. $5 million and whole multiples of $1 million in excess thereof in the case of Term Loans.
     Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower’s request is with respect to Revolving Loans or Term Loans, and which Type, (ii) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, (vi) if applicable, the duration of the Interest Period with respect thereto and (vii) the currency of the Loans to be borrowed. If a Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in currencies other than Dollars, such Loans shall be continued as Fixed LIBOR Rate Loans in their original currency with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Fixed LIBOR Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Fixed LIBOR Rate Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.
     (c) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by a Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in currencies other than Dollars, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided, however, that if, on the date of such Borrowing denominated in Dollars there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.
     (d) Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Fixed LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such Fixed LIBOR Rate Loan and (ii) any conversion into, or continuation as, a Fixed LIBOR Rate Loan may be made only if the conditions to Credit Extensions in Section 5.02 have been satisfied. During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Fixed LIBOR Rate Loan (whether in Dollars or any other currency) and (ii) at the request of the Required Lenders, any outstanding Domestic Revolving Loan that is a Fixed LIBOR Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period with respect thereto.
     (e) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Fixed LIBOR Rate Loans upon determination of such interest rate. The determination of the Fixed LIBOR Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans or Floating LIBOR Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change, in the case of Base Rate Loans, and of the Floating LIBOR Rate established at the beginning of each month and any changes made to such rate during the month promptly on establishment or change, as appropriate.
     (f) After giving effect to all Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, at any time there shall not be more than (i) six (6) Interest Periods in effect, in the case of Domestic Revolving Loans, (ii) six (6) Interest Periods in effect, in the case of F/X Revolving Loans, (iii) three (3) Interest Periods in effect, in the case of India Revolving Loans, and (iv) four (4) Interest Periods in effect, in the case of the Tranche B Term Loan.
     2.03 Additional Provisions with respect to Letters of Credit.
     (a) Obligation to Issue or Amend.
     (i) The L/C Issuers shall not issue any Letter of Credit if:
     (A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders for the respective facility hereunder have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the respective Lenders have approved such expiry date;
     (ii) The L/C Issuers shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the applicable L/C Issuer from issuing such Letter of Credit, or any Law applicable to applicable L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the applicable L/C Issuer shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the applicable L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the applicable L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the applicable L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the applicable L/C Issuer in good faith deems material to it;
     (B) the issuance of such Letter of Credit would violate any Law or one or more policies of the applicable L/C Issuer applicable to letters of credit generally;
     (C) except as otherwise agreed by the applicable L/C Issuer and the Administrative Agent, such Letter of Credit is in an initial stated amount less than $1 million.
     (D) except as otherwise agreed by the Administrative Agent, such Letter of Credit is to be denominated in a currency other than (i) Dollars, in the case of Letters of Credit issued under the Domestic Revolving Commitments, (ii) Dollars and Alternative Currencies, in the case of Letters of Credit issued under the F/X Revolving Commitments, and (iii) Rupees, in the case of Letters of Credit issued under the India Revolving Commitments;
     (E) the applicable L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency; or

     (F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender, unless the applicable L/C Issuer has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate the applicable L/C Issuer’s risk with respect to such Lender.
     (iii) The L/C Issuers shall not amend any Letter of Credit if the applicable L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (iv) The L/C Issuers shall not be under any obligation to amend any Letter of Credit if:
     (A) the applicable L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or
     (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (v) The L/C Issuers shall act on behalf of the Lenders with respect to any Letters of Credit issued by them and the documents associated therewith, and the L/C Issuers shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuers in connection with Letters of Credit issued by them or proposed to be issued by them and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.
     (b) Procedures for Issuance and Amendment; Auto-Extension Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer. Such L/C Application must be received by the applicable L/C Issuer and the Administrative Agent (not later than (A) 11:00 a.m. at least two Business Days prior to the proposed date of the issuance, extension or amendment, in the case of Letters of Credit denominated in Dollars, and (B) 11:00 a.m. at least ten Business Days prior to the proposed date of the issuance, extension or amendment, in the case of Letters of Credit denominated in currencies other than Dollars (or, in each case, such later date and time as the applicable L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion). In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as the applicable L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may require. Additionally, such

Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable L/C Issuer or the Administrative Agent may require.
     (ii) Promptly after receipt of any L/C Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such L/C Application from the applicable Borrower and, if not, the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from the Administrative Agent, any Lender or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Revolving Commitment Percentage thereof.
     (iii) If a Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the applicable L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, such Borrower shall not be required to make a specific request to the such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Expiration Date; provided, however, that the applicable L/C Issuer shall not permit any such extension if (A) the applicable L/C Issuer has determined that it would not be permitted or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the applicable L/C Issuer not to permit such extension.
     (iv) If a Borrower so requests in any applicable L/C Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the applicable L/C Issuer, such Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the applicable L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or any Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the applicable L/C Issuer not to permit such reinstatement.
     (v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.
     (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under any Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in a currency other than Dollars, the applicable Borrower shall reimburse the applicable L/C Issuer in the same such currency, unless (A) such L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, such Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that such Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in a currency other than Dollars, the applicable L/C Issuer shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in a currency other than Dollars (each such date, an “Honor Date”), the applicable Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “L/C Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans or Fixed LIBOR Rate Loans with an Interest Period of one month, as appropriate, to be disbursed on the Honor Date in an amount equal to the L/C Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for such Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

     (ii) Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the L/C Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each of the respective Lenders that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan or Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, to the respective Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in the applicable currency (or, if requested by the applicable L/C Issuer, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate as of the funding date).
     (iii) With respect to any L/C Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the L/C Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
     (iv) Until each respective Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the applicable L/C Issuer.
     (v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuers for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against any L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section is subject to the conditions set forth in Section 5.02 (other than delivery of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the applicable L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the applicable L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may

be. A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
     (d) Repayment of Participations.
     (i) At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable L/C Issuer any payment in respect of the related L/C Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the applicable L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the applicable L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     (e) Obligations Absolute. The obligation of each Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that a Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by an L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
     (v) any adverse change in the relevant exchange rates or in the availability of the relevant currency to the Borrowers or any Subsidiary or in the relevant currency markets generally; or
     (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.
     Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to such Borrower and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the applicable L/C Issuer. A Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
     (f) Role of the L/C Issuers in such Capacity. Each of the Lenders and the Borrowers agrees that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders for the respective credit facility hereunder, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to such Borrower’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower’s pursuing such rights and remedies as such Borrower may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and the applicable L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower that such Borrower proves were caused by the applicable L/C Issuer’s willful misconduct or gross negligence or the applicable L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.
     (g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, immediately Cash Collateralize the then-

Outstanding Amount of its L/C Obligations; (ii) if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the L/C Sublimit then in effect, then, within two Business Days after receipt of such notice, the Domestic Borrowers, the F/X Borrowers or the India Borrowers, as applicable, shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the L/C Sublimit; (iii) the Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations and (iv) Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. Each Domestic Borrower hereby grants to the Collateral Agent, for the benefit of the L/C Issuers and the Lenders, each F/X Borrower hereby grants to the Collateral Agent, for the benefit of the F/X L/C Issuer and the F/X Revolving Lenders, and each India Borrower grants to the Collateral Agent, for the benefit of the India L/c Issuer and the India Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.
     (h) Applicability of ISP. Unless otherwise expressly agreed by the an L/C Issuer and a Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit
     (i) Letters of Credit Issued for Members of Consolidated Group.
     (A) Domestic. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Domestic Subsidiary, the applicable Domestic Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. Each Domestic Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Domestic Subsidiary inures to the benefit of such Domestic Borrower, and that such Domestic Borrower’s business derives substantial benefits from the businesses of such Domestic Subsidiary.
     (B) F/X. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Foreign Subsidiary, the applicable F/X Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. Each F/X Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Foreign Subsidiary inures to the benefit of such F/X Borrower, and that such F/X Borrower’s business derives substantial benefits from the businesses of such Foreign Subsidiary.
     (C) India. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, any Subsidiary of the India Borrower existing under the laws of India, the applicable India Borrower shall be obligated to reimburse the applicable L/C Issuer for any and all drawings under such Letter of Credit. Each India Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Subsidiary of the India Borrower inures to the benefit of such India Borrower, and that such India Borrower’s business derives substantial benefits from the businesses of such Subsidiary of the India Borrower.
     (j) Letter of Credit Fees. The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09(b).
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

     2.04 Additional Provisions with respect to Swingline Loans.
     (a) Borrowing Procedures. Each Swingline Borrowing shall be made in Dollars upon a Borrower’s irrevocable notice to the Swingline Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Promptly after receipt by the Swingline Lender of any telephonic Loan Notice, the Swingline Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swingline Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swingline Borrowing (A) directing the Swingline Lender not to make such Swingline Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Lender will, not later than 3:00 p.m. on the borrowing date specified in such Loan Notice, make the amount of its Swingline Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swingline Lender in immediately available funds.
     (b) Refinancing.
     (i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrowers (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan or a Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, in an amount equal to such Lender’s Revolving Commitment Percentage of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 5.02. The Swingline Lender shall furnish the applicable Borrowers with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan or a Fixed LIBOR Rate Loan with an Interest Period of one month, as appropriate, in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.
     (ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loan and each Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

     (iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
     (iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided however, that each Lender’s obligation to make Loans pursuant to this Section 2.04(b) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Domestic Borrowers to repay Swingline Loans, together with interest as provided herein.
     (c) Repayment of Participations.
     (i) At any time after any Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.
     (ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Lender shall pay to the Swingline Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Revolving Loan Obligations and the termination of this Credit Agreement.
     (d) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment

Percentage of any Swingline Loan, interest in respect thereof shall be solely for the account of the Swingline Lender.
     (e) Payments Directly to Swingline Lender. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.
     2.05 Repayment of Loans.
     (a) Revolving Loans. The Outstanding Amount of Revolving Loans shall be repaid in full on the Revolving Termination Date.
     (b) Swingline Loans. The Outstanding Amount of the Swingline Loans shall be repaid in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Termination Date.
     (c) Tranche B Term Loan. The Outstanding Amount of the Tranche B Term Loan shall be repaid in twenty-eight (28) installments. The first twenty-seven (27) installments will be in the amount of $475,000 per quarter payable on the last day of each calendar quarter, beginning June 30, 2007. The twenty-eighth and final installment in the amount of the remaining principal balance shall be payable on April 4 2014 (being the seventh anniversary date of the Closing Date).
     2.06 Prepayments.
     (a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans and Floating Rate LIBOR Loans, amounts payable pursuant to Section 3.05); provided that:
     (i) in the case of Loans other than Swingline Loans, (A) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three Business Days prior to the date of prepayment, in the case of Fixed LIBOR Rate Loans denominated in Dollars, (B) four Business Days (or five in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment, in the case of Fixed LIBOR Rate Loans denominated in currencies other than Dollars, and (C) on the date of prepayment, in the case of Base Rate Loans and Floating LIBOR Rate Loans, and in each case, any such prepayment shall be a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof, in the case of Fixed LIBOR Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans or Floating LIBOR Rate Loans, or, in each case, the entire remaining principal amount thereof, if less;
     (ii) in the case of Swingline Loans, (A) notice thereof must be received by the Swingline Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (B) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender); and
     (iii) any voluntary prepayments on the Tranche B Term Loan must be applied to the Tranche B Term Loan as the Borrower may direct, or, in the absence of such direction, pro rata to remaining principal amortization installments.
Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Type(s) of Loans that are being prepaid and, if Fixed LIBOR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Prepayments of Fixed LIBOR Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage or other amounts due, if any, under Section 3.05.
     (b) Mandatory Prepayments.
(i)      (A) Domestic Revolving Commitments. If at any time (i) the Outstanding Amount of Domestic Revolving Loan Obligations shall exceed the Aggregate Domestic Revolving Committed Amount, (ii) the aggregate principal amount of Domestic Revolving Loan Obligations owing by any Designated Borrower shall exceed its respective Designated Borrowing Limit, (iii) the Outstanding Amount of Domestic L/C Obligations shall exceed the Domestic L/C Sublimit, or (iv) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, then the Domestic Borrowers shall make an immediate prepayment on or in respect of the Domestic Revolving Loan Obligations in an amount equal to the difference; provided, however, that, except with respect to clause (iii), Domestic L/C Obligations will not be Cash Collateralized hereunder until the Domestic Revolving Loans and Swingline Loans have been paid in full.
          (B) F/X Revolving Commitments. If at any time (i) the Outstanding Amount of F/X Loan Obligations shall exceed the Aggregate F/X Revolving Committed Amount, (ii) the aggregate principal amount of F/X Revolving Obligations owing by any Designated Borrower shall exceed its respective Designated Borrowing Limit, or (iii) the Outstanding Amount of F/X L/C Obligations shall exceed the F/X L/C Sublimit, then the F/X Borrowers shall make an immediate prepayment on or in respect of the F/X Revolving Loan Obligations in an amount equal to the difference; provided, however, that except with respect to clause (iii), F/X L/C Obligations will not be Cash Collateralized hereunder until the F/X Revolving Loans have been paid in full.
          (C) India Revolving Commitments. If at any time (i) the Outstanding Amount of India Obligations shall exceed the Aggregate India Revolving Committed Amount, (ii) the aggregate principal amount of India Revolving Obligations owing by any Designated Borrower shall exceed its respective Designated Borrowing Limit, or (iii) the Outstanding Amount of India L/C Obligations shall exceed the India L/C Sublimit, then the India Borrower shall make an immediate prepayment on or in respect of the India Revolving Loan Obligations in an amount equal to the difference; provided, however, that except with respect to clause (iii), India L/C Obligations will not be Cash Collateralized hereunder until the India Revolving Loans have been paid in full.
(ii) Dispositions and Involuntary Dispositions.
          (A) Domestic Loan Obligations. Prepayment will be made on the Domestic Loan Obligations in an amount equal to 100% of the Net Cash Proceeds received from any Disposition or Involuntary Disposition (other than a disposition within clause (b) of the definition of Permitted Disposition) by EWI, any of the Domestic Credit Parties or any of their Domestic Subsidiaries to the extent (A) such proceeds are not reinvested in the same or similar properties or assets (or used to acquire a Person that owns the same or similar properties or assets) within twelve months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $10 million in any fiscal year. Prepayments under this clause (A) shall be required within thirty (30) days following the date on which a determination can be made that payment is due.
          (B) F/X Loan Obligations. Prepayment will be made on the F/X Loan Obligations in an amount equal to 100% of the Net Cash Proceeds received from any Disposition or Involuntary Disposition (other than a disposition within clause (b) of the definition of Permitted Disposition) by any of the Foreign Credit Parties and their Foreign Subsidiaries (other than the India Borrower and its subsidiaries) to the extent (A) such proceeds are not reinvested in the same or similar properties or assets (or used to acquire a Person that owns the same or similar properties or assets) within twelve months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $10 million in any fiscal year. Prepayments under this clause (B) shall be required within thirty (30) days following the date on which a determination can be made that payment is due.
          (C) India Obligations. Prepayment will be made on the India Obligations in an amount equal to 100% of the Net Cash Proceeds received from any Disposition or Involuntary Disposition (other than a disposition within clause (b) of the definition of Permitted Disposition) by the India Borrower or any of its Subsidiaries, to the extent (A) such proceeds are not reinvested in the same or similar properties or assets (or used to acquire a Person that owns the same or similar properties or assets) within twelve months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $10 million in any fiscal year. Prepayments under this clause (C) shall be required within thirty (30) days following the date on which a determination can be made that payment is due.
(iii) Extraordinary Receipts.
          (A) Domestic Loan Obligations. Prepayment will be made on Domestic Loan Obligations in an amount equal to 100% of Net Cash Proceeds from any Extraordinary Receipts in excess of $250,000 per fiscal year for all such Extraordinary Receipts by EWI, any of the domestic Credit Parties or any of their Domestic Subsidiaries on the fifth (5th) Business Day following receipt thereof.
          (B) F/X Loan Obligations. Prepayment will be made on F/X Loan Obligations in an amount equal to 100% of Net Cash Proceeds from any Extraordinary Receipts in excess of $250,000 per fiscal year for all such Extraordinary Receipts by any of the Foreign Credit Parties and their Foreign Subsidiaries (other than the India Borrower and its Subsidiaries) on the fifth (5th) Business Day following receipt thereof.
          (C) India Obligations. Prepayment will be made on India Obligations in an amount equal to 100% of Net Cash Proceeds from any Extraordinary Receipts in excess of $250,000 per fiscal year for all such Extraordinary Receipts by the India Borrower or any of its Subsidiaries on the fifth (5th) Business Day following receipt thereof.
(iv) Debt Transactions.

          (A) Domestic Loan Obligations. Prepayment will be made on the Domestic Loan Obligations in an amount equal to 100% of the Net Cash Proceeds from any Debt Transactions by EWI, any of the Domestic Credit Parties or any of their Domestic Subsidiaries on the fifth (5th) Business Day following receipt thereof.
          (B) F/X Loan Obligations. Prepayment will be made on the F/X Loan Obligations in an amount equal to 100% of the Net Cash Proceeds from any Debt Transactions by any of the Foreign Credit Parties and their Foreign Subsidiaries (other than the India Borrower and its Subsidiaries) on the fifth (5th) Business Day following receipt thereof.
          (C) India Obligations. Prepayment will be made on the India Obligations in an amount equal to 100% of the Net Cash Proceeds from any Debt Transactions by the India Borrower or any of its Subsidiaries on the fifth (5th) Business Day following receipt thereof.
        (v) Equity Transactions. Prepayment will be made on the Loan Obligations from the Net Cash Proceeds from any Equity Transaction in an amount equal to the percentage shown below:

Consolidated Total Leverage Ratio	Percentage of Net Cash Proceeds

≥ 3.5:1.0 > 2.5:1.0, but < 3.5:1.0 ≤ 2.5:1.0	100% 50% 0%

Prepayments under this clause (v) shall be required on the fifth (5th) Business Day following receipt of Net Cash Proceeds from an Equity Transaction.
        (vi) Convertible Debentures. The Convertible Debentures provide, in each case, that the holders shall have the option on certain dates (the “Repurchase Dates”) to require EWI, as issuer, to repurchase the Convertible Debentures (Section 3.07 of the indenture governing the Convertible Subordinated Debentures and Section 3.07 of the indenture governing the Convertible Senior Debentures). Unless
          (A) the Repurchase Dates are extended to a later date or waived by the holders,
          (B) EWI can demonstrate that on the next Repurchase Date (and provided that such demonstration shall include, for purposes hereof, financial covenant compliance and/or liquidity projected forward to include the next Repurchase Date so long as the projections are adequately supported by performance and reasonable assumptions) either (i) (x) it could borrow senior Funded Debt (that is, Funded Debt that is not Subordinated Debt) under Section 8.03(p) in an amount at least equal to the outstanding principal amount of the Convertible Debentures as to which the repayment date relates, and (y) it will be in compliance with the financial covenants in Section 8.13 after giving effect thereto on a Pro Forma Basis, or (ii) it will have sufficient liquidity, as may be determined by the Administrative Agent and the Required Lenders in their discretion;
          (C) the requirements of this clause (vi) shall be waived or extended by the Required Lenders,

then on the date six months prior to any such Repurchase Date for the Convertible Debentures prepayment shall be made on the Loan Obligations in an amount equal to 100% of the Loan Obligations (and cash collateral shall be provided in respect of L/C Obligations), together with accrued interest and fees, and the Commitments hereunder shall be terminated.
              (c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans and Floating LIBOR Rate Loans, then to Fixed LIBOR Rate Loans in direct order of Interest Period maturities. In addition:
          (i) Voluntary Prepayments. Voluntary prepayments shall be applied as specified by the Borrowers; provided that any voluntary prepayments on the Tranche B Term Loan shall be applied on the Tranche B Term Loan as the Borrower may direct, or, in the absence of any such direction, pro rata to remaining principal amortization installments. Voluntary prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein
          (ii) Mandatory Prepayments. Mandatory prepayments on the Loan Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that:
(A)      (1) Mandatory prepayments in respect of the Domestic Revolving Commitments under subsection (b)(i)(A) above shall be applied to the respective Domestic Revolving Loan Obligations as appropriate.
           (2) Mandatory prepayments in respect of the F/X Revolving Commitments under subsection (b)(i)(B) above shall be applied to the respective F/X Revolving Loan Obligations as appropriate.
           (3) Mandatory prepayments in respect of the India Revolving Commitments under subsection (b)(i)(C) above shall be applied to the respective India Revolving Loan Obligations, as appropriate.
(B)      (1) Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under subsection (b)(ii)(A) and Extraordinary Receipts under subsection (b)(iii)(A), in each case relating to EWI, any of the Domestic Credit Parties or any of their Domestic Subsidiaries, will be applied first ratably to the Term Loans until paid in full, then to the Domestic Loan Obligations. Mandatory prepayments on the Term Loans shall be applied pro rata to remaining principal amortization installments.
           (2) Mandatory prepayments in respect of Dispositions and Involuntary Dispositions under subsection (b)(ii)(B) and Extraordinary Receipts under subsection (b)(iii)(B), in each case relating to the Foreign Credit Parties and their Foreign Subsidiaries (other than the India Borrower and its Subsidiaries), will be applied to the F/X Loan Obligations.
           (3) Mandatory prepayments in respect to Dispositions and Involuntary Dispositions under subsection (b)(ii)(C) and Extraordinary Receipts under subsection (b)(iii)(C), in each case relating to the India Borrower and its Subsidiaries, will be applied to the India Loan Obligations

           (C)      (1) Mandatory prepayments in respect of Equity Transactions under subsection (b)(v) buy EWI, any of the Domestic Credit Parties or any of their Domestic Subsidiaries, will be applied first ratably to the Term Loans until paid in full, then ratably to the Revolving Loan Obligations. Mandatory prepayments on the Term Loan shall be applied pro rata to remaining principal amortization installments.
           (2) Mandatory prepayments in respect of Equity Transactions under subsection (b)(v) by the Foreign Credit Parties and their Foreign Subsidiaries (other than the India Borrower and its Subsidiaries), will be applied to the F/X Loan Obligations.
           (3) Mandatory prepayments in respect of Equity Transactions under subsection (b)(v) by the India Borrower or its Subsidiaries will be applied to the India Loan Obligations.
     2.07 Termination or Reduction of Commitments.
     (a) Voluntary Reductions. The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrowers to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5 million and integral multiples of $1 million in excess thereof; (ii) the Commitments may not be reduced to an amount less than the Loan Obligations then outstanding thereunder, (iii) if, after giving effect to any reduction of the Aggregate Commitments, the L/C Sublimit, the Designated Borrower Sublimit or the Swingline Sublimit exceeds the amount of the Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess and (iv) if, after giving effect to any reduction of any of the Aggregate Commitments, the Domestic L/C Sublimit, the Foreign L/C Sublimit, the Designated Borrower Limit, the Swingline Sublimit exceeds the amount of applicable Aggregate Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its respective Revolving Commitment Percentage or Term Loan Commitment Percentage, as appropriate. All commitment or other fees accrued with respect thereto through the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
     (b) Mandatory Reductions. The Aggregate Revolving Committed Amount shall be permanently reduced in an amount equal to prepayments required to be made to the Revolving Obligations in respect of Dispositions and Involuntary Dispositions under Section 2.06(b)(ii), Extraordinary Receipts under Section 2.06(b)(iii), Debt Transactions under Section 2.06(b)(iv), Equity Transactions under Section 2.06(b)(v) and Convertible Debentures under Section 2.06(b)(viii).
     2.08 Interest.
     (a) Subject to the provisions of subsection (b) below, (i) each Fixed LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Fixed LIBOR Rate for such Interest Period plus the Applicable Percentage plus (in the case of a Fixed LIBOR Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Floating Rate LIBOR Loan shall bear interest on the outstanding principal amount thereof from they applicable borrowing date at a rate per annum equal to the Floating LIBOR Rate plus the Applicable Percentage, (iii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iv) each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.
(b)      (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
          (ii) If any amount (other than principal of any Loan) payable by a Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
          (iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.
          (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.09 Fees.
     (a) Commitment Fees.
     (i) Domestic Revolving Commitment and F/X Revolving Commitment. The Domestic Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its percentage of the aggregate Revolving Commitments provided hereunder (other than the India Revolving Commitment), a commitment fee, in Dollars, equal to the Applicable Percentage of the actual daily amount by which the Aggregate Domestic and F/X Revolving Committed Amount exceeds the Outstanding Amount of all Domestic Revolving Loan Obligations plus all F/X Revolving Loan Obligations.
     (ii) India Revolving Commitment. The India Borrowers shall pay to the Administrative Agent for the account of each India Revolving Lender in accordance with its India Revolving Commitment Percentage, a commitment fee, in Dollars, equal to the Applicable Percentage of the actual daily amount by which the Aggregate India Revolving Committed Amount exceeds the Outstanding Amount of all India Revolving Loan Obligations.
     (iii) Payments. The foregoing commitment fees shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article V is not met, and

     (A) with respect to the commitment fees under the immediately foregoing clause (i), (1) shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, on the Revolving Termination Date (and, if applicable, thereafter on demand) and (2) shall be calculated quarterly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect; and
     (B) with respect to the commitment fees under the immediately foregoing clause (ii), (1) shall be due and payable monthly in arrears on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the Closing Date, on the Revolving Termination Date (and, if applicable, thereafter on demand) and (2) shall be calculated montly in arrears, and if there is any change in the Applicable Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect.
     (b) Letter of Credit Fees.
     (i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its respective Revolving Commitment Percentage, in Dollars, a Letter of Credit fee for each Letter of Credit equal to the Applicable Percentage multiplied by the Dollar Equivalent of the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) (the “Letter of Credit Fee”). The Letter of Credit Fees with respect to Domestic Letters of Credit and F/X Letters of Credit shall be computed on a quarterly basis in arrears, and shall be due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. The Letter of Credit Fees with respect to the India Letters of Credit shall be computed on a monthly basis in arrears, and shall be due and payable on the first Business Day after the end of each calendar month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Percentage during any quarter (with respect to the Domestic Letters of Credit and the F/X Letters of Credit) or any month (with respect to the India Letters of Credit), the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Domestic Revolving Lenders, the Required F/X Revolving Lenders or the Required India Revolving Lenders, as appropriate, while any Event of Default exists, all such Letter of Credit Fees shall accrue at the Default Rate.
     (ii) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrowers shall pay directly to each L/C Issuer for its own account, in Dollars (except for with respect to the India Letters of Credit, which shall be paid in Rupees), a fronting fee with respect to each Letter of Credit, at the rate and at the times specified in the Fee Letter multiplied by the Dollar Equivalent of the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect payable on the first Business Day after the end of each March, June, September and December (except with respect to the India Letters of Credit, which shall be payable on the first Business Day following the end of each calendar month), commencing with the first such date to occur after the issuance of such Letter of Credit, the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrowers shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
     (c) Other Fees.
     (i) The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (ii) The Borrowers shall pay to the Lenders, in Dollars (or in Rupees, with respect to any fees payable in connection with the India Obligations), such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
     (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s prime rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Loans denominated in currencies other than Dollars as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     (b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Total Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(j), 2.08(b), 2.09 or under Article VIII. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

     2.11 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in currencies other than Dollars, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in a currency other than Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in the same such currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, a Borrower is prohibited by any Law from making any required payment hereunder in the applicable currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent thereof. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in currencies other than Dollars, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by a Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)      (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Fixed LIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Floating LIBOR Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or Floating LIBOR Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fee customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by a Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

          (ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any L/C Issuer hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or any L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or any Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to a Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to such Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligation of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     (f) Allocation of Funds. If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including all reasonable fees, expenses and disbursements of any law firm or other counsel and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
     2.12 Sharing of Payments By Lenders.
     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swingline Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swingline Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Credit Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.
     2.13 Evidence of Debt.
     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each applicable Borrower shall execute and deliver to the Administrative Agent a Note for such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     2.14 Designated Borrowers.
     (a) Effective as of the date hereof, each Subsidiary set forth on Schedule 2.14 shall be a “Designated Borrower” hereunder and may receive Loans for its account on the terms and conditions set forth in this Credit Agreement.
     (b) The Borrowers may at any time, upon not less than 15 Business Days’ notice from the Borrowers to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), designate any additional Subsidiary (an “Applicant Borrower”) as a Designated Borrower to receive Loans hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed notice and agreement in substantially the form of Exhibit 2.14-1 (a “Designated Borrower Request and Assumption Agreement”). The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the credit facilities provided for herein, (i) in the case of any Applicant Borrower that is a Foreign Subsidiary, the Administrative Agent shall have received the written consent of the Lenders to such Foreign Subsidiary being made Designated Borrower and (ii) the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their sole discretion, and Notes signed by such new Borrowers to the extent any Lenders so require. If the Administrative Agent and the Required Lenders agree that an Applicant Borrower shall be entitled to receive Loans hereunder, then promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit 2.14-2 (a “Designated Borrower Notice”) to the Borrowers and the Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Lenders agrees to permit such Designated Borrower to receive Loans hereunder, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a Borrower for all purposes of this Credit Agreement; provided that no Loan Notice or Letter of Credit Application may be submitted by or on behalf of such Designated Borrower until the date five Business Days after such effective date.
     (c) The Obligations of the Domestic Borrowers and each Designated Borrower that is a Domestic Subsidiary shall be joint and several in nature. The Obligations of each F/X Borrower and each Designated Borrower that is a F/X Subsidiary shall be several, and not joint and several, in nature. The Obligations of the India Borrowers and each Designated Borrower that is an India Subsidiary shall be several, and not joint, in nature.
     (d) The Administrative Agent and the Lenders agree that upon delivery of the documentation provided for in this Section 2.14 in a form satisfactory to the Administrative Agent, RIA and its wholly-owned Subsidiary, Continental Exchange Solutions, may immediately become a Designated Borrower hereunder without any further consent or vote of the Required Lenders.
     (e) Each Subsidiary that is or becomes a “Designated Borrower” pursuant to this Section 2.14 hereby irrevocably appoints (i) with respect to any requested Credit Extension of Domestic Revolving Loans, Domestic Swingline Loans or Domestic L/C Obligations, EWI as its agent and (ii) with respect to any requested Credit Extension of F/X Revolving Loans, F/X Swingline Loans or F/X L/C Obligations, EWI as its agent and (iii) with respect to any requested Credit Extension of India Revolving Loans, India Swingline Loans or India L/C Obligations, EWI as its agent, in each case for all purposes relevant to this Credit Agreement and each of the other Credit Documents, including (1) the giving and receipt of notices, (2) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (3) the receipt of the proceeds of any Loans made by the Lenders, to any such Designated Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Borrower acting singly, shall be valid and effective if given or taken only by the respective party set forth in clauses (i) and (ii) above, whether or not any such other Borrower joins therein. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to such agent, as applicable, for the Designated Borrower in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each Designated Borrower.
     (f) The Borrowers may from time to time, upon not less than 15 Business Days’ notice from the Borrowers to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Loans payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it, as of the effective date of such termination. The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.
     2.15 Joint and Several Liability.
     (a) Domestic Borrowers.
     (i) Each Domestic Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Credit Agreement and the other Credit Documents, for the mutual benefit, directly and indirectly, of each Domestic Borrower and in consideration of the undertakings of each Domestic Borrower to accept joint and several liability for the obligations of each Domestic Borrower.
     (ii) Each Domestic Borrower shall be jointly and severally liable for all Obligations (whether borrowed by a Domestic Borrower or by an. F/X Borrower), regardless of which Borrower actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Domestic Borrower’s obligations with respect to Credit Extensions made to it, and each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Domestic Borrower.
     (iii) Each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower hereunder with respect to Credit Extensions made to and other Obligations owing by the other Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Domestic Borrower’s obligations arising as a result of the joint and several liability of such Domestic Borrower hereunder with respect to Credit Extensions made to the other Borrowers hereunder, such Domestic Borrower waives, until the Obligations shall have been paid in full and this Credit Agreement and the other Credit Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Domestic Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.
     (iv) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Domestic Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Domestic Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
     (b) F/X Borrowers. The obligations of the F/X Borrowers under this Credit Agreement and the other Credit Documents shall be several, and not joint, in nature (except as provided in Article IV) and shall be limited to the F/X Obligations, provided that the F/X Borrowers expressly waive any requirement that the Administrative Agent or any holder of the F/X Obligations, or any of their officers, agents or representatives, exhaust any right, power or remedy or first proceed under any of the Credit Documents or against any other Credit Party, any other Person or any Collateral with respect to the F/X Obligations.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if a Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. Notwithstanding the foregoing, the F/X Borrowers and the India Borrower are not required to make an increased payment to the Administrative Agent, a Lender or an L/C

Issuer under this Section 3.01(a) for a Tax Deduction in respect of a tax imposed by the United Kingdom from a payment of interest on a Loan, if on the date on which the payment falls due:
     (w) the payment could have been made to the Administrative Agent, Lender or L/C Issuer without a Tax Deduction if such Administrative Agent, Lender or L/C Issuer was a Qualifying Lender, but on that date such Administrative Agent, Lender or L/C Issuer, as applicable, is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became the Administrative Agent, a Lender or an L/C Issuer under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or
     (x) (i) the relevant Administrative Agent, Lender or L/C Issuer is a Qualifying Lender solely under sub-paragraph (b) of the definition of Qualifying Lender; (ii) the Board of the Inland Revenue has given (and not revoked) a direction (a “Direction”) under section 349C of the Taxes Act (as that provision has effect on the date on which the Administrative Agent, Lender or L/C Issuer became a party to this Agreement) which relates to that payment and that Administrative Agent, Lender or L/C Issuer has received from that that F/X Borrower, India Borrower or the Borrower Agent, as applicable, a certified copy of that Direction; and (iii) the payment could have been made to the F/X Borrower, India Borrower or the Borrower Agent, as applicable, without any Tax Deduction in the absence of that Direction; or
     (y) the Administrative Agent, Lender or L/C Issuer, as applicable, is a Qualifying Lender solely under sub-paragraph (b) of the definition of Qualifying Lender and it has not, other than by reason of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law, or any published practice or concession of any relevant taxing authority, given a Tax Confirmation to the Borrower Agent; or
     (z) the Administrative Agent, Lender or L/C Issuer, as applicable, is a Treaty Lender and the F/X Borrower, India Borrower or the Borrower Agent, as applicable, making the payment is able to demonstrate that the payment could have been made to the Administrative Agent, Lender or L/C Issuer, as applicable, without the Tax Deduction had that Administrative Agent, Lender or L/C Issuer completed all procedural formalities necessary for that Obligor to obtain authorization to make that payment without a Tax Deduction.
     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and each L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority provided, that if the Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Lender or the L/C Issuer, as the case may be, will use reasonable efforts to cooperate with the Borrower to obtain a refund of such Taxes so long as such efforts would not, in the reasonable determination of the Lender or the L/C Issuer, as the case may be, result in any additional costs, expenses or risks or otherwise be disadvantageous to it. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
          (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
          (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
          (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of EWI within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
          (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit a Borrower to determine the withholding or deduction required to be made.
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or any Borrower, as the Administrative Agent or such Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by such Borrower pursuant to this Credit Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to entitle a Borrower to a reduction or exemption from a requirement to make any deduction or withholding for taxes from amounts payable to such Lender under applicable laws of any such jurisdiction. Additionally, each Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Credit Documents, with respect to such jurisdiction.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.02 Illegality.
     If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans (whether denominated in Dollars or an Alternative Currency), or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Rate Loans in the affected currency or currencies or, in the case of LIBOR Rate Loans in Dollars, to convert Loans that are Base Rate Loans to LIBOR Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all LIBOR Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR

Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates.
     If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or a currency other than Dollars) are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan (whether denominated in Dollars or currency other than Dollars), or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such LIBOR Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Rate Loans in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans in the amount specified therein.
     3.04 Increased Cost; Capital Adequacy.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement reflected in the LIBOR Rate) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or any L/C Issuer;
     (ii) subject any Lender or any L/C Issuer to any tax of any kind whatsoever with respect to this Credit Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such L/C Issuer);
     (iii) the Mandatory Cost, as calculated hereunder, does not represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Fixed LIBOR Rate Loans; or
     (iv) impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Credit Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and the manner of determining such amount or amounts and delivered to any Borrower shall be conclusive absent manifest error. Such Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that a Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Additional Reserve Requirements. Each Borrower shall pay to each Lender, as applicable and for as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the LIBOR Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided such Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such

Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses.
     Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan or a Floating LIBOR Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan or a Floating LIBOR Rate Loan on the date or in the amount notified by such Borrower;
     (c) any failure by a Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in a currency other than Dollars on its scheduled due date or any payment thereof in a different currency;
     (d) any assignment of a Fixed LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13; or
     (e) an assignment by Bank of America pursuant to Section 11.06(b) as part of the primary syndication of the Commitments and Loans during the one hundred eighty (180)-day period immediately following the Closing Date, provided that Bank of America agrees to use reasonable efforts to reduce the breakage costs payable by the Borrowers in connection therewith (including, without limitation, to the extent reasonably practical, closing such assignments at the end of Interest Periods of outstanding Fixed LIBOR Rate Loans);
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. Any demand for compensation shall set forth in reasonable detail the amount and method of determining the loss, cost or expenses claimed.
     For purposes of calculating amounts payable by any Borrower to Lenders under this Section 3.05, each Lender shall be deemed to have funded each Fixed LIBOR Rate Loan made by it at the Fixed LIBOR Base Rate used in determining the Fixed LIBOR Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Fixed LIBOR Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.05, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.
     3.07 Survival Losses.
     All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV
GUARANTY
     4.01 The Guaranty.
     (a) Each of the Domestic Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Domestic Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Domestic Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
     (b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts, the obligations of each Guarantor (in its capacity as such) under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.
     4.02 Obligations Unconditional.
     (a) The obligations of the Domestic Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Domestic Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Domestic Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto have expired or terminated.
     (b) Without limiting the generality of the foregoing subsection, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
     (i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
     (ii) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Obligations or any other agreement or instrument referred to therein shall be done or omitted;
     (iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
     (iv) any Lien granted to, or in favor of, the Administrative Agent or any holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or
     (v) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).
     (c) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest, notice of acceptance of the guaranty given hereby and of extensions of credit that may constitute obligations guaranteed hereby, notices of amendments, waivers, consents and supplements to the Credit Documents and other documents relating to the Obligations, or the compromise, release or exchange of collateral or security, and all other notices whatsoever, and any requirement that the Administrative Agent or any holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other documents relating to the Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.
     4.03 Reinstatement.
     Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of any Borrower’s bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Obligations. In addition, the obligations of each Domestic Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any

Debtor Relief Law or otherwise, and each Domestic Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.
     4.04 Certain Waivers.
     Each Guarantor acknowledges and agrees that (a) the guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Obligations or otherwise, and (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person (including any co-guarantor) or pursuit of any other remedy or enforcement any other right, and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Credit Documents or the other documents and agreements relating to the Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor the Guarantors shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of the Guarantors’ obligations hereunder unless as a result thereof, the Obligations shall have been paid in full and the commitments relating thereto shall have expired or terminated, it being the purpose and intent that the Guarantors’ obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
     4.05 Remedies.
     The Domestic Guarantors agree that, to the fullest extent permitted by Law, as between the Domestic Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Domestic Guarantors for purposes of Section 4.01. The Domestic Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.
     4.06 Rights of Contribution.
     The Domestic Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Domestic Guarantor shall have a right of contribution from each other Domestic Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Domestic Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.
     4.07 Guaranty of Payment; Continuing Guaranty.
     The guarantee given by the Domestic Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     5.01 Conditions to Initial Credit Extensions.
     The obligation of each L/C Issuer and each Lender to make initial Credit Extensions hereunder is subject to satisfaction of the following conditions precedent:
     (a) Executed Credit Documents. Receipt by the Administrative Agent of executed counterparts of the Credit Agreement, the Notes requested by the Lenders, the Guaranties, the Security Agreements, the Pledge Agreements and the other Credit Documents required on the Closing Date, as indicated in Schedule 5.01 attached hereto, in each case in form and substance satisfactory to the Administrative Agent and the Lenders.
     (b) Acquisition Approvals and Documents. Receipt by the Administrative Agent of the following:
       (i) Acquisition Agreement and Related Confirmations. An officer’s certificate in form an substance reasonably satisfactory to the Administrative Agent with (A) a certified copy of the RIA Acquisition Agreement with all amendments, modifications, supplements and attachments, (B) confirmation that there have been no material modifications to the RIA Acquisition Agreement, except as approved by the Arranger, (C) confirmation that the RIA Acquisition has been, or contemporaneously with the closing and initial funding under this Credit Agreement, will be consummated in accordance with the terms of the RIA Acquisition Agreement and in compliance with applicable laws and regulatory approvals, and (D) confirmation that, among other things, the purchase price is not greater than $380 million in cash plus the aggregate value of 4,053,606 shares of EWI’s common stock (with an approximate value of $109,568,970 as of the close of business on April 2, 2007) for total consideration in an aggregate amount equal to approximately $489,568,970 (exclusive of transaction costs, stock appreciation rights and contingent valuation rights).
       (ii) Required Consents. Evidence of receipt of all governmental, shareholder and third party consents (including Hart-Scott-Rodino clearance) and approvals necessary (and transfer of all state MSB licenses), or, in the reasonable opinion of the Administrative Agent, desirable in connection with the RIA Acquisition and the related financings and other transactions contemplated in connection therewith and expiration of all applicable waiting periods without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on EWI or members of the Consolidated Group or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could have such effect.

       (iii) Debt Rating. Evidence of a corporate family rating from Moody’s and a corporate credit rating from S&P, and confirmation that such ratings remain in effect on the Closing Date.
       (iv) BSA/AML Audit. Receipt by the Administrative Agent and the Lenders of copies of the BSA/AML audit relating to RIA and its subsidiaries conducted by Crowe Chizek in form and detail satisfactory, and with results and findings reasonably acceptable, to the Administrative Agent and the Required Lenders.
     (c) Financial Information. Receipt by the Administrative Agent of the following:
       (i) EWI. For EWI and its subsidiaries on a consolidated basis, audited financial statements, including a balance sheet, income statement and statement of cash flows (including notes) for the fiscal year ending December 31, 2006.
       (ii) RIA. For RIA and its subsidiaries on a consolidated basis, audited financial statements, including a balance sheet, income statement and statement of cash flows (including notes) for the fiscal year ending December 31, 2006.
       (iii) Pro Forma Financial Statements. For the Consolidated Group after giving effect to the RIA Acquisition, pro forma financial statements, including a balance sheet, income statement and statement of cash flows, for the fiscal year most recently ended, in form, detail and substance satisfactory to the Administrative Agent, the Arranger and the Lenders.
     (d) Organization Documents, Etc. The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, in form and substance satisfactory to the Administrative Agent and each of the Lenders, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:
       (i) Charter Documents. Copies of its articles or certificate of organization or formation, certified (if relevant) to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation , including, in relation to a Dutch Obligor, an extract from the Dutch trade register relating to it;
       (ii) Bylaws. Copies of its bylaws, operating agreement or partnership agreement;
       (iii) Resolutions. Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof, including, in relation to a Dutch Obligor, (i) a concurring advice of any works council which has advisory rights in respect of the transactions contemplated by the Credit Documents and (ii) a written resolution by (a) all its shareholders, (b) its board of managing directors and (c) its board of supervisory directors (if any) approving execution and the terms of, and the transactions contemplated by, the Credit Documents to which it is a party, and including, in relation to any English Obligor, (i) a written resolution by all of its shareholders (such requirement not to apply to Borrowers that are English Obligors) and (ii) a resolution of its board of directors approving execution and the terms of, and the transactions contemplated by, the Credit Documents to which it is a party;

       (iv) Incumbency. Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and
       (v) Good Standing Certificates. If relevant, certificates of good standing or the equivalent from its jurisdiction of organization or formation and from each other jurisdiction where failure to be in good standing would reasonably be expected to have a Material Adverse Effect, in each case certified as of a recent date by the appropriate Governmental Authority.
       (vi) German Obligor Organizational Documents. In the case of each of the German Obligors only, instead of the deliveries required by the immediately foregoing clauses (i) through (iv), a certified excerpt from the commercial register as well as copies of its current articles of association.
     (e) Legal Opinions. Receipt by the Administrative Agent of favorable legal opinions of counsel for EWI and the other Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders regarding, among other things, existence and due authorization, execution, delivery and enforceability of the Credit Documents, no violation of Organization Documents, certain material agreements or applicable Law caused by the execution, delivery and performance of the Credit Documents, and the attachment and perfection of security interests in the Collateral pledged to secure the loans and obligations hereunder (including local counsel opinions).
     (f) Officer Certificates. The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of EWI, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying each of the following:
       (i) Consents. No consents, licenses or approvals are required in connection with the execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party, other than as are in full force and effect and, to the extent requested by the Administrative Agent, are attached thereto;
       (ii) Material Adverse Effect. There has been no event or circumstance since the date of the audited financial statements for the fiscal year ending December 31, 2006 that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;
       (iii) Financial Covenant Calculations. The calculation of the financial covenants set forth in Section 8.13 as of December 31, 2006; and
       (iv) Borrowing/Guaranteeing Limits. A certificate of each English Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Credit Party to be exceeded.
     (g) Personal Property Collateral. The Collateral Agent’s receipt of the following, each in form and substance satisfactory to the Collateral Agent:
       (i) Lien Priority. Evidence that (A) the Collateral Agent, on behalf of the Lenders, holds a perfected, first priority Lien on all Collateral and (B) none of the Collateral is subject to any Liens (other than Permitted Liens);

       (ii) UCC Financing Statements. Such UCC financing statements as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Collateral;
       (iii) Intellectual Property. Such patent, trademark and copyright notices and recordations as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Credit Parties’ IP Rights; and
       (iv) Capital Stock. Original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank.
     (h) Evidence of Insurance. The Collateral Agent’s receipt of copies of insurance certificates or policies with respect to all insurance required to be maintained pursuant to the Credit Documents identifying the Collateral Agent as sole loss payee, with respect to flood hazard and casualty insurance, and as additional insured, with respect to liability insurance.
     (i) Existing Credit Agreements. The Administrative Agent’s receipt of evidence, in form and substance satisfactory to the Administrative Agent, that the Existing Credit Agreements have been (or concurrently with the Closing Date is being) terminated and all Liens securing obligations under the Existing Credit Agreements have been (or concurrently with the Closing Date are being) released.
     (j) Other. The Administrative Agent’s receipt of such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Lenders may require.
     (k) Fees and Expenses. All fees and expenses (including, unless waived by the Administrative Agent, all reasonable fees, expenses and disbursements of any law firm or other counsel) required to be paid on or before the Closing Date shall have been paid.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     5.02 Conditions to all Credit Extensions.
     The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:
     (a) The representations and warranties of each Credit Party contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01.
     (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

     (c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     (d) In the case of a Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency.
     Each Request for Credit Extension submitted by any Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     Except as otherwise provided in Section 6.20, each of the Credit Parties represent and warrant to the Administrative Agent and the Lenders that:
     6.01 Existence, Qualification and Power.
     Each Credit Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.02 Authorization; No Contravention.
     The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Credit Party is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     6.03 Governmental Authorization; Other Consents.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect and (b) filings to perfect security interests granted pursuant to the Credit Documents).
     6.04 Binding Effect.
     This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and subject to equitable principles.
     6.05 Financial Statements.
     (a) The audited consolidated and consolidating balance sheet of the Consolidated Group for the most recent fiscal year ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and indebtedness.
     (b) The unaudited consolidated and consolidating balance sheet of the Consolidated Group for the most recent fiscal quarter ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
     (c) The consolidated pro forma balance sheet of EWI and its Subsidiaries as at December 31, 2006 and the related consolidated pro forma statements of income and cash flows of EWI and its Subsidiaries for the year then ended, fairly present in all material respects the consolidated pro forma financial condition of EWI and its Subsidiaries as at such date and the consolidated pro forma results of operations of EWI and its Subsidiaries for the period ended on such date, all in accordance with GAAP.
     (d) The consolidated forecasted balance sheet and statements of income and cash flows of EWI and its Subsidiaries delivered pursuant to Section 5.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, EWI’s best estimate of its future financial performance.
     6.06 No Material Adverse Effect.
     Since December 31, 2006, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     6.07 Litigation.
     There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation or threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
     6.08 No Default.
     No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.
     6.09 Ownership of Property; Liens.
     Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Group is subject to no Liens, other than Permitted Liens.
     6.10 Environmental Compliance.
     The Consolidated Group conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.11 Insurance.
     The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Borrowers, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any of the Borrowers or any of their Subsidiaries operates.

     6.12 Taxes.
     Each member of the Consolidated Group has filed all federal, material state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Credit Party nor any Subsidiary thereof is party to any tax sharing agreement, except that the Subsidiaries of Delta Euronet GmbH incorporated in Germany have concluded a profit and loss transfer agreement with Delta Euronet GmbH.
     6.13 ERISA Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of EWI, nothing has occurred that would prevent, or cause the loss of, such qualification. EWI and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of EWI, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither EWI nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither EWI nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither EWI nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.
     6.14 Subsidiaries.
     As of the Closing Date, set forth on Schedule 6.14, with respect to each Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary of such Credit Party. The outstanding Capital Stock has been validly issued, is owned free of Liens, and with respect to any outstanding shares of Capital Stock of a corporation, such shares have been validly issued and are fully paid and non-assessable. The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14. As of the Closing Date, the Credit Parties have no Subsidiaries other than those specifically disclosed on Schedule 6.14.

     6.15 Margin Regulations; Investment Company Act.
     (a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     6.16 Disclosure.
     Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, (a) with respect to projected financial information, each applicable Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and (b) with respect to general industry information, the foregoing representation is only to the best of the applicable Credit Party’s knowledge.
     6.17 Compliance with Laws.
     Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     6.18 Taxpayer Identification Number; Other Identifying Information.
     The true and correct U.S. taxpayer identification number, if any, of each Borrower is set forth on Schedule 6.18.
     6.19 Solvency.
     Immediately after giving effect to the initial Credit Extensions made on the Closing Date, (a) the fair value of the assets of each Credit Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Credit Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

     6.20 Intellectual Property; Licenses, Etc.
     Each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any member of the Consolidated Group infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     6.21 Representations as to Foreign Obligors.
     Each of the Foreign Credit Parties and Foreign Obligors represents and warrants to the Administrative Agent and the Lenders that:
       (a) Such Foreign Obligor is subject to civil and commercial Laws with respect to its obligations under this Credit Agreement and the other Credit Documents to which it is a party (collectively as to such Foreign Obligor, the “Applicable Foreign Obligor Documents”), and the execution, delivery and performance by such Foreign Obligor of the Applicable Foreign Obligor Documents constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Obligor nor any of its property has any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of the jurisdiction in which such Foreign Obligor is organized and existing in respect of its obligations under the Applicable Foreign Obligor Documents.
       (b) The Applicable Foreign Obligor Documents are in proper legal form under the Laws of the jurisdiction in which such Foreign Obligor is organized and existing for the enforcement thereof against such Foreign Obligor under the Laws of such jurisdiction, and to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents. It is not necessary to ensure the legality, validity, enforceability, priority or admissibility in evidence of the Applicable Foreign Obligor Documents that the Applicable Foreign Obligor Documents be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Obligor is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of the Applicable Foreign Obligor Documents or any other document, except for (i) any such filing, registration, recording, execution or notarization as has been made or is not required to be made until the Applicable Foreign Obligor Document or any other document is sought to be enforced, (ii) the requirement of notarization of those F/X Pledge Agreement by which the shares in the German Obligor are pledged and (iii) any charge or tax as has been timely paid.
       (c) There is no material tax, levy, impost, duty, fee, assessment or other governmental charge, or any deduction or withholding, imposed by any Governmental Authority in or of the jurisdiction in which such Foreign Obligor is organized and existing either (i) on or by virtue of the execution or delivery of the Applicable Foreign Obligor Documents or (ii) on any payment to be made by such Foreign Obligor pursuant to the Applicable Foreign Obligor Documents, except as has been disclosed to the Administrative Agent.

       (d) The execution, delivery and performance of the Applicable Foreign Obligor Documents executed by such Foreign Obligor are, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Obligor is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided that any notification or authorization described in clause (ii) shall be made or obtained as soon as is reasonably practicable).
       (e) Each Dutch Obligor has given any works council (ondernemingsraad) that under the Works Councils Act (Wet op de ondernemingsraden) has the right to give advice in relation to the entry into and performance of the Credit Documents, the opportunity to give such advice and has obtained unconditional positive advice from such works council.
     6.22 Security Agreement.
     (a) Domestic Security Agreement. The Domestic Security Agreement is effective to create in favor of the Domestic Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when UCC financing statements (or other appropriate notices) in appropriate form are duly filed at the locations identified in the Domestic Security Agreement, the Domestic Security Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens).
     (a) F/X Security Agreement. The F/X Security Agreement is effective to create in favor of the F/X Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when appropriate notices and filings have been made in the appropriate jurisdictions, the F/X Security Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens).
     (a) India Security Agreement. The India Security Agreement is effective to create in favor of the India Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and, when appropriate notices and filings have been made in the appropriate jurisdictions, the India Security Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien (other than Permitted Liens).
     6.23 Pledge Agreement.
     (a) Domestic Pledge Agreement. The Domestic Pledge Agreement is effective to create in favor of the Domestic Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the Domestic Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the UCC) but is not evidenced by a certificate, when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the UCC) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the UCC, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the UCC), when UCC financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor.
     (b) F/X Pledge Agreement. The F/X Pledge Agreement is effective to create in favor of the F/X Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the F/X Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien.
     (c) India Pledge Agreement. The India Pledge Agreement is effective to create in favor of the India Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law) and the India Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien.
ARTICLE VII
AFFIRMATIVE COVENANTS
     Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, each Borrower will, and (except in the case of the covenants set forth in Sections 7.01, 7.02 and 7.03) will cause each of its Subsidiaries to:
     7.01 Financial Statements.
     Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) as soon as available, but in any event not later than the earlier of (i) the date such deliveries are required by the SEC and (ii) ninety days after the end of each fiscal year of EWI, consolidated balance sheets of the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2007), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
     (b) as soon as available, but in any event not later than (i) the date such deliveries are required by the SEC and (ii) forty-five days after the end of each of the first three fiscal quarters of each fiscal year of EWI (beginning with the fiscal quarter ending after the Closing Date), consolidated balance sheets of the Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of EWI’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of EWI as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such statements to be certified by a Responsible Officer of EWI to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of EWI and its Subsidiaries.
     (c) annually not later than March 31 of each year, a BSA/AML Audit for any member of the Consolidated Group that is licensed or actively operating as a money transmitter (or similar designation) conducted by a third party auditor reasonably acceptable to the Administrative Agent and the Required Lenders in form and detail satisfactory, and with results and findings reasonably acceptable, to the Administrative Agent and the Required Lenders.
As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     7.02 Certificates; Other Information.
     Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:
     (a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountant certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event;
     (b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (beginning with the fiscal quarter ending after the Closing Date), a duly completed Compliance Certificate signed by a Responsible Officer of EWI (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Percentage”) before and after giving effect to such changes;
     (c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of EWI by independent accountants in connection with the accounts or books of EWI or any Subsidiary, or any audit of any of them;
     (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of EWI, and copies of all annual, regular, periodic and special reports and registration statements that EWI may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (e) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Credit Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;
     (f) promptly, and in any event within five Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof; and
     (g) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which EWI posts such documents, or provides a link thereto on EWI’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on EWI’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) EWI shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests EWI to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) EWI shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance EWI shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by EWI with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     Each Credit Party hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Credit Party Materials”) by posting the Credit Party

Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Credit Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Credit Party hereby agrees that (w) all Credit Party Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Credit Party Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Credit Party Materials as not containing any material non-public information with respect to any Credit Party or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Credit Party Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Credit Party Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Credit Party Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     7.03 Notification.
     Promptly notify the Administrative Agent:
     (a) of the occurrence of any Default or Event of Default;
     (b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of EWI or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between EWI or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation, investigation or proceeding affecting EWI or any Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by EWI or any Subsidiary, including any determination by the Borrowers referred to in Section 2.10(b); and
     (e) of any announcement by Moody’s or S&P of any change or possible change in the corporate family rating for EWI and its Subsidiaries.
     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of EWI setting forth details of the occurrence referred to therein and stating what EWI has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.
     7.04 Payment of Obligations.
     Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Borrower and its Subsidiaries; (b) all lawful claims that, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by each Borrower and its Subsidiaries; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or relating to such Indebtedness.
     7.05 Preservation of Existence, Etc.
     (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization (except in connection with a transaction permitted by Section 8.04 or 8.05); (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.
     7.06 Maintenance of Properties.
     (a) Maintain, preserve and protect all of its material Property and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;
     (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and
     (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     7.07 Maintenance of Insurance.
     Maintain in full force and effect with financially sound and reputable insurance companies that are not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons. Such insurance shall identify the Collateral Agent as sole loss payee, with respect to flood hazard and casualty insurance, and as additional insured, with respect to liability insurance and provide for not less than thirty days’ prior notice to the Collateral Agent of the termination, lapse or cancellation of any such insurance.
     7.08 Compliance with Laws.
     Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
     7.09 Books and Records.
     Maintain (a) proper books of record and account, in which true and correct entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of such Borrowers and such Subsidiaries and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.
     7.10 Inspection Rights.
     Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided, however, that so long as no Event of Default has occurred and is continuing the Borrowers’ obligation to pay the expenses of any of the foregoing will be limited to (A) one inspection per year (measured from the date of this Credit Agreement and each anniversary thereof) at the Administrative Agent’s discretion and (B) any further inspections resulting from the Administrative Agent’s good faith belief that conditions exist that could result in a Material Adverse Effect; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.
     7.11 Use of Proceeds.
     Use the proceeds of the Credit Extensions to finance EWI’s obligations under the RIA Acquisition Agreement, to finance any other Permitted Acquisition and for other general corporate purposes not in contravention of any Law or of any Credit Document; provided that, notwithstanding anything contained herein to the contrary, Credit Extensions may not be used for the repurchase or redemption of the Convertible Debentures, unless EWI will be in compliance with the financial covenants in Section 8.13 after giving effect thereto on a Pro Forma Basis or (ii) EWI can otherwise demonstrate sufficient liquidity as may be determined by the Administrative Agent and the Required Lenders in their discretion.
     7.12 Approvals and Authorizations.
     Maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Foreign Obligor is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Credit Documents.
     7.13 Joinder of Subsidiaries as Guarantors.
     (a) Domestic Revolving Loan Obligations. In the case of the Domestic Borrowers and their Subsidiaries, where any Domestic Subsidiary of the Domestic Borrowers that is not a Guarantor hereunder (a “Non-Guarantor Domestic Subsidiary”) shall at any time:
       (i) in any case (considered with its Subsidiaries on a consolidated basis) represent more than 5% of the consolidated assets or account for more than 5% of consolidated revenues for the Consolidated Group (in each such case determined as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended), or
       (ii) together with all other such Non-Guarantor Domestic Subsidiaries as a group, represent more than 20% of the consolidated assets or account for more than 20% of the

Consolidated revenues for the Consolidated Group (in each such case determined as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended), then, in any such instance, the Domestic Borrowers will promptly, but in any event within thirty (30) days after the delivery date for annual and quarterly financial statements under subsections (a) and (b) of Section 7.01 as to which a determination has been made that such a joinder is required, cause the joinder of such Domestic Subsidiaries as Domestic Guarantors hereunder pursuant to Joinder Agreements (or such other documentation reasonably acceptable to the Administrative Agent) accompanied by Organization Documents and favorable opinions of counsel to such Domestic Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such that after giving effect thereto the Non-Guarantor Domestic Subsidiaries will not, individually or as a group, exceed the foregoing threshold requirements.
     (b) F/X Obligations. EWI will cause each of the Specified Material Subsidiaries to be a Guarantor hereunder in accordance with the provisions hereof, and in addition, in the case of any F/X Borrower and its Foreign Subsidiaries, where any Foreign Subsidiary of an F/X Borrower is not a Guarantor hereunder (a “Non-Guarantor F/X Subsidiary”) shall at any time:
       (i) in any case (considered with its Subsidiaries on a consolidated basis) represent more than 5% of the consolidated assets or account for more than 5% of the consolidated revenues for the Consolidated Group (in each such case determined as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended), or
       (ii) together with all other such Non-Guarantor Foreign Subsidiaries as a group, represent more than 20% of the consolidated assets or account for more than 20% of the consolidated revenues for the Consolidated Group (in each such case determined as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ended);
then, in any such instance, the F/X Borrowers will, subject to the provisions hereof, promptly, but in any event within 90 days after the delivery date for annual and quarterly financial statements under subsections (a) and (b) of Section 7.01 as to which a determination has been made that such a joinder is required (with extensions as may be deemed necessary or appropriate by the Administrative Agent in its discretion), cause the joinder of such Foreign Subsidiary as an F/X Guarantor hereunder by execution of a Guaranty (or such other documentation reasonably acceptable to the Administrative Agent), in each case accompanied by Organization Documents and favorable opinions of counsel to such Foreign Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such that after giving effect thereto, such Non-Guarantor F/X Subsidiaries will not, individually or as a group, exceed the foregoing threshold requirements; provided that in any such case, the Administrative Agent shall, in consultation with EWI, do an analysis of the relative benefits associated with the prospective guaranty and where, in its reasonable discretion, the Administrative Agent shall make a determination, taking into account local custom and practice, that the costs, circumstances and requirements under local law associated with the guaranty outweigh the relative benefits of the guaranty.
     (c) India Obligations. In the case of any India Borrower and its Foreign Subsidiaries, where any Foreign Subsidiary of an India Borrower is not a Guarantor hereunder (a “Non-Guarantor India Subsidiary”), such India Borrower shall cause the joinder of such Foreign Subsidiary as an India Guarantor hereunder pursuant to a Joinder Agreement (or such other documentation reasonably acceptable to the Administrative Agent) accompanied by Organization Documents and favorable opinions of counsel to such Foreign Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, such that after giving effect thereto, such Non-Guarantor India Subsidiary shall become an India Guarantor.

     (d) Guaranties and Support Obligations in Respect of other Funded Debt. Not give a guaranty or other Support Obligation in respect of Funded Debt, unless (i) the guaranty or other Support Obligation is otherwise permitted hereunder and (ii) any Borrower or Subsidiary giving such guaranty shall have become a Domestic Guarantor, an F/X Guarantor or an India Guarantor, as applicable, pursuant to the terms hereof.
     7.14 Pledge of Capital Stock.
     (a) Pledge. Pledge or cause to be pledged to the Administrative Agent:
       (i) to secure the Obligations (including the Foreign Obligations), (A) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary of EWI, and (B) 65% of the issued and outstanding Capital Stock of each Material First-Tier Foreign Subsidiary; and
       (ii) to secure the F/X Obligations and the India Obligations, (A) the remaining 35% of the issued and outstanding Capital Stock of each Material First-Tier Foreign Subsidiary, and (B) 100% of the issued and outstanding Capital Stock of each Material Foreign Subsidiary (other than First-Tier Foreign Subsidiaries);
provided that the requirement pursuant to clause (a)(i)(B) for the pledge of not more than 65% of the Capital Stock in each Material First-Tier Foreign Subsidiary to secure the Obligations is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes. Accordingly, notwithstanding the provisions of clauses (i) and (ii) above, each Credit Party shall, at the request of the Administrative Agent and after consultation with the Borrowers, pledge or cause to be pledged any greater percentage of its interest in a First-Tier Foreign Subsidiary that, as the result of a change in Law, (1) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary to be treated as a deemed dividend to the United States parent of such Foreign Subsidiary, as determined for United States federal income tax purposes, and (2) would not otherwise reasonably be expected to result in material adverse tax consequences to such Foreign Subsidiary or its United States parent, to secure the Obligations, and shall pledge any remaining interests therein to secure the Foreign Obligations.
     (b) Deliveries. In connection with the foregoing pledges, EWI will or will cause to be delivered to the Administrative Agent:
       (i) Domestic Subsidiaries. The pledge of Capital Stock of the Domestic Subsidiaries will be made pursuant to a Pledge Agreement or pledge joinder agreement(s), together with such filings and deliveries necessary or appropriate to perfect the security interests therein (including, where appropriate, delivery of original share certificates evidencing the pledged interests and undated transfer powers executed in blank), and opinions of counsel relating thereto, all in form, substance and scope reasonably satisfactory to the Administrative Agent, and will be made (A) on the Closing Date, in the case of Domestic Subsidiaries existing on the Closing Date, and (B) otherwise within 45 days (with extensions as may be deemed necessary or appropriate by the Administrative Agent in its discretion) of formation or acquisition.
       (ii) Foreign Subsidiaries. The pledge of Capital Stock of the Material Foreign Subsidiaries will be made pursuant to a Pledge Agreement or pledge joinder agreement(s), together with such filings and deliveries necessary or appropriate to perfect the security interests therein (including, where appropriate, notarization and recordation of local pledge agreements, parallel debt agreements and such other acts necessary or appropriate to give effect to the pledge under local law), and opinions of counsel relating thereto, all in form, substance and scope reasonably satisfactory to the Administrative Agent, and will be made (A) on the Closing Date, in the case of pledged interests in Material First-Tier Foreign Subsidiaries, and (B) otherwise within 90 days (with extensions as may be deemed necessary or appropriate by the Administrative Agent in its discretion) of formation, acquisition or the date when the subject interests are first required to be pledged hereunder (whether upon the Foreign Subsidiary becoming a Material Foreign Subsidiary or otherwise); provided that the Administrative Agent shall, in consultation with EWI, do an analysis of the relative benefits associated with the prospective pledge and where, in its reasonable discretion, the Administrative Agent shall make a determination, taking into account local custom and practice, that the costs, circumstances and requirements under local law associated with the pledge outweigh the relative benefits of the pledge, then in any such case the pledge will not be required.
     7.15 Pledge of Other Property.
     (a) Domestic Personal Property. The Obligations will be secured by a grant of a security interest in substantially all personal property (including all accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment, but not the pledge of Capital Stock which shall be governed by the provisions of Section 7.14 and the Pledge Agreements relating thereto) of EWI and its Domestic Subsidiaries (the “Domestic Grantors”) located in the United States and which may be perfected by filing financing statements under the Uniform Commercial Code or by filing notices of security interests in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office. The scope of the personal property covered by this subsection will not include Excluded Property. In connection with any grant of security interest under this subsection, there will delivered to the Administrative Agent (A) on the Closing Date, in the case of Domestic Grantors existing on the Closing Date, and (B) within thirty (30) days (with extensions as may be deemed necessary or appropriate by the Administrative Agent in its discretion) of formation, acquisition or the date when the subject interests are first required to be pledged hereunder, (i) a security agreement in form and substance reasonably satisfactory to the Administrative Agent, executed in multiple counterparts, (ii) notices of grant of security interest in respect of intellectual property with the United States Copyright Office or the United States Patent and Trademark Office reasonably satisfactory to the Administrative Agent, executed in multiple counterparts, (iii) such opinions of counsel as the Administrative Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Administrative Agent, (iv) evidence of casualty insurance (consistent with the requirements for insurance hereunder) on personal property showing the Collateral Agent as loss payee (if insurance is provided by a commercial insurer), and (v) such other filings and deliveries as may be necessary or appropriate as determined by the Administrative Agent in its reasonable discretion.
     (b) Foreign Personal Property. Except as may be agreed by the Administrative Agent, the Obligations of the Foreign Credit Parties will be secured by a grant of a security interest in all material personal property (including all accounts, contract rights, deposit accounts, chattel paper, insurance proceeds, inventory, investments and financial assets, general intangibles, intellectual property, licenses, machinery and equipment) of the Foreign Credit Parties located outside the United States with a fair value in excess of $5 million in any instance (or otherwise determined to be material in the reasonable discretion of the Administrative Agent). The scope of the security interests will contain exceptions and qualifications reasonably acceptable to the Administrative Agent, and will not include Excluded Property. Further, the Administrative Agent, in consultation with EWI, shall do an analysis of the relative benefits associated with the prospective pledge and where, in its reasonable discretion, the Administrative Agent shall make a determination, taking into account local custom and practice, that the costs, circumstances and requirements under local law associated with the pledge outweigh the relative benefits of the pledge, then, in any such case, the pledge will not be required. In connection with the a grant of security interests under this subsection, there will be delivered to the Administrative Agent within ninety (90) days (with extensions as may be deemed necessary or appropriate by the Administrative Agent in its discretion) of formation, acquisition or the date when the subject interests are first required to be pledged hereunder, (i) a security agreement in form and substance reasonably satisfactory to the Administrative Agent, executed in multiple counterparts, (ii) filings and notices of grant of security interest in respect of such personal property as may be necessary or appropriate to perfect the subject interests and otherwise reasonably satisfactory to the Administrative Agent, (iii) such opinions of counsel as the Administrative Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Administrative Agent, (iv) evidence of casualty insurance (consistent with the requirements for insurance hereunder) on personal property showing the Collateral Agent and loss payee (if insurance is provided by a commercial insurer), and (v) such other deliveries as may be customary, necessary or appropriate in the subject jurisdiction as determined by the Administrative Agent in its reasonable discretion. For the avoidance of doubt, in no event will any security interest granted by any of the Foreign Credit Parties secure any of the Domestic Loan Obligations.
     7.16 Further Assurances.
     EWI will provide, or cause to be provided, the following:
     (a) Delivery of Guaranties from Material Foreign Subsidiaries. Within 90 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), EWI will provide or cause to be provided, Guaranties from the Material Foreign Subsidiaries required hereunder (including as set forth on Schedule 5.01 hereto) but which were not provided on the Closing Date, including conforming changes in respect of local law and related instruments, where necessary or appropriate under local law, and together with opinions of local counsel relating thereto, in form and substance acceptable to the Administrative Agent in its discretion.
     (b) Pledge of Material First-Tier Foreign Subsidiaries. Within 90 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), EWI will provide or cause to be provided, a pledge of those ownership interests in Material First-Tier Foreign Subsidiaries required to be pledged hereunder (including as set forth on Schedule 5.01 hereto) but which were not provided on the Closing Date, including local pledge agreements and related instruments, where necessary or appropriate under local law, and together with opinions of local counsel relating thereto, in form and substance acceptable to the Administrative Agent in its discretion.
     (c) Pledge of Material Foreign Subsidiaries. Within 90 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), EWI will provide or cause to be provided, a pledge of those ownership interests in Material Foreign Subsidiaries (other than the Material First-Tier Foreign Subsidiaries) required to be pledged hereunder (including as set forth on Schedule 5.01 hereto) but which were not provided on the Closing Date, including local pledge agreements and related instruments, where necessary or appropriate under local law, and together with opinions of local counsel relating thereto, in form and substance acceptable to the Administrative Agent in its discretion.
     (d) Security Interests in Personal Property of Certain Foreign Subsidiaries. Within 90 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), EWI will provide or cause to be provided, a pledge of those ownership interests in Material Foreign Subsidiaries (other than the Material First-Tier Foreign Subsidiaries) required to be pledged hereunder (including as set forth on Schedule 5.01 hereto) but which were not provided on the Closing Date, including local pledge agreements and related instruments, where necessary or appropriate under local law, and together with opinions of local counsel relating thereto, in form and substance acceptable to the Administrative Agent in its discretion.
     (e) Amendments to Credit Agreement with Respect to the India Obligations. As soon as practicable, but in any event within 30 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), EWI and the other Credit Parties will deliver duly executed counterparts to an amendment to this Credit Agreement that, in the reasonable judgment of local counsel in India upon consultation with the India Borrower’s local India counsel, are necessary or advisable to comply with the law of India (including any mandates or requirements of the Royal Bank of India).
     (f) Process Agent Appointment Letter. Within 20 days of the Closing Date (or such later date as may be acceptable to the Administrative Agent in its discretion), each English Obligor will provide or cause to be provided, evidence that the relevant process agent has accepted its appointment, for such English Obligor, to acts as its agent for service of process in relation to the proceedings before the Courts of the State of New York in connection with any Credit Document.
     7.17 Interest Rate Protection.
     Enter into, within sixty (60) days of the Closing Date, and maintain one or more Swap Contracts on such terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost for a period of two (2) years from the Closing Date with respect to a notional amount equal to at least twenty-five percent (25%) of the aggregate principal amount of the Term Loans outstanding.
ARTICLE VIII
NEGATIVE COVENANTS
     Until the Loan Obligations shall have been paid in full or otherwise satisfied, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will not, and will not permit any of their Subsidiaries to:
     8.01 Liens.
     Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
     (a) Liens pursuant to any Credit Document securing the Loan Obligations;
     (b) Liens in favor of a Lender or any of its Affiliates pursuant to a Swap Contract or Treasury Management Agreement permitted hereunder, but only to the extent that (i) the obligations under such Swap Contract or Treasury Management Agreement are permitted under Section 8.03, (ii) such Liens are on the same collateral that secures the Loan Obligations and (iii) the obligations under such Swap Contract or Treasury Management Agreement and the Loan Obligations share pari passu (subject to Section 9.03) in the collateral that is subject to such Liens;
     (c) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(d) and (e);

     (d) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
     (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;
     (f) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
     (g) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (h) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
     (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;
     (j) Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets; provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
     (k) Liens on the property or assets of any Person that becomes a member of the Consolidated Group following the Closing Date to the extent such Liens exist at the time such Person becomes a member of the Consolidated Group; provided such Liens are not created in contemplation thereof and do not extend to any property or assets of any other member of the Consolidated Group;
     (l) cash deposited with banks that participate in the Consolidated Group’s ATM network in the ordinary course of business to secure cash contributed by such banks for use in the ATM network and cash deposited with vendors or suppliers of PIN’s or mobile phone time to members of the Consolidated Group in the ordinary course of business to secure accounts payable to such vendors or suppliers;
     (m) rights or Liens granted to vendors or suppliers of PIN’s or on-line mobile or long distance phone time (including, without limitation, telephone operators) in PIN inventory, PIN accounts receivable or restricted cash accounts associated with the purchase or sale of PIN’s or phone time, including the rights and Liens of mobile operators in the Mobile Network Trust Arrangement;
     (n) Liens under UCC § 4-210 and Liens in deposit accounts created under the standard deposit agreement of any financial institution at which such Loan Party maintains a deposit account;

     (o) cash collateral in an aggregate amount of up to €25 million to secure letters of credit or bank guarantees required by mobile phone operators;
     (p) as permitted under German law, property ownership transfers made for security purposes (Sicherungseigentum), retention of title arrangements (Eigentumsvorbehalt) and assignments of claims, rights and receivables made for security purposes (Sicherungsabtretungen), in each case made in the ordinary course of business; and
     (q) other Liens securing Indebtedness of not more than $10 million; provided that such Liens shall relate to specific property and shall not be blanket liens.
     8.02 Investments.
     Make or permit to exist any Investments, except:
     (a) cash and Cash Equivalents;
     (b) Investments (including intercompany Investments) existing on the date hereof and listed on Schedule 8.02;
     (c) to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Borrowers and their Subsidiaries in an aggregate amount not to exceed $2 million at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;
     (d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
     (e) Investments by members of the Consolidated Group in and to EWI and its wholly-owned Domestic Subsidiaries;
     (f) Investments by EWI and its wholly-owned Domestic Subsidiaries in and to wholly-owned Foreign Subsidiaries of EWI that are organized under the laws of an Approved Jurisdiction without limit, where such Foreign Subsidiaries are Credit Parties hereunder (including, for purposes hereof, Foreign Subsidiaries as to which EWI has given notice of intention to have joined as a Guarantor in accordance with the provisions of Section 7.13, provided that failure to have any such Foreign Subsidiary joined as a Guarantor together with delivery of the other items required in connection therewith within the requisite period provided therein will be an immediate Event of Default hereunder), and otherwise in an aggregate principal amount not to exceed $25 million;
     (g) Investments by and between wholly-owned Foreign Subsidiaries of EWI that are organized under the laws of an Approved Jurisdiction and other wholly-owned Foreign Subsidiaries of EWI that are organized under the laws of an Approved Jurisdiction;
     (h) Investments by and between wholly-owned Foreign Subsidiaries of EWI that are not organized under the laws of an Approved Jurisdiction and other wholly-owned Foreign Subsidiaries of EWI that are not organized under the laws of an Approved Jurisdiction;
     (i) Investments by EWI, its wholly-owned Domestic Subsidiaries and its wholly-owned Foreign Subsidiaries that are organized under the laws of an Approved Jurisdiction in and to (i) non-

wholly-owned Foreign Subsidiaries that are organized under the laws of an Approved Jurisdiction in an aggregate principal amount not to exceed $25 million where such non-wholly owned Foreign Subsidiaries are Credit Parties hereunder (including, for purposes hereof, Foreign Subsidiaries as to which EWI has given notice of intention to have joined as a Guarantor in accordance with the provisions of Section 7.13, provided that failure to have any such Foreign Subsidiary joined as a Guarantor together with delivery of the other items required in connection therewith within the requisite period provided therein will be an immediate Event of Default hereunder), and otherwise in an aggregate principal amount not to exceed $25 million, (ii) Foreign Subsidiaries that are not organized under the laws of an Approved Jurisdiction (other than China), whether or not wholly-owned, in an aggregate principal amount not to exceed $25 million where such Foreign Subsidiaries are Credit Parties hereunder (including, for purposes hereof, Foreign Subsidiaries as to which EWI has given notice of intention to have joined as a Guarantor in accordance with the provisions of Section 7.13, provided that failure to have any such Foreign Subsidiary joined as a Guarantor together with delivery of the other items required in connection therewith within the requisite period provided therein will be an immediate Event of Default hereunder), and otherwise in an aggregate principal amount not to exceed $25 million and (iii) Foreign Subsidiaries that are organized under the laws of China, whether or not wholly-owned and whether or not a Guarantor, in an aggregate principal amount not to exceed $50 million;
     (j) Support Obligations permitted by Section 8.03(m);
     (k) Investments made as part of Permitted Acquisitions;
     (l) Investments in seller “take-back” notes in connection with a Disposition of assets not prohibited by this Credit Agreement; provided that 75% of the aggregate amount of consideration given by the seller in such Disposition shall have cash or Cash Equivalents; and
     (m) other Investments of a type not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed $25 million.
     8.03 Indebtedness.
     Create, incur, assume or suffer to exist any Indebtedness, except:
     (a) Indebtedness under the Credit Documents;
     (b) Indebtedness of EWI under the Convertible Senior Debentures in an aggregate principal amount of up to $140 million, and any refinancings, refundings, renewals or extensions thereof, provided that in the case of any such refinancing, refunding, renewal or extension, (i) the principal amount thereof shall not be increased, except to include a reasonable premium and reasonable fees and expenses incurred, (ii) the final maturity and average-life-to-maturity will not be shortened, and (iii) the covenants, terms and provision of the indenture, note purchase agreement, credit agreement or other governing instrument will not be less favorable to EWI and the Consolidated Group, in any material respect, than the indenture governing the Convertible Senior Debentures;
     (c) Indebtedness of EWI under the Convertible Subordinated Debentures in an aggregate principal amount of up to $175 million, and any refinancings, refundings, renewals or extensions thereof, provided that in the case of any such refinancing, refunding, renewal or extension, (i) the principal amount thereof shall not be increased, except to include a reasonable premium and reasonable fees and expenses incurred, (ii) the final maturity and average-life-to-maturity will not be shortened, (iii) the such Indebtedness shall be subordinated on the same basis as the Convertible Subordinated Debentures or otherwise subordinated on terms reasonably acceptable to the Administrative Agent and the Required

Lenders, and (iv) the covenants, terms and provisions of the indenture, note purchase agreement, credit agreement or other governing instrument will not be less favorable to EWI and the Consolidated Group, in any material respect, than the indenture governing the Convertible Subordinated Debentures;
     (d) Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof, provided that in the case of any such refinancing, refunding, renewal or extension, (i) the principal amount thereof shall not be increased, except to include a reasonable premium and reasonable fees and expenses incurred, (ii) the final maturity and average-life-to-maturity will not be shortened, and (iii) the covenants, terms and provision of the indenture, note purchase agreement, credit agreement or other governing instrument will not be less favorable to EWI and the Consolidated Group, in any material respect, than the indenture, note purchase agreement, credit agreement or other governing instrument relating to the Indebtedness being refinanced, refunded, renewed or extended;
     (e) Indebtedness under capital leases, Synthetic Lease obligations and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case for capital assets and any refinancings, refundings, renewals or extensions thereof, provided that (i) when incurred such Indebtedness shall not exceed the purchase price or cost of construction of the subject asset, (ii) no such Indebtedness may be refinanced, refunded, renewed or extended for a principal amount in excess of the principal balance outstanding thereon at the time of refinancing, and (iii) the aggregate principal amount of all such Indebtedness shall not exceed $25 million at any time;
     (f) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that (i) such obligations are entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
     (g) intercompany Indebtedness among members of the Consolidated Group to the extent permitted by Section 8.02;
     (h) Indebtedness in respect of performance bonds and surety bonds incurred in the ordinary course of business;
     (i) Indebtedness consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the Acquisitions or Dispositions otherwise permitted hereunder;
     (j) Indebtedness consisting of financial or contractual performance guaranties by EWI and other members of the Consolidated Group to secure the performance obligations of members of the Consolidated Group in the ordinary course of business consistent with past practice;
     (k) Indebtedness acquired or assumed in connection with a Permitted Acquisition, provided that such Indebtedness was not incurred in anticipation or contemplation of such Permitted Acquisition;
     (l) Indebtedness of up to €20 million under letters of credit or bank guaranties required by mobile phone operators;
     (m) Indebtedness of up to €20 million in overdraft protection for Foreign Subsidiaries;

     (n) Support Obligations by members of the Consolidated Group in respect of Indebtedness otherwise permitted under the foregoing clauses of this Section, provided that if the Support Obligations relate to Subordinated Debt, the Support Obligations relating thereto shall be subordinated on the same basis as the Subordinated Debt to which it relates; and
     (o) other Funded Debt not contemplated in the foregoing clauses of this Section in an aggregate principal amount not to exceed (i) $10 million, in the case of EWI, (ii) $5 million, in the case of any member of the Consolidated Group other than EWI, and (iii) $30 million in the aggregate for all members of the Consolidated Group other than EWI.
     (p) other Funded Debt of EWI, provided that EWI can demonstrate that it will be in compliance with the financial covenants in Section 8.13 after giving effect thereto on a Pro Forma Basis.
     8.04 Mergers and Dissolutions.
     (a) Enter into a transaction of merger or consolidation; provided that so long as no Default or Event of Default then exists or would result therefrom:
       (i) EWI and other members of the Consolidated Group that are Domestic Subsidiaries may merge or consolidate with other members of the Consolidated Group, provided that (A) if EWI is a party to the merger or consolidation, it shall be the surviving entity, (B) if a Domestic Subsidiary that is a Borrower hereunder shall be a party to the merger or consolidation, then it shall be the surviving entity (unless EWI or another Domestic Subsidiary that is a Borrower is also a party to the merger or consolidation, in which case EWI or the other Domestic Subsidiary that is a Borrower shall be the surviving entity), and (C) if the transaction of merger or consolidation involves both a Domestic Subsidiary and a Foreign Subsidiary, then the Domestic Subsidiary shall be the surviving entity;
       (ii) members of the Consolidated Group that are Foreign Subsidiaries may merge or consolidate with other members of the Consolidated Group, provided that (A) if EWI is a party to the merger or consolidation, it shall be the surviving entity, (B) if a Foreign Subsidiary that is a Borrower hereunder is a party to a merger or consolidation, then it shall be the surviving entity (unless EWI or a Domestic Subsidiary that is a Borrower are a party to the merger or consolidation, in which case EWI or the Domestic Subsidiary that is a Borrower shall be the surviving entity), (C) if the transaction of merger or consolidation involves both a Domestic Subsidiary and a Foreign Subsidiary, then the Domestic Subsidiary shall be the surviving entity, and (D) if the transaction of merger or consolidation involves two or more Foreign Subsidiaries and one or more of the Foreign Subsidiaries are organized under the laws of an Approved Jurisdiction, then the surviving entity shall be a Foreign Subsidiary that is organized under the laws of an Approved Jurisdiction; and
       (iii) members of the Consolidated Group may merge or consolidate with Persons that are not members of the Consolidated Group, provided that (A) if EWI is a party to the merger or consolidation, it shall be the surviving entity, (B) if a Subsidiary of EWI that is a Borrower, Domestic or Foreign, is a party to the merger or consolidation, the Subsidiary that is a Borrower will be the surviving entity, and (C) the transaction shall be a Permitted Acquisition or a Permitted Disposition.

     (b) Except for EWI and Subsidiaries that are Borrowers hereunder, members of the Consolidated Group may be dissolved, liquidated or otherwise have their existence terminated.
     8.05 Dispositions.
     Make or permit Dispositions, except for Permitted Dispositions.
     8.06 Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
            (a) Subsidiaries of EWI may pay dividends and make distributions in respect of their Capital Stock;
            (b) EWI may declare and make dividend payments or other distributions payable solely in its common stock or other equity interests;
       (c) EWI may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issuance of new shares of its common stock or other common equity interests;
       (d) EWI may make payment on or in respect of (i) the stock appreciation rights or contingent valuation rights granted in connection with the RIA Acquisition, and (ii) cash redemption of fractional interests on exercise of rights of conversion under the Convertible Debentures; and
       (e) EWI and its subsidiaries may make payment on, in respect of, or in connection with (i) a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement or (ii) Capital Stock, options, warrants and other rights to acquire Capital Stock issued or granted in connection with any Permitted Acquisition (including, without limitation, the issuance of equity interests, including Capital Stock, as consideration in connection with any acquisition permitted hereunder, whether as original purchase consideration or in satisfaction of subsequent earn-out obligations, and the sale of equity interests, including Capital Stock, for the sole purpose of financing any acquisition permitted hereunder).
       (f) EWI may repurchase the Convertible Debentures on a Repurchase Date to the extent such payment would not require a mandatory prepayment under Section 2.06 (b)(vi); and
       (g) EWI may make other Restricted Payments only with the prior written consent of the Administrative Agent and the Required Lenders.
     8.07 Change in Nature of Business.
     Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

     8.08 Change in Fiscal Year.
     EWI will not change its fiscal year without the prior written consent of the Required Lenders.
     8.09 Transactions with Affiliates.
     Enter into any transaction of any kind with any Affiliate of EWI, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to EWI or such Subsidiary as would be obtainable by EWI or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.
     8.10 Covenants Regarding Convertible Debentures and Other Subordinated Debt. EWI will not, nor will it permit any other members of the Consolidated Group to:
     (a) amend, modify or waive, or permit the amendment, modification or waiver of, the indentures or other governing documents relating to the Convertible Debentures or other Subordinated Debt;
     (b) make or offer to make any sinking fund payment, payment, prepayment, redemption, defeasance, purchase or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or otherwise segregate funds with respect to the Convertible Debentures or other Subordinated Debt, other than:
     (i) regularly scheduled payments of principal and interest (including contingent interest, if any) required to be made in cash;
     (ii) conversions of the Convertible Debentures into common stock of EWI; and
     (iii) the redemption, retirement, repurchase, acquisition for value or payments of cash in connection with (A) exercise by the holder of the right to cause a repurchase the Convertible Debentures at the holders’ option generally, (B) exercise by EWI of the right to redeem the Convertible Debentures at its option, or (C) exercise by the holder of the right cause a repurchase of the Convertible Debentures at the holder’s option on a “change of control”, in each case in accordance with the terms of the indentures or other governing documents relating thereto.
     8.11 Subsidiary Dividend Restrictions. Other than this Credit Agreement and the indentures or other governing documents relating to the Convertible Debentures, the Domestic Subsidiaries of EWI will not enter into any Contractual Obligation that limits the ability of any such Domestic Subsidiary to declare or make dividend payments or other Restricted Payments.
     8.12 Use of Proceeds.
     Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     8.13 Financial Covenants.
     (a) Consolidated Net Worth. At any time, permit Consolidated Net Worth to be less than the sum of (i) 75% of Consolidated Net Worth (as established by the financial statements delivered pursuant to Section 7.01(b) for the fiscal quarter ending March 31, 2007) after giving effect to the RIA Acquisition on a Pro Forma Basis plus (ii) an amount equal to 50% of cumulative Consolidated Net Income (but not less than zero) from the end of the first fiscal quarter to occur after the Closing Date, plus (ii) an amount equal to 75% of net cash proceeds from Equity Transactions occurring after the Closing Date.
     (b) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter, permit the Consolidated Total Leverage Ratio to be greater than:

Maximum Consolidated Total
Applicable Period	Leverage Ratio

Closing Date through December 30, 2007	5.5:1.0
December 31, 2007 through September 29, 2008	5.0:1.0
September 30, 2008 and thereafter	4.5:1.0

     (c) Consolidated Senior Secured Leverage Ratio. As of the end of each fiscal quarter, permit the Consolidated Senior Secured Leverage Ratio to be greater than:

Maximum Consolidated Senior
Applicable Period	Secured Leverage Ratio

Closing Date through December 30, 2007	3.25:1.0
December 31, 2007 through September 29, 2008	3.0:1.0
September 30, 2008 and thereafter	2.75:1.0

     (d) Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, permit the Consolidated Fixed Charge Coverage Ratio to be less than:

Minimum Consolidated Fixed
Applicable Period	Charge Coverage Ratio

Closing Date through December 30, 2007	1.25:1.0
December 31, 2007 through September 29, 2008	1.35:1.0
September 30, 2008 and thereafter	1.50:1.0

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
     9.01 Events of Default.
     Any of the following shall constitute an Event of Default:
     (a) Non-Payment. Any Borrower or any other Credit Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any

Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or
     (b) Specific Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11, 7.13, 7.14 or 7.15 or Article VIII; or
     (c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days; or
     (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or
     (e) Cross-Default. (i) Any member of the Consolidated Group (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which EWI or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which EWI or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by EWI or such Subsidiary as a result thereof is greater than $10 million; or
     (f) Insolvency Proceedings, Etc. Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
     (g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
     (h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $10 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5 million; or
     (j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or
     (k) Change of Control. There occurs any Change of Control.
     9.02 Remedies Upon Event of Default.
     If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitments of the Lenders to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
     (c) require that the F/X Borrowers and India Borrowers Cash Collateralize the F/X L/C Obligations and the India L/C Obligations (in each case, in an amount equal to the then Outstanding Amount thereof); and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it or to the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     9.03 Application of Funds.
     After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including all reasonable fees, expenses and disbursements of any law firm or other counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including all reasonable fees, expenses and disbursements of any law firm or other counsel to the respective Lenders and the respective L/C Issuers and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders, the Swingline Lender and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Credit Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Credit Party and any Lender, or any Affiliate of a Lender and (d) the Administrative Agent for the account of the applicable L/C Issuers, to Cash Collateralize that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X
ADMINISTRATIVE AGENT AND COLLATERAL AGENT
     10.01 Appointment and Authorization of Administrative Agent.
     (a) Each of the Lenders and the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither any Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
     (b) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.
     10.02 Rights as a Lender.
     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with EWI or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

     10.03 Exculpatory Provisions.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to EWI or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Borrower, a Lender or an L/C Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Administrative Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     10.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     10.05 Delegation of Duties.
     The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     10.06 Resignation of the Administrative Agent.
     The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
     10.07 Non-Reliance on Administrative Agent and Other Lenders.
     Each of the Lenders and the L/C Issuers acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each of the Lender and the L/C Issuers also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.
     10.08 No Other Duties.
     Anything herein to the contrary notwithstanding, neither the Sole Lead Arranger nor the Sole Book Manager listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.
     10.09 Administrative Agent May File Proofs of Claim.
     In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts or Treasury Management Agreements to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any

amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.
     10.10 Collateral and Guaranty Matters.
     The Lenders and the L/C Issuers irrevocably authorize the Administrative Agent, at its option and in its discretion,
     (a) to release any Lien on any property granted to or held by the Administrative Agent under any Credit Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;
     (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 8.01(j); and
     (c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
     Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.10.
ARTICLE XI
MISCELLANEOUS
     11.01 Amendments, Etc.
     (a) No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the applicable Borrower or the applicable Credit Party, as the case may be, and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:
     (i) unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

     (A) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,
     (B) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,
     (C) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (v) of the last proviso of this Section 11.01) any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,
     (D) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,
     (E) amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;
     (F) change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,
     (G) release all or substantially all of the Guarantors from their obligations under the Credit Documents (other than as provided herein or as appropriate in connection with transactions permitted hereunder, in which case such release may be made by the Administrative Agent acting alone);
     (H) release all or substantially all of the Collateral in any transaction or series of related transactions; or
     (I) amend the definition of “Interest Period” so as to permit intervals in excess of six months;
     (ii) unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall:
     (A) waive any Default or Event of Default for purposes of Section 5.02,

     (B) amend or waive any mandatory prepayment on Revolving Obligations under Section 2.06(b) or the manner of application thereof to the Revolving Obligations under Section 2.06(c), or
     (C) amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), Section 7.13 (Joinder of Additional Guarantors), Article VIII (Negative Covenants), Article IX (Events of Default), this Section 11.01(a)(ii) or the definition of “Required Revolving Lenders”;
     (iii) unless also signed by the Required Tranche B Term Lenders, no such amendment, waiver or consent shall:
     (A) amend or waive any mandatory prepayment on the Tranche B Term Loan under Section 2.06(b) or the manner of application thereof to the Tranche B Term Loan under Section 2.06(c), or
     (B) amend or waive the provisions of this Section 11.01(a)(iii) or the definition of “Required Tranche B Term Lenders”;
     (iv) unless also consented to in writing by the applicable L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Credit Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
     (v) unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Credit Agreement;
     (vi) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document; and
     (vii) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;
provided however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     (b) Additional Commitments or Tranches. For the avoidance of doubt and notwithstanding provisions to the contrary in this Section 11.01, this Credit Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent for the Incremental Credit Facilities contemplated in subsections (e) and (f) of Section 2.01, and otherwise, the Credit Parties and the Required Lenders, in each case, to (i) increase the aggregate amount of commitments under any of the respective facilities, (ii) add one or more additional borrowing tranches hereunder and to provide for the ratable sharing of the benefits of this Credit Agreement and the other Credit Documents with the other commitments and Obligations contemplated herein and therein, and (iii) include the lenders providing the commitments and extensions of credit therefor in the determination of “Required Lenders” and /or to provide consent rights for such lenders consistent with those afforded under clauses (ii), (iii) and (iv) of Section 11.01(a) above.
     11.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to any Borrower, the Administrative Agent, any L/C Issuer or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE CREDIT PARTY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE CREDIT PARTY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE CREDIT PARTY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower or any other Credit Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or any other Credit Party’s or the Administrative Agent’s transmission of Credit Party Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower or any other Credit Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (c) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the L/C Issuers and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Credit Party Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Credit Party or its securities for purposes of United States Federal or state securities laws.
     (d) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swingline Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     11.03 No Waiver; Cumulative Remedies.
     No failure by any Lender, any L/C Issuer, Swingline Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     11.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), an L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Aggregate Commitment Percentage or, in the case of L/C Obligations, Revolving Commitment Percentage (determined in each case as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer and the Swingline Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     11.05 Payments Set Aside.
     To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent on demand its applicable share (without duplication)

of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.
     11.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned, subject to clause (C) below; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5 million, in the case of Revolving Commitments, and $1 million, in the case of the Tranche B Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, each applicable Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; and

     (C) The value of the rights assigned or transferred must at least be EUR 50,000 (or its equivalent in other currencies) or, if the value is lower, the assignee or transferee qualifies as a professional market party under the terms of the Dutch Financial Supervision Act (Wet op het Financieel Toezicht).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among its separate Revolving Commitments and Term Loan Commitments on a non-pro rata basis;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of each applicable Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved fund;
     (C) the consent of the applicable L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the applicable Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Revolving Commitment.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any Borrower’s Affiliate or Subsidiary.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each applicable Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any Borrower’s Affiliate or Subsidiary) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with each applicable Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless each applicable Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of each such Borrower, to comply with Sections 3.01(e) and 3.06 as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as L/C Issuer or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in L/C Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (b) any successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
     11.07 Treatment of Certain Information; Confidentiality.
     Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it

(including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee or pledgee under Section 11.06(f) of or Participant in, or any prospective assignee or pledgee under Section 11.06(f) of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the applicable Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.
     For purposes of this Section, “Information” means all information received from EWI or any Subsidiary relating to EWI or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by EWI or any Subsidiary, provided that, in the case of information received from EWI or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning EWI or any of its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.
     11.08 Right of Setoff.
     If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Credit Agreement or any other Credit Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Credit Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify each applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

     11.09 Interest Rate Limitation.
     Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     11.10 Counterparts; Integration; Effectiveness.
     This Credit Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Credit Agreement and the other Credit Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
     11.11 Survival of Representations and Warranties.
     All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     11.12 Severability.
     If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     11.13 Replacement of Lenders.
     If (a) any Lender requests compensation under Section 3.04, (b) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders (including, without limitation, by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders of a particular class of loans, or (d) any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (i) the respective Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(iv);
     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and, with respect to Revolving Lenders, L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
     (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (iv) such assignment does not conflict with applicable Laws; and
     (v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank or financial institution consents to the proposed change, waiver, discharge or termination;
     provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and, with respect to the Revolving Lenders, participations in L/C Obligations pursuant to this Section 11.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the respective Borrower to require such assignment and delegation cease to apply.
     11.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK;

provided however, that notwithstanding anything to the contrary contained herein, the India Obligations under this Credit Agreement shall be governed by, and construed in accordance with, the Laws of India, without reference to its conflict of laws principles, and to the extent any provisions of this Credit Agreement apply or relate to the India Obligations or any revolving credit or term loan facilities for the India Borrower or its Subsidiaries, such provisions shall be governed by, and construed in accordance with, the laws of India, without reference to its conflict of laws principles.
     (b) SUBMISSION TO JURISDICTION. EACH OF THE BORROWERS AND OTHER CREDIT PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF SUCH STATE AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY BORROWER OR ANY OTHER CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. EACH OF THE BORROWERS AND OTHER CREDIT PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS CREDIT AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     11.15 Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE,

AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     11.16 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between such Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (B) each of such Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) such Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for such Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to such Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to any Borrower, any other Credit Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     11.17 USA PATRIOT Act Notice.
     Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Patriot Act.
     11.18 Judgment Currency.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the

Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
     11.19 Designation as Senior Debt.
     All Obligations shall be “Designated Senior Debt” for purposes of and as defined in (i) that certain Indenture dated as of October 4, 2005, between EWI and U.S. Bank National Association, as trustee, and all supplemental indentures thereto.
     11.20 Limitations of the German Obligors’ Liability.
     To the extent a German Obligor is jointly and severally liable under this Credit Agreement and the Credit Documents for liabilities of other Borrowers which are direct or indirect shareholders of the respective German Obligor (“German Obligor Shareholder”) or for liabilities of a German Obligor Shareholder’s affiliate within the meaning of §§ 15 et seq. German Stock Corporation Act (Aktiengesetz) (other than subsidiaries of the respective German Obligor) (such liability being referred to as “Up-Stream Liabilities”) the respective German Credit Party’s liability shall be subject to the following restrictions.
     (a) Limitation of Liability. The Administrative Agent and the Lenders agree not to assert and enforce any Up-Stream Liabilities against the respective German Obligor to the extent that the enforcement of such liabilities against the respective German Obligor would result in (i) a reduction of the respective German Obligor’s Net Assets (Nettovermögen) (as defined in (b) below) to an amount less than its registered share capital (Stammkapital), or (ii) if the Net Assets had prior to such enforcement already fallen below the amount of the registered share capital, a further reduction of the Net Assets, and thereby affect the assets required for the statutory preservation of the German Borrower’s registered share capital according to §§ 30, 31 of the German Act on Limited Liability Companies (GmbHG).
     (b) Determination of Net Asset’s Value. The value of the Net Assets (the “Net Assets”) shall be calculated as the sum of the balance sheet items shown under § 266 subsection 2 lit. (A), (B) and (C) of the German Commercial Code (Handelsgesetzbuch), less the sum of the balance sheet items shown under § 266 subsection 3 lit. (B), (C) (however not taking into account shareholder loans to the extent they constitute equity replacing loans (eigenkapitalersetzende Darlehen)) and (D) of the German Commercial Code, and determined in accordance with the principles for ordinary bookkeeping and the preparation of balance sheets as they were consistently applied by the German Borrower in preparing its unconsolidated balance sheets (Jahresabschluss according to § 42 German Act on Limited Liability Companies, §§ 242, 264 of the German Commercial Code in previous years, save that for the determination of Net Assets the lower of the book value (Buchwert) and realization value (Liquidationswert) shall be relevant.

     (c) Realization of Assets. If the respective German Obligor is of the opinion that an enforcement of Up-Stream Liabilities against the respective German Obligor results in one of the effects described in (a) above, the respective German Obligor shall notify promptly, however, no later than one week after the Administrative Agent claims payment on any such liability against the respective German Obligor, the amount of the Net Assets to the Administrative Agent. If the Administrative Agent disagrees with the amount of the Net Assets notified by the respective German Obligor, the Administrative Agent shall so notify the respective German Obligor within one week after receipt of the respective German Obligor’s notification of the Net Assets pursuant to the preceding sentence. In this case the Administrative Agent shall engage a firm of auditors of international standard and repute which shall proceed to review the accounts of the respective German Obligor in order to prepare an up to date balance sheet and to determine the Net Assets. Such balance sheet and determination of Net Assets shall be prepared in accordance with the principles set forth in (b) above. The Administrative Agent shall immediately notify the respective German Obligor of the engagement of the auditor. The respective German Obligor shall render the assistance required to facilitate the aforementioned review of accounts and shall allow full access to its books, accounts and other necessary company records. The Administrative Agent shall procure that the auditors forward the balance sheet and the determination of the Net Assets to the respective German Obligor and the Administrative Agent with a copy to EWI, immediately after their preparation. The Administrative Agent shall refrain from enforcing any Up-Stream Liabilities until the respective German Obligor has received the auditor’s balance sheet and the determination of the Net Assets, such determination being final and binding on the German Borrower, the Administrative Agent and the Lenders.
     (d) Realization of Assets. If the respective German Obligor is of the opinion that an enforcement of an Up-Stream Liability results in one of the effects described in (a) above, the respective German Obligor shall, to the extent legally permitted and commercially justifiable, first realize any and all of its assets that are shown in its balance sheet with a book value that is significantly lower than its market value if such assets are not necessary for operating the respective German Obligor’s business (nicht betriebsnotwendig).
     (e) No Prejudice for Future Enforcement. No restriction of the assertion and enforcement of any Up-Stream Liability against the respective German Obligor will prejudice the rights of the Administrative Agent to enforce any still outstanding Up-Stream Liability against the respective German Obligor in accordance with the terms of this Credit Agreement and the Credit Documents, to the extent a situation having the effects described in (a) above subsequently ceases to exist.
     (f) No Limitation in Case of Passed on Loan Proceeds. The restrictions on the assertion and enforcement of any Up-Stream Liability against the respective German Obligor set forth in this Section 11.20 shall not apply as far as the assertion and enforcement of such Up-Stream Liability pertains to proceeds of the Loans which were loaned or otherwise passed on to the respective German Obligor to the extent that such proceeds are still outstanding at the time of the enforcement of any Up-Stream Liability against the respective German Obligor.
     (g) Adjustment of Registered Share Capital. For the purposes of this Section 11.20 the registered share capital of the respective German Obligor shall be adjusted by deducting the amount of any increase in the respective German Obligor’s registered share capital, resolved after the date of this Credit Agreement that (i) is made out of retained earnings (nominal capital increase — Kapitalerhöhung aus Gesellschaftmitteln) or (ii) is not fully paid up.
[SIGNATURES ON FOLLOWING PAGES]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

DOMESTIC BORROWERS:	EURONET WORLDWIDE, INC.

	By:	/s/ Jeffrey B. Newman
	Name:	Jeffrey B. Newman
	Title:	Executive Vice President

EURONET PAYMENTS & REMITTANCE, INC.

	By:	/s/ Eric T. Mettemeyer
	Name:	Eric T. Mettemeyer
	Title:	Treasurer

DOMESTIC GUARANTORS:	EURONET WORLDWIDE, INC.

	By:	/s/ Jeffrey B. Newman
	Name:	Jeffrey B. Newman
	Title:	Executive Vice President

EURONET PAYMENTS & REMITTANCE, INC.

	By:	/s/ Eric T. Mettemeyer
	Name:	Eric T. Mettemeyer
	Title:	Treasurer

EURONET USA, INC.

	By:	/s/ Eric T. Mettemeyer
	Name:	Eric T. Mettemeyer
	Title:	Treasurer

PAYSPOT, INC.

	By:	/s/ Rick Weller
	Name:	Rick Weller
	Title:	Executive Vice President
credit agreement

F/X BORROWERS:	EFT SERVICES HOLDINGS BV

	By:	/s/ Jeffrey B. Newman
	Name:	Jeffrey B. Newman
Title:

DELTA EURONET GmbH

	By:	/s/ Rick Weller
	Name:	Rick Weller
Title:

E-PAY HOLDINGS LTD

	By:	/s/ Rick Weller
	Name:	Rick Weller
Title:

INDIA BORROWER:	EURONET SERVICES INDIA PVT LTD.

	By:	/s/ Shyam C. Sunder
	Name:	Shyam C. Sunder
	Title:	Wholetime Director
credit agreement

ADMINISTRATIVE AGENT
(FOR DOMESTIC LOAN OBLIGATIONS AND
F/X OBLIGATIONS) :	BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

	By:	/s/ Mike Brashler
	Name:	Mike Brashler
	Title:	Vice President
credit agreement

ADMINISTRATIVE AGENT
(FOR INDIA OBLIGATIONS):	BANK OF AMERICA, N.A., acting through its Mumbai Branch, as Administrative Agent for all India related credit facilities

	By:	/s/ Vineet Anurag
	Name:	Vineet Anurag
	Title:	Senior Vice President
credit agreement

LENDERS:	BANK OF AMERICA, N.A., as Domestic L/C Issuer, F/X L/C Issuer, Domestic Swingline Lender and as a Lender

	By:	/s/ John P. Mills
	Name:	John P. Mills
	Title:	Senior Vice President
credit agreement

BANK OF AMERICA, N.A., acting through its Mumbai Branch, as India Revolving Lender and India L/C Issuer

By:	/s/ Vineet Anurag
Name:	Vineet Anurag
Title:	Senior Vice President
credit agreement

BANK OF KANSAS CITY, N.A.

By:	/s/ Matthew J. Mason
Name:	Matthew J. Mason
Title:	Vice President
credit agreement

CALIFORNIA BANK & TRUST, A CALIFORNIA BANKING CORPORATION

By:	/s/ Ursula St. Geme
Name:	Ursula St. Geme
Title:	Vice President
credit agreement

CITIBANK, N.A.

By:	/s/ Scott A. Miller
Name:	Scott A. Miller
Title:	Vice President
credit agreement

HARRINGTON BANK, A DIVISION OF LOS PADRES BANK

By:	/s/ Gregory L. Sweeney
Name:	Gregory L. Sweeney
Title:	Senior Vice President
credit agreement

KEYBANK NATIONAL ASSOCIATION

By:	/s/ David A. Wild
Name:	David A. Wild
Title:	Vice President
credit agreement

LLOYDS TSB BANK PLC

By:	/s/ Deborah Carlson
Name:	Deborah Carlson
Title:	Director, Corporate Banking USA

By:	/s/ Carlos Lopez
Name:	Carlos Lopez
Title:	Associate Director, Corporate Banking USA
credit agreement

NATIONAL CITY BANK

By:	/s/ Michael L. Monnniger
Name:	Michael L. Monnniger
Title:	Senior Vice President
credit agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jason C. Nadler
Name:	Jason C. Nadler
Title:	Vice President
credit agreement

Schedule 1.01
MANDATORY COST FORMULAE
1.	The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
(a)	the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b)	the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as practicable thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the Borrowers or any Lender, deliver to the Borrowers or such Lender as the case may be, a statement setting forth in reasonable detail the calculation of any Mandatory Cost.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a)	in relation to any Loan in the lawful currency of the United Kingdom (“Sterling” or “£”):

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)
(b)	in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300
Where:
“A”	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B”	is the percentage rate of interest (excluding the Applicable Percentage, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

“C”	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D”	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E”	is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent or the Company, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and the Borowers, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
(a)	its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.
9.	The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 2.01
LENDERS AND COMMITMENTS

		Domestic						Tranche B Term
		Revolving		F/X Revolving	India	India Revolving	Tranche B	Loan
	Domestic Revolving	Commitment	F/X Revolving	Commitment	Revolving	Commitment	Term Loan	Commitment
Lender	Commitment	Percentage	Commitment	Percentage	Commitment	Percentage	Commitment	Percentage
Bank of America, N.A.	$8,000,000.00	8.888888889%	$8,000,000.00	8.888888889%	$0.00	0.000000000%	$182,500,000.00	96.052631578%

California Bank & Trust	$16,500,000.00	18.333333334%	$16,500,000.00	18.333333334%	$0.00	0.000000000%	$0.00	0.000000000%

Citibank, N.A.	$13,500,000.00	15.000000000%	$13,500,000.00	15.000000000%	$0.00	0.000000000%	$2,500,000.00	1.315789474%

Bank of Kansas City, N.A.	$12,000,000.00	13.333333333%	$12,000,000.00	13.333333333%	$0.00	0.000000000%	$0.00	0.000000000%

Lloyds TSB Bank plc	$12,000,000.00	13.333333333%	$12,000,000.00	13.333333333%	$0.00	0.000000000%	$0.00	0.000000000%

U.S. Bank National Association	$12,000,000.00	13.333333333%	$12,000,000.00	13.333333333%	$0.00	0.000000000%	$2,500,000.00	1.315789474%

KeyBank National Association	$9,000,000.00	10.000000000%	$9,000,000.00	10.000000000%	$0.00	0.000000000%	$2,500,000.00	1.315789474%

National City Bank	$7,000,000.00	7.777777778%	$7,000,000.00	7.777777778%	$0.00	0.000000000%	$0.00	0.000000000%

Bank of America, N.A., acting through its Mumbai Branch	$0.00	0.000000000%	$0.00	0.000000000%	$10,000,000.00	100.000000000%	$0.00	0.000000000%

TOTAL	$90,000,000.00	100.000000000%	$90,000,000.00	100.000000000%	$10,000,000.00	100.000000000%	$190,000,000.00	100.000000000%

Schedule 2.03
EXISTING LETTERS OF CREDIT
Schedule 2.03 — Existing Stand-by Letters of Credit
Euronet Worldwide Inc.
As of March 31, 2007
Letters of Credit

Bank	LC #	Exp. Date	Purpose	Amount in original currency	Beneficiary	3/31/2007

Bank of America	3057489	8/31/2009	Poland	$53,505		53,505
Bank of America	3062412	4/15/2007	Romania Lease	€89,000	CitiBank Romania	118,370
Bank of America	3083093	6/9/2007	Spain guaranty for Vodafone	€2,000,000	Vodafone	2,660,000
Bank of America	3084255	9/11/2007	Bosnia - auction	€100,000	BoA London	133,000

Total amount in USD:						2,964,875

EUR/USD rate						1.33

Schedule 2.03 — Existing Stand-by Letters of Credit
RIA Envia
As of March 31, 2007
Letters of Credit

Bank	LC #	Exp. Date	Amount in original currency	Beneficiary	3/31/2007

CALIFORNIA BANK & TRUST	SB99-9942	5/31/2007	$300,000	Cardservice Int'l., CA	300,000
CALIFORNIA BANK & TRUST	SB99-9984	5/31/2007	$100,000	Banco Bolivariano, EC	100,000
UNION BANK OF CALIFORNIA	*	7/31/2007	$1,000,000	Bancomer	1,000,000

Total amount in USD:					1,400,000

*	NOTE: issued by Barr/Kunik on behalf of RIA

Schedule 2.14
DESIGNATED BORROWERS

Borrower	Domestic Revolving Commitments	F/X Revolving Commitments	India Revolving Commitments
EWI	Aggregate Domestic Revolving Committed Amount	N/A	N/A

EPR	Aggregate Domestic Revolving Committed Amount	N/A	N/A

EFT Services Holding BV	N/A	Aggregate F/X Revolving Committed Amount	N/A

e-pay Holdings LTD	N/A	Aggregate F/X Revolving Committed Amount	N/A

Delta Euronet GmbH	N/A	Aggregate F/X Revolving Committed Amount	N/A

Euronet Services India Pvt. Ltd	N/A	N/A	Aggregate India Revolving Committed Amount

RIA Envia Inc.	Aggregate Domestic Revolving Committed Amount	N/A	N/A

Continental Exchange Solutions Inc.	Aggregate Domestic Revolving Committed Amount	N/A	N/A

SCHEDULE 5.01
SCHEDULE OF CLOSING
Schedule 5.01 — Schedule of Closing
Deliveries
Euronet Worldwide, Inc.

Ö — Delver on Closing Date							Officer’s			Stock Pledged	Stock Pledged
SFC — Deliver Shortly Following Closing Date					Domestic	Domestic	Cert with	US Legal	Foreign	under Domestic	under Foreign	Personal
90 Days — Deliver 90 days following Closing		Credit		Joinder	Security	Pledge	Corporate	Opinions	Local Legal	Pledge	Pledge	Property Pledge
TBD — To Be Determined	Organized	Agreement	Guaranty	Agreement	Agreement	Agreement	Deliveries	(incldg NY)	Opinions	Agreement	Agreement	under local law
DOMESTIC BORROWERS:
Euronet Worldwide, Inc.	DE	Ö	N/A	N/A	Ö	Ö	Ö	Ö	N/A	N/A	N/A	N/A
Euronet Payments & Remittance, Inc.	NC	Ö	N/A	N/A	Ö	Ö	Ö	Ö	N/A	Ö (100%)	N/A	N/A
RIA Envia Inc.	NY	N/A	N/A	Ö	Ö (Joinder)	Ö (Joinder)	Ö	Ö	N/A	Ö (100%)	N/A	N/A
Continental Exchange Solutions	DE	N/A	N/A	Ö	Ö (Joinder)	Ö (Joinder)	Ö	Ö	N/A	Ö (100%)	N/A	N/A

F/X BORROWERS:
EFT Services Holdings BV	Netherlands	Ö	Ö	N/A	N/A	N/A	Ö	Ö	Ö	Ö (65%)	Ö (35%)	Not Required
Delta Euronet GmbH	Germany	Ö	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	Not Required
e-pay Holdings Ltd.	Eng & Wales	Ö	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	90 Days

INDIA BORROWER:
Euronet Services India Pvt Ltd	India	Ö	N/A	N/A	N/A	N/A	Ö	Ö	Ö	N/A	N/A	Not Required

DOMESTIC GUARANTORS:
Euronet Worldwide, Inc.	DE	Ö	N/A	N/A	Ö	Ö	Ö	Ö	N/A	N/A	N/A	N/A
Euronet Payments & Remittance, Inc.	NC	Ö	N/A	N/A	Ö	Ö	Ö	Ö	N/A	Ö (100%)	N/A	N/A
Euronet USA, Inc.	AR	Ö	N/A	N/A	Ö	SFC	Ö	Ö	N/A	Ö (100%)	N/A	N/A
PaySpot, Inc.	DE	Ö	N/A	N/A	Ö	SFC	Ö	Ö	N/A	Ö (100%)	N/A	N/A
RIA Envia Inc.	NY	N/A	N/A	Ö	Ö (Joinder)	Ö (Joinder)	Ö	Ö	N/A	Ö (100%)	N/A	N/A
RIA Telecommunications of New York	NY	N/A	N/A	Ö	Ö (Joinder)	Ö (Joinder)	Ö	Ö	N/A	Ö (100%)	N/A	N/A
Continental Exchange Solutions	DE	N/A	N/A	Ö	Ö (Joinder)	Ö (Joinder)	Ö	Ö	N/A	Ö (100%)	N/A	N/A

F/X GUARANTORS:
Euronet Worldwide, Inc.	DE	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	N/A	N/A	N/A
Euronet Payments & Remittance, Inc.	NC	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	Ö (100%)	N/A	N/A
Euronet USA, Inc.	AR	Ö	N/A	N/A	N/A	SFC	Ö	Ö	N/A	Ö (100%)	N/A	N/A
PaySpot, Inc.	DE	Ö	N/A	N/A	Ö	SFC	Ö	Ö	N/A	Ö (100%)	N/A	N/A
EFT Services Holdings BV	Netherlands	Ö	Ö	N/A	N/A	N/A	Ö	Ö	Ö	Ö(65%)	Ö (35%)	Not Required
Delta Euronet GmbH	Germany	Ö	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	Not Required
e-pay Holdings Ltd.	Eng & Wales	Ö	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	90 Days
Bankomat 24/Eruonet Sp.z.o.o.	Poland	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	Not Required
Euronet Services GmbH	Germany	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	Not Required
e-pay Limited	Eng & Wales	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	90 Days

e-pay Australia Holdings Pty Ltd	NSW, AUS	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	Ö (65%)	Ö (35%)	90 Days
e-pay Australia Pty Ltd	NSW, AUS	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	SFC (100%)	90 Days
Euronet Adminisztracios Szolgaltato Kft.	Hungary	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	N/A	Not Required
Euronet Banktechnikai Szolgaltato Kft.	Hungary	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	N/A	Not Required
Euronet Pay and Transactions Services SRL	Italy	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	N/A	Not Required
Euronet Telecarga S.L.	Spain	N/A	Ö	N/A	N/A	N/A	Ö	Ö	Ö	N/A	N/A	90 Days

Schedule 6.14
SUBSIDIARIES
Euronet Worldwide, Inc. Subsidiaries (all with one class of Capital Stock)
Euronet’s wholly owned subsidiaries are:
•	EFT Services Holding B.V., incorporated in the Netherlands

•	Euronet Banktechnikai Szolgaltato Kft., incorporated in Hungary

•	Euronet Adminisztracios Szolgaltato Kft., incorporated in Hungary

•	Bankomat 24/Euronet Sp. z.o.o., incorporated in Poland

•	EFT-Usluge d o.o., incorporated in Croatia

•	Euronet Services GmbH, incorporated in Germany

•	Euronet Services spol. s.r.o., incorporated in the Czech Republic

•	Euronet Services SRL, incorporated in Romania

•	Euronet USA Inc. incorporated in Arkansas, U.S.A.

•	EFT Services Hellas EPE, incorporated in Greece

•	Euronet Services Slovakia, spol. s r.o., incorporated in Slovakia

•	e-pay Limited, incorporated in England and Wales

•	e-pay Holdings Limited, incorporated in England and Wales

•	e-pay Australia Pty Ltd, incorporated in New South Wales, Australia

•	e-pay Australia Holdings Pty Ltd, incorporated in Victoria, Australia

•	e-pay New Zealand Pty Ltd, incorporated in New Zealand

•	c-pay Money Transfer Ltd, incorporated in England and Wales

•	Transact Elektronische Zahlungssysteme GmbH, incorporated in Germany

•	Delta Euronet GmbH, incorporated in Germany

•	Cashnet Holding B.V., incorporated in the Netherlands (in liquidation)

•	PaySpot, Inc., incorporated in Delaware, U.S.A.

•	Euronet Telerecarga. S.L., incorporated in Spain

•	Euronet e-pay Spain S.L., incorporated in Spain

•	Euronet Payments and Remittance, Inc., incorporated in North Carolina, U.S.A.

•	Europlanet d.o.o., incorporated in Serbia

•	Euronet Card Services, S.A. (formerly Instreamline S.A.), incorporated in Greece

•	EWI Foreign Holdings Limited, incorporated in Cyprus

•	Euronet Asia Holdings Limited, incorporated in Hong Kong

•	Euronet Services India Private Limited, incorporated in India

•	Euronet Essentis Limited, incorporated in England and Wales

•	Euronet Ukraine LLC, incorporated in Ukraine

•	Euronet Bulgaria EOOD, incorporated in Bulgaria

•	Euronet Pay and Transaction Services SRL, incorporated in Italy

•	Commercial Warfield S.L.
Euronet also had shareholdings in the following companies that are not wholly owned. There are pre-emptive rights, or other buy/sell arrangements with respect to the shareholdings marked with an asterisk:
•	PT G4S Euronet Indonesia, incorporated in Indonesia, of which 47.02% of the shares are owned by EFT Services Holdings B.V.*

•	e-pay Malaysia Sdn Bhd, incorporated in Malaysia, of which e-pay Limited owns 40% of the share capital.*

•	ATX, Ltd., incorporated in England and Wales, of which 51% is owned by Euronet Worldwide, Inc.

•	Euronet Services LLC incorporated in Russia, of which 95% is owned by EFT Services Holdings B.V.

•	Euronet Meflur Movilcarga S.L., incorporated in Spain, of which 80% is owned by Euronet Telerecarga S.L.*

•	Euronet Middle East W.L.L., incorporated in Babrain of which 49% is owned by EFT Services Holdings B.V.*

•	Jiayintong (Beijing) Technology Development Co. Ltd., incorporated in the Peoples Republic of China, of which 75% is owned by Euronet Asia Holdings Limited*

Schedule 6.18
TAXPAYER IDENTIFICATION NUMBERS
Euronet Worldwide, Inc.
4601 College Blvd., Suite 300
Leawood, KS 66211
FEIN:  74-2806888
Euronet Payments & Remittance, Inc.
4424 Taggart Creek Road, Suite 101
Charlotte, NC 28208
FEFN:  56-1241779
EFT Services Holding BV
Strawinskylaan 3105 Atrium,
1077 ZX Amsterdam,
The Netherlands
FEIN:  NONE
Delta Euronet GmbH
Friedrichstrasse 200
Berlin 10117
Germany
FEIN:  98-0466455
e-pay Holdings Ltd.
2nd Floor, Kelting House
Southemhay, Basildon, Essex SS14 1NU
United Kingdom
FEIN:  NONE
Euronet Services India Pvt. Ltd.
West Quadrant, II Floor, IL&FS Financial Center
Bandra Kula Complex, Bandra East
400 051 Mumbai
India
FEIN:  NONE

Schedule 8.01
EXISTING LIENS
Schedule 8.01 — Existing Liens
Euronet Worldwide, Inc. and

	Country	Item Amount
BORROWERS
Euronet Worldwide, Inc.	USA
Capital Leases		$—
Other		$—

Delta Holdings	Germany
Capital Leases		$—
Other		$—

e-pay Holdings	UK
Capital Leases		$—
Other		$—

EFT Services B.V.	The Netherlands
Capital Leases		$—
Other		$—

SUBSIDIARIES
e-pay Ltd.	UK
Capital Leases		$—
Other		$—

ATX Ltd.	UK
Capital Leases		$—
Other		$—

Euronet Essentis Ltd.	UK
Capital Leases		$252,624
Other

Omega Logic Ltd.	UK
Capital Leases		$—
Other

e-pay Money Transfer Ltd.	UK
Capital Leases		$—
Other		$—

Transact	Germany
Capital Leases		$—
Other		$31,802

	Country	Item Amount
Euronet Services GmbH	Germany
Capital Leases		$3,357,055
Other		$—

e-pay Australia Holdings Pty. Ltd.	Australia
Capital Leases		$—
Other		$—

e-pay Australia Pty Ltd.	Australia
Capital Leases		$—
Other		$—

e-pay New Zealand Pty Ltd.	New Zealand
Capital Leases		$—
Other		$—

EFT Usluge d.o.o.	Croatia
Capital Leases		$—
Other		$—

e-pay Spain SL	Spain
Capital Leases		$—
Other		$—

Euronet Telerecarga SL	Spain
Capital Leases		$46,000
Other		$—

Euronet Movilcarga SL	Spain
Capital Leases		$260,635
Other		$—

Euro Services spol s.r.o	Czech Republic
Capital Leases
Other

Euronet Services Slovakia spol	Slovakia
Capital Leases
Other

EWI Foreign Holdings Ltd	Cyprus
Capital Leases		$—
Other		$—

Euronet Asia Holdings Ltd	Hong Kong
Capital Leases		$—
Other		$—

Jia Yin (Beijing) Technology	China
Development Co.		$—
Capital Leases		$—
Other		$—

	Country	Item Amount
Bankomat 24 / Euronet Sp. z.o.o	Poland
Capital Leases		$13,099,483
Other		$—

Euronet Banktechnikai Szolgaltato	Hungary
Capital Leases		$810,112
Other		$—

Euronet Adminisztracios	Hungary
Capital Leases
Other

Euronet Services SRL	Romania
Capital Leases		$88,830
Other

Brodos SRL	Romania
Capital Leases		$178,200
Other

Euronet Services India Pvt Ltd.	India
Capital Leases		$1,971,870
Other		—

Euronet Card Services SA	Greece
Capital Leases		$1,266,000
Other		$—

Euronet EFT Services Greece EPE	Greece
Capital Leases		$—
Other (purchase obligations)		$440,000

Euronet Services LLC	Russia
Capital Leases		$—
Other

Europlanet d.o.o. Beograd	Serbia
Capital Leases		$9,500
Other		$—

Euronet Ukraine LLC	Ukraine
Capital Leases		$—
Other

Euronet Bulgaria EOOD	Bulgaria
Capital Leases		$174,089
Other

	Country	Item Amount
Euronet Pay and Transaction	Italy
Capital Leases		$—
Other		$—

PaySpot, Inc.	USA
Capital Leases		$717,360
Other		$—

Euronet USA, Inc.	USA
Capital Leases		$—
Other		$—

Euronet Payments and Remittance	USA
Capital Leases Other		$74,602 Springs + Wachovia

RIA	USA
Capital Leases		$532,000
Other		$400,000 Cash
collateral for CBT SBLC

Schedule 8.02
EXISTING INVESTMENTS

	Country	Item Amount
BORROWERS
Euronet Worldwide, Inc.	USA
Intercompany Investments			$143,395,770

Intercompany Indebtedness			$—
Other Investments			$—

Delta Holdings	Germany
Intercompany Investments			$1,501,652

Intercompany Indebtedness			$53,960,000
Other Investments			$—

e-pay Holdings	UK
Intercompany Investments			$3,767,000

Intercompany Indebtedness			$68,453,743
Other Investments			$—

EFT Services B.V.	The Netherlands
Intercompany Investments			$97,517,622

Intercompany Indebtedness			$334,063,877
Other Investments			$—

SUBSIDIARIES
e-pay Ltd.	UK
Intercompany Investments			$4,087

Intercompany Indebtedness			$218,566
Other Investments			$26,359

ATX Ltd	UK
Intercompany Investments			$—

Intercompany Indebtedness			$—
Other Investments			$—

Euronet Essentis Ltd	UK
Intercompany Investments		$

	Country	Item Amount
Intercompany Indebtedness		$639,075
Other Investments		$—

Omega Logic Ltd	UK
Intercompany Investments		$17,078

Intercompany Indebtedness		$—
Other Investments		$—

e-pay Money Transfer Ltd	UK
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Transact	Germany
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Euronet Services GmbH	Germany
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

e-pay Australia Holdings Pty Ltd.	Australia
Intercompany Investments		$3,720,000

Intercompany Indebtedness		$16,285,654
Other Investments		$—

e-pay Australia Pty Ltd.	Australia
Intercompany Investments		$124,978

Intercompany Indebtedness		$904,921
Other Investments		$—

	Country	Item Amount
e-pay New Zealand Pty Ltd.	New Zealand
Intercompany Investments			$—

Intercompany Indebtedness			$193,293

Funds set aside for
Telecom New Zealand
Other Investments			$1,500,000

EFT Usluge d.o.o.	Croatia
Intercompany Investments			$—

Intercompany Indebtedness			$—
Other Investments			$—

e-pay Spain SL	Spain
Intercompany Investments			$—

Intercompany Indebtedness			$—
Other Investments			$—

Euronet Telerecarga SL	Spain
Intercompany Investments			$10,563,968

Intercompany Indebtedness			$48,458,959
Other Investments			$—

Euronet Movilcarga SL	Spain
Intercompany Investments		$

Intercompany Indebtedness			$15,817,850
Other Investments			$—

Euronet Services spol s.r.o.	Czech Republic
Intercompany Investments			$—

Intercompany Indebtedness			$2,999,000
Other Investments			$—

Euronet Services Slovakia spol s.r.o.	Slovakia
Intercompany Investments			$—

Intercompany Indebtedness			$—
Other Investments			$—

EWI Foreign Holdings Ltd	Cyprus
Intercompany Investments			$316,400

	Country	Item Amount
Intercompany Indebtedness			$—
Other Investments			$—

Euronet Asia Holdings Ltd	Hong Kong
Intercompany Investments			$2,000,006

Intercompany Indebtedness			$—
Other Investments			$—

Jia Yin (Beijing) Technology Development Co.	China
Intercompany Investments			$—

Intercompany Indebtedness			$—
Other Investments			$—
$

Bankomat 24 / Euronet Sp. z.o.o.	Poland
Intercompany Investments			$—

Intercompany Indebtedness			$—
Other Investments			$—

Euronet Banktechnikai Szolgaltato Kft	Hungary
Intercompany Investments			$—

Intercompany Indebtedness			$—
Other Investments			$—

Euronet Adminisztracios Szolgaltato Kft	Hungary
Intercompany Investments			$—

Intercompany Indebtedness			$2,102,254
Other Investments			$—

Euronet Services SRL	Romania
Intercompany Investments			$—

Intercompany Indebtedness			$608,680
Other Investments			$—

	Country	Item Amount
Brodos SRL	Romania
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Euronet Services India Pvt Ltd	India
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Euronet Card Services SA	Greece
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Euronet EFT Services Greece EPE	Greece
Intercompany Investments		$17,552,180

Intercompany Indebtedness		$16,051,000
Other Investments		$—

Euronet Services LLC	Russia
Intercompany Investments		$—

Intercompany Indebtedness		$125,000
Other Investments		$—

Europlanet d.o.o. Beograd	Serbia
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Euronet Ukraine LLC	Ukraine
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

	Country	Item Amount
Euronet Bulgaria EOOD	Bulgaria
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Euronet Pay and Transaction Services SRL	Italy
Intercompany Investments		$—

Intercompany Indebtedness		$34,955,300
Other Investments		$—

PaySpot, Inc.	USA
Intercompany Investments		$—

Intercompany Indebtedness		$28,017,930
Other Investments		$—

Euronet USA, Inc.	USA
Intercompany Investments		$—

Intercompany Indebtedness		$—
Other Investments		$—

Euronet Payments and Remittance Inc.	USA
Intercompany Investments		$—

Intercompany Indebtedness		$25,819,000
Other Investments		$—

Comercial Warfield S.L.	Spain
Intercompany Investments		$87,433,000

Intercompany Indebtedness		$88,495,530
Other Investments		$—

Schedule 8.03
EXISTING INDEBTEDNESS

	Country	Item Amount
BORROWERS
Euronet Worldwide, Inc.	USA
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$324,000,000

Delta Holdings	Germany
Intercompany Indebtedness		$53,960,000
Capital Leases		$—
Other Indebtedness		$—

e-pay Holdings	UK
Intercompany Indebtedness		$68,453,743
Capital Leases		$—
Other Indebtedness		$—

EFT Services B.V.	The Netherlands
Intercompany Indebtedness		$334,063,877
Capital Leases		$—
Other Indebtedness		$—

SUBSIDIARIES

e-pay Ltd.	UK
Intercompany Indebtedness		$218,566
Capital Leases		$—
Other Indebtedness		$—

ATX Ltd	UK
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Euronet Essentis Ltd	UK
Intercompany Indebtedness		$639,075
Capital Leases		$252,624
Other Indebtedness		$—

Omega Logic Ltd	UK
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

	Country	Item Amount
e-pay Money Transfer Ltd	UK
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Transact	Germany
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Euronet Services GmbH	Germany
Intercompany Indebtedness		$—
Capital Leases		$3,357,055
Other Indebtedness		$137,253

e-pay Australia Holdings Pty Ltd.	Australia
Intercompany Indebtedness		$16,285,654
Capital Leases		$—
Other Indebtedness		$—

e-pay Australia Pty Ltd.	Australia
Intercompany Indebtedness		$904,921
Capital Leases		$—
Other Indebtedness		$—

e-pay New Zealand Pty Ltd.	New Zealand
Intercompany Indebtedness		$193,293
Capital Leases		$—
Other Indebtedness		$1,300,000

EFT Usluge d.o.o.	Croatia
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

e-pay Spain SL	Spain
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Euronet Telerecarga SL	Spain
Intercompany Indebtedness		$48,458,959
Capital Leases		$46,000
Other Indebtedness		$25,080,000

	Country	Item Amount
Euronet Movilcarga SL	Spain
Intercompany Indebtedness		$15,817,850
Capital Leases		$260,635
Other Indebtedness		$2,376,000

Euronet Services spol s.r.o.	Czech Republic
Intercompany Indebtedness		$2,999,000
Capital Leases		$—
Other Indebtedness		$3,452,000

Euronet Services Slovakia spol s.r.o.	Slovakia
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

EWI Foreign Holdings Ltd	Cyprus
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Euronet Asia Holdings Ltd	Hong Kong
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Jia Yin (Beijing) Technology Development Co.	China
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—
$—
Bankomat 24 / Euronet Sp. z.o.o.	Poland
Intercompany Indebtedness		$—
Capital Leases		$13,099,483
Other Indebtedness		$—

Euronet Banktechnikai Szolgaltato Kft	Hungary
Intercompany Indebtedness		$—
Capital Leases		$810,112
Other Indebtedness		$—

Euronet Adminisztracios Szolgaltato Kft	Hungary
Intercompany Indebtedness		$2,102,254
Capital Leases		$—
Other Indebtedness		$—

	Country	Item Amount
Euronet Services SRL	Romania
Intercompany Indebtedness		$608,680
Capital Leases		$88,830
Other Indebtedness		$—

Brodos SRL	Romania
Intercompany Indebtedness		$—
Capital Leases		$178,200
Other Indebtedness		$—

Euronet Services India Pvt Ltd	India
Intercompany Indebtedness		$—
Capital Leases		$1,971,870
Other Indebtedness		$7,200,000

Euronet Card Services SA	Greece
Intercompany Indebtedness		$—
Capital Leases		$1,266,000
Other Indebtedness		$—

Euronet EFT Services Greece EPE	Greece
Intercompany Indebtedness		$16,051,000
Capital Leases		$—
Other Indebtedness		$—

Euronet Services LLC	Russia
Intercompany Indebtedness		$125,000
Capital Leases		$—
Other Indebtedness		$—

Europlanet d.o.o. Beograd	Serbia
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Euronet Ukraine LLC	Ukraine
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Euronet Bulgaria EOOD	Bulgaria
Intercompany Indebtedness		$—
Capital Leases		$174,089
Other Indebtedness		$—

	Country	Item Amount
Euronet Pay and Transaction Services SRL	Italy
Intercompany Indebtedness		$34,955,300
Capital Leases		$—
Other Indebtedness		$—

PaySpot, Inc.	USA
Intercompany Indebtedness		$28,017,930
Capital Leases		$717,360
Other Indebtedness		$—

Euronet USA, Inc.	USA
Intercompany Indebtedness		$—
Capital Leases		$—
Other Indebtedness		$—

Euronet Payments and Remittance Inc.	USA
Intercompany Indebtedness		$25,819,000
Capital Leases		$74,602
Other Indebtedness		$—

Comercial Warfield S.L.	Spain
Intercompany Indebtedness		$88,495,530
Capital Leases		$—
Other Indebtedness		$—

Schedule 11.02
NOTICE ADDRESSES
BORROWER AND EACH OTHER CREDIT PARTY:
[Applicable Noticee]
c/o Euronet Worldwide, Inc.
4601 College Boulevard
Suite 300
Leawood, Kansas 66211
ADMINISTRATIVE AGENT
Agency Servicing: (Domestic and F/X Commitments)

Primary:	Runzia Bob	(daily borrowing/repaying activity)
Telephone: (214) 209-9732
Fax: (214) 290-9646

Secondary:	Deanna Betik
Assistant Vice President/Team Leader
Telephone: (214) 209-3259
Fax: (214) 290-9414

Wire Instructions:	Bank of America, N.A.
ABA #: 026-009-593
901 Main Street
Acct.#: 1292-000-883
Dallas, Texas 75202
Attn: Credit Services
Ref: Euronet Worldwide, Inc.

Agency Management:	Bozena Janociak	(financial reporting requirements,
	Agency Officer	bank group communications)
Bank of America
231 South LaSalle Street
Chicago, Illinois 60697
Mail Code: IL1-231-08-30
Telephone: (312) 828-3597
Fax: (877) 207-0732
Email: Bozena.janociak@bankofamerica.com

Letters of Credit:
Standby:	Trade Operations – Los Angeles
1000 W Temple St
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Attention: Tai Anh Lu
Telephone: (213) 481-7840
Fax: (213) 580-8442
Email: tai_anh.lu@bankofamerica.com

India Obligations:	Namita Taneja
Bank of America
Nariman Point
Mumbai, India 400-021
Telephone: (741) 610-01-01
namita.taneja@bankofamerica.com

Exhibit 2.01
FORM OF LENDER JOINDER AGREEMENT
     THIS LENDER JOINDER AGREEMENT (this “Agreement”) dated as of                     , 200___to the Credit Agreement referenced below is by and among [NEW LENDER] (the “New Lender”), the Borrowers, Guarantors and Administrative Agent under the Credit Agreement referenced below. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement referenced below.
WITNESSETH
     WHEREAS, pursuant to that certain Credit Agreement, dated as of April 4 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”), the Lenders have agreed to provide the Borrower with revolving credit and term loan facilities;
     WHEREAS, pursuant to Section 2.01(e) of the Credit Agreement, the Company has requested that the New Lender provide an additional [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] [Commitment] under the Credit Agreement; and
     WHEREAS, the New Lender has agreed to provide the additional [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] [Commitment] on the terms and conditions set forth herein and to become a “Lender” under the Credit Agreement in connection therewith;
     NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. The New Lender hereby agrees to provide [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Commitments to the [Domestic] [F/X] [India] Borrowers during the Commitment Period in an amount up to its [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Committed Amount set forth on Schedule 2.01 attached hereto. The New Lender’s [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Commitment Percentage shall be as set forth on Schedule 2.01 attached hereto. The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.
     [2. The New Lender shall be deemed to have purchased, without recourse, a risk participation from the [Domestic] [F/X] [India] L/C Issuer in all [Domestic] [F/X] [India] Letters of Credit issued or existing under the Credit Agreement (including Existing [Domestic] [F/X] [India] Letters of Credit) and the obligations arising thereunder in an amount equal to its [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Commitment Percentage of the obligations under such [Domestic] [F/X] [India] Letters of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the [Domestic] [F/X] [India] L/C Issuer and discharge when due, its [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Commitment Percentage of the obligations arising under such [Domestic] [F/X] [India] Letters of Credit.]
     3. The New Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the date hereof, it shall be bound by the provisions of the Credit Agreement as a [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Lender thereunder and shall have the obligations of a [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, based on such information, has made such analysis and decision independently and without reliance on either Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the New Lender; and (b) agrees that (i) it will, independently and without reliance on either Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Lender. If so required at the date hereof for EFT Services Holding BV to comply with its obligations under the Dutch Banking Act or the regulations or policies promulgated thereunder, the New Lender explicitly declares and represents that (x) it a professional market party (professionele marktpartif) within the meaning of Dutch Banking Act (Vrijstellingsregeling Wtk 1992), (y) it is aware that it does not benefit from creditor protection under the Dutch Banking Act and (z) it has made its own appraisal of EFT Services Holding BV.
     4. Each of the undersigned Borrowers and the Guarantors agrees that, as of the date hereof, the New Lender shall (a) be a party to the Credit Agreement, (b) be a “[Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Lender” for all purposes of the Credit Agreement and the other Credit Documents and (c) have the rights and obligations of a [Domestic] [F/X] [India] [Revolving] [Tranche B Term Loan] Lender under the Credit Agreement and the other Credit Documents.
     5. The address of the New Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by the New Lender to the Administrative Agent.
     6. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract.
     7. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

NEW LENDER:	[NEW LENDER],
as New Lender

By:

Name:
Title:

[DOMESTIC BORROWERS:	EURONET WORLDWIDE, INC.

By:

Name:
Title:

EURONET PAYMENTS & REMITTANCES, INC.

By:

Name:
Title:

[DESIGNATED BORROWER]

By:

Name:
Title:

DOMESTIC GUARANTORS:	EURONET WORLDWIDE, INC.

By:

Name:
Title:

EURONET PAYMENTS & REMITTANCES, INC.

By:

Name:
Title:

EURONET USA INC.

By:

Name:
Title:

PAYSPOT INC.

By:

Name:
Title:]

[F/X BORROWERS:	EFT SERVICES HOLDINGS BV

By:

Name:
Title:

DELTA EURONET GmbH

By:

Name:
Title:

E-PAY HOLDINGS LTD

By:

Name:
Title:

	[DESIGNATED	BORROWER]

By:

Name:
Title:]

[F/X GUARANTORS:	[LIST EACH F/X GUARANTOR]

By:

Name:
Title:

[INDIA BORROWER:	EURONET SERVICES INDIA PVT LTD.

By:

Name:
Title:

[DESIGNATED BORROWER]

By:

Name:
Title:]

Accepted and Agreed:

[ADMINISTRATIVE AGENT
(FOR DOMESTIC LOAN OBLIGATIONS AND
F/X OBLIGATIONS):	BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:

Name:
Title:]

[ADMINISTRATIVE AGENT
(FOR INDIA OBLIGATIONS):	BANK OF AMERICA, N.A., acting through its Mumbai Branch, as Administrative Agent for all India related credit facilities

By:

Name:
Title:]

Exhibit 2.02
FORM OF LOAN NOTICE
Date:

To:	Bank of America, N.A. [, acting through its Mumbai Branch], as Administrative Agent

Re:	Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:

1.	The undersigned hereby requests the following:

	☐	a Domestic Swingline Loan Borrowing	☐	a Domestic Revolving Loan Borrowing

	☐	a Domestic Revolving Loan continuation	☐	a Domestic Revolving Loan Conversion

	☐	an F/X Revolving Loan Borrowing	☐	an F/X Revolving Loan continuation

	☐	an India Revolving Loan Borrowing	☐	an India Revolving Loan continuation

	☐	an F/X Revolving Loan conversion	☐	a Tranche B Term Loan Borrowing

	☐	a Tranche B Term Loan continuation	☐	a Tranche B Term Loan conversion

2.	Date of Borrowing (which shall be a Business Day):

3.	Amount and Currency of Borrowing:

4.	Type of Loan requested (select one):	☐	Base Rate Loan (required for Domestic Swingline Loans and not available for F/X Revolving Loans or India Revolving Loans)

		☐	Fixed LIBOR Rate Loan

		☐	Floating LIBOR Rate Loans

5.	Interest Period for Fixed LIBOR Rate Loans (select one):

☐ One Month	☐ Two Months	☐ Three Months	☐ Six Months
The [Domestic][F/X] [India] Borrowers hereby represent and warrant that (a) this Request for Credit Extension complies with the requirements of Section 2.01(a), with respect to Domestic Swingline Loans and Domestic Revolving Loans, Section 2.01(b), with respect to F/X Revolving Loans, Section 2.01(c), with respect to Foreign Revolving Loans, Section 2.01(d), with respect to the Tranche B Term Loan, and with the requirements of Section 2.02 of the Credit Agreement and (b) the representations and warranties contained in Section 5.02(a) and (b) of the Credit Agreement have been satisfied on and as of the date of the requested Credit Extension.

[DOMESTIC BORROWER[S]:	[EURONET WORLDWIDE, INC.

By:

Name:
Title:]

[EURONET PAYMENTS & REMITTANCES, INC.

By:

Name:
Title:]

[[DESIGNATED BORROWER]

By:

Name:
Title:]]

[F/X BORROWER[S]:	[EFT SERVICES HOLDINGS BV

By:

Name:
Title:]

[DELTA EURONET GmbH

By:

Name:
Title:]

[E-PAY HOLDINGS LTD

By:

Name:
Title:]

[[DESIGNATED BORROWER]

By:

Name:
Title:]]

[INDIA BORROWER[S]:	[EURONET SERVICES INDIA PVT LTD.

By:

Name:
Title:]

[[DESIGNATED BORROWER]

By:

Name:
Title:]]

Exhibit 2.13-1
FORM OF DOMESTIC REVOLVING NOTE
                     __, 20__
     FOR VALUE RECEIVED, the undersigned (the “Domestic Borrowers”), hereby promise to pay to ___, its successors or registered assigns (the “Domestic Revolving Lender”), the Domestic Revolving Lender’s Domestic Revolving Committed Amount, or if less, the aggregate unpaid principal amount of all Domestic Revolving Loans owing to the Domestic Revolving Lender under the Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Domestic Borrowers promise to pay interest on the unpaid principal amount of each Domestic Revolving Loan from the date of such Domestic Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Domestic Revolving Lender, at the Administrative Agent’s Office, in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.
     This Domestic Revolving Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided in the Credit Agreement. Domestic Revolving Loans made by the Domestic Revolving Lender may be evidenced by one or more loan accounts or records maintained by the Domestic Revolving Lender in the ordinary course of business. The Domestic Revolving Lender may also attach schedules to this Domestic Revolving Note and endorse thereon the date, amount and maturity of its Domestic Revolving Loans and payments with respect thereto.
     Upon the occurrence and continuation of an Event of Default, all amounts then remaining unpaid on this Domestic Revolving Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Domestic Revolving Note, all of which are hereby waived by the Domestic Borrowers, for themselves and their successors and assigns.
     THIS DOMESTIC REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

DOMESTIC BORROWERS:	EURONET WORLDWIDE, INC.

By:

Name:
Title:

EURONET PAYMENTS & REMITTANCES, INC.

By:

Name:
Title:

[DESIGNATED BORROWER]

By:

Name:
Title:]

Exhibit 2.13-2
FORM OF DOMESTIC SWINGLINE NOTE
                     __, 20__
     FOR VALUE RECEIVED, the undersigned (the “Domestic Borrowers”), hereby promise to pay to                                         , its successors or registered assigns (the “Domestic Swingline Lender”), the aggregate unpaid principal amount of all Domestic Swingline Loans owing to the Domestic Swingline Lender under the Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Domestic Borrowers promise to pay interest on the unpaid principal amount of each Domestic Swingline Loan from the date of such Domestic Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Domestic Swingline Lender in Dollars immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.
     This Domestic Swingline Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Domestic Swingline Loans made by the Domestic Swingline Lender may be evidenced by one or more loan accounts or records maintained by the Domestic Swingline Lender in the ordinary course of business. The Domestic Swingline Lender may also attach schedules to this Domestic Swingline Note and endorse thereon the date, amount and maturity of its Domestic Swingline Loans and payments with respect thereto.
     Upon the occurrence and continuation of an Event of Default, all amounts then remaining unpaid on this Domestic Swingline Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Domestic Swingline Note, all of which are hereby waived by the Domestic Borrowers, for themselves and their successors and assigns.
     THIS DOMESTIC SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

DOMESTIC BORROWERS:	EURONET WORLDWIDE, INC.

By:

Name:
Title:

EURONET PAYMENTS & REMITTANCES, INC.

By:

Name:
Title:

[[DESIGNATED BORROWER]

By:

Name:
Title:]]

Exhibit 2.13-3
FORM OF F/X REVOLVING NOTE
                     __, 20__
     FOR VALUE RECEIVED, the undersigned (the “F/X Borrowers”), hereby promise to pay to                                         , its successors or registered assigns (the “F/X Revolving Lender”), the F/X Revolving Lender’s F/X Revolving Committed Amount, or if less, the aggregate unpaid principal amount of all F/X Revolving Loans owing to the F/X Revolving Lender under the Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The F/X Borrowers promise to pay interest on the unpaid principal amount of each F/X Revolving Loan from the date of such F/X Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the F/X Revolving Lender, at the Administrative Agent’s Office, in the applicable currency in Same Day Funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.
     This F/X Revolving Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. F/X Revolving Loans made by the F/X Revolving Lender may be evidenced by one or more loan accounts or records maintained by the F/X Revolving Lender in the ordinary course of business. The F/X Revolving Lender may also attach schedules to this F/X Revolving Note and endorse thereon the date, amount and maturity of its F/X Revolving Loans and payments with respect thereto.
     Upon the occurrence and continuation of an Event of Default, all amounts then remaining unpaid on this F/X Revolving Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this F/X Revolving Note, all of which are hereby waived by the F/X Borrowers, for themselves and their successors and assigns.
     THIS F/X REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

F/X BORROWERS:	EFT SERVICES HOLDINGS BV

By:

Name:
Title:

DELTA EURONET GmbH

By:

Name:
Title:

E-PAY HOLDINGS LTD

By:

Name:
Title:

[[DESIGNATED BORROWER]

By:

Name:
Title:]

Exhibit 2.13-4
FORM OF INDIA REVOLVING NOTE
                     __, 20__
     FOR VALUE RECEIVED, the undersigned (the “India Borrowers”), hereby promise to pay to                                         , its successors or registered assigns (the “India Revolving Lender”), the India Revolving Lender’s India Revolving Committed Amount, or if less, the aggregate unpaid principal amount of all India Revolving Loans owing to the India Revolving Lender under the Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The India Borrowers promise to pay interest on the unpaid principal amount of each India Revolving Loan from the date of such India Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the India Revolving Lender, at the Applicable Administrative Agent’s Office, in Rupee in Same Day Funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.
     This India Revolving Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. India Revolving Loans made by the India Revolving Lender may be evidenced by one or more loan accounts or records maintained by the India Revolving Lender in the ordinary course of business. The India Revolving Lender may also attach schedules to this India Revolving Note and endorse thereon the date, amount and maturity of its India Revolving Loans and payments with respect thereto.
     Upon the occurrence and continuation of an Event of Default, all amounts then remaining unpaid on this India Revolving Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this India Revolving Note, all of which are hereby waived by the Foreign Borrowers, for themselves and their successors and assigns.
     THIS INDIA REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

INDIA BORROWER[S]:	EURONET SERVICES INDIA PVT LTD.

By:

Name:
Title:]

[[DESIGNATED BORROWER]

By:

Name:
Title:]]

Exhibit 2.13-5
FORM OF TRANCHE B TERM LOAN NOTE
                     __, 20__
     FOR VALUE RECEIVED, the Euronet Worldwide, Inc., a Delaware corporation, hereby promise to                                         , its successors or registered assigns (the “Tranche B Term Lender”) the aggregate unpaid principal amount of the Tranche B Term Loan made by the Tranche B Term Lender under the Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     EWI promises to pay interest on the unpaid principal amount of the Tranche B Term Loan made by the Tranche B Term Lender from the date of such Tranche B Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Tranche B Term Lender, at the Administrative Agent’s Office, in Dollars in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (before as well as after judgment) computed at the applicable per annum rate set forth in the Credit Agreement.
     This Tranche B Term Loan Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. The Tranche B Term Loan made by the Tranche B Term Lender may be evidenced by one or more loan accounts or records maintained by the Tranche B Term Lender in the ordinary course of business. The Tranche B Term Lender may also attach schedules to this Tranche B Term Loan Note and endorse thereon the date, amount and maturity of its Tranche B Term Loan and payments with respect thereto.
     Upon the occurrence and continuation of an Event of Default, all amounts then remaining unpaid on this Tranche B Term Loan Note shall become, or may be declared to be, immediately due and payable as provided in the Credit Agreement, without diligence, presentment, protest and demand or notice of protest, demand, dishonor and non-payment of this Tranche B Term Loan Note, all of which are hereby waived by the Foreign Borrower, for themselves and their successors and assigns.
     THIS TRANCHE B TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

BORROWER:	EURONET WORLDWIDE, a Delaware corporation

By:

Name:
Title:

Exhibit 2.14-1
FORM OF DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT
     THIS DESIGNATED BORROWER REQUEST AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of                      is by and between                     , a                                           (the “Applicant Borrower”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Applicant Borrower has indicated its desire to become a Designated Borrower pursuant to Section 2.14 of the Credit Agreement. Accordingly, the Applicant Borrower hereby agrees with the Administrative Agent, for the benefit of the Lenders, as follows:
     1. Each of the Applicant Borrower and the Borrowers hereby confirms, represents and warrants to the Administrative Agent and the Lenders that the Applicant Borrower is a Subsidiary of                     .
     2. The Applicant Borrower hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Borrower will be deemed to be a party to the Credit Agreement as a “Designated Borrower” and a Designated Borrower for all purposes of the Credit Agreement and the other Credit Documents, and shall have all of the obligations of a [Domestic] [F/X] [India] Borrower thereunder as if it has executed the Credit Agreement and the other Credit Documents. The Applicant Borrower hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Documents, including (i) all of the representations and warranties of the Credit Parties set forth in Article VI of the Credit Agreement, and (ii) all of the affirmative and negative covenants set forth in Articles VII and VIII of the Credit Agreement.
     3. The Applicant Borrower requests a Designated Borrower Limit of [$][€] [£][Rs]                    .
     4. The Applicant Borrower acknowledges and confirms that it has received a copy of the Credit Agreement and the schedules and exhibits thereto.
     5. The [Borrowers confirm that all of the Obligations under the Credit Agreement are, and upon the Applicant Borrower becoming a Designated Borrower shall continue to be, in full force and effect. The Borrowers further confirm that immediately upon the Applicant Borrower becoming a Designated Borrower, the term “[Domestic] [F/X] [India] Obligations,” as used in the Credit Agreement, shall include all [Domestic] [F/X] [India] Obligations of such Designated Borrower under the Credit Agreement and under each other Credit Document.
     6. The Applicant Borrower hereby agrees that upon becoming a Designated Borrower it will assume all of the [Domestic] [F/X] [India] Obligations of a [Domestic] [F/X] [India] Borrower as set forth in the Credit Agreement.

     7. Each of the Borrowers and the Applicant Borrower agrees that at any time and from time to time, upon the written request of the Administrative Agent, it will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect the purposes of this Agreement.
     8. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
     9. This Agreement shall constitute a Credit Document under the Credit Agreement.
     10. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Applicant Borrower has caused this Agreement to be duly executed by its authorized officers. Following receipt of the consent of the Required [Domestic] [F/X] [India] Revolving Lenders, the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

APPLICANT BORROWER:	[APPLICANT BORROWER],
a

By:

Name:
Title:

DOMESTIC BORROWERS:	EURONET WORLDWIDE, INC.

By:

Name:
Title:

EURONET PAYMENTS & REMITTANCES, INC.

By:

Name:
Title:

	[DESIGNATED	BORROWER]

By:

Name:
Title:]

F/X BORROWERS:	EFT SERVICES HOLDINGS BV

By:

Name:
Title:

DELTA EURONET GmbH

By:

Name:
Title:

E-PAY HOLDINGS LTD

By:

Name:
Title:

[DESIGNATED BORROWER]

By:

Name:
Title:]

INDIA BORROWER[S]:	EURONET SERVICES INDIA PVT LTD.

By:

Name:
Title:

[DESIGNATED BORROWER]

By:

Name:
Title:]
Acknowledged and Accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 2.14-2
FORM OF DESIGNATED BORROWER NOTICE
Date:                     , _____
To: The Borrowers (as defined below) and the [Domestic] [F/X] [India] Revolving Lenders
Ladies and Gentlemen:
This Designated Borrower Notice is made and delivered pursuant to Section 2.14 of that certain Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     The Administrative Agent hereby notifies Borrowers and the [Domestic] [F/X] [India] Revolving Lenders that effective as of the date hereof                                          shall be a Designated Borrower and may receive [Domestic] [F/X] [India] Revolving Loans for its account on the terms and conditions set forth in the Credit Agreement.
     This Designated Borrower Notice shall constitute a Credit Document under the Credit Agreement.

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 7.02(b)
FORM OF COMPLIANCE CERTIFICATE
[date]
Financial Statement Date:

To:	Bank of America, N.A., as Administrative Agent

Re:	Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                          of Euronet Worldwide, Inc., a Delaware corporation ( “EWI”), and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of EWI, and that:
[Use following paragraph 1 for fiscal year-end financial statements:]
     [1. [Attached hereto as Schedule 1 are the] [The] year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of EWI ended as of the above date, together with the report and opinion of an independent certified public accountant of nationally recognized standing required by such section [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement].]
[Use following paragraph 1 for fiscal quarter-end financial statements:]
     [1. [Attached hereto as Schedule 1 are the] [The] unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of EWI ended as of the above date [have been electronically delivered to the Administrative Agent pursuant to the conditions set forth in Section 7.02 of the Credit Agreement]. Such financial statements fairly present in all material respects the financial condition, results of income or operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]
     2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Consolidated Group during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Credit Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period each of the Credit Parties performed and observed all of the covenants applicable to it under the Credit Documents, and
[select one:]
[to the best knowledge of the undersigned during such fiscal period, each Credit Party performed and observed each covenant and condition of the Credit Documents applicable to it.]
—or—
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default or Event of Default and its nature and status: [DESCRIBE].]
     4. The representations and warranties of the Credit Parties contained in Article VI of the Credit Agreement, or that are contained in any document furnished at any time under or in connection with the Credit Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     5. The financial covenant and other covenant compliance analyses and information set forth on Schedule [1][2] attached hereto are true and accurate on and as of the date of this Compliance Certificate. The Borrowers are [not] in compliance with each of the financial covenants contained in Section 8.11 of the Credit Agreement.
     [6. Set forth below is a summary of all material changes in GAAP or in the consistent application thereof during the most recent fiscal quarter ending prior to the date hereof and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Percentage”) before and after giving effect to such changes:]

EURONET WORLDWIDE, INC., a Delaware corporation

By:
Name:
Title:

[Schedule 1
to Compliance Certificate
FINANCIAL STATEMENTS AND RELATED DELIVERIES
(attached)]

Schedule [1][2]
to Compliance Certificate
COVENANT CALCULATIONS

Exhibit 7.13
FORM OF JOINDER AGREEMENT
     THIS JOINDER AGREEMENT (this “Agreement”), dated as of                      ___, 20___, is by and among the undersigned Borrowers,                     , a                                           (the “New Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent and [Domestic] [F/X] [India] Collateral Agent under that certain Credit Agreement, dated as of April 4, 2007 (as amended, restated, increased, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Euronet Worldwide, Inc., a Delaware corporation, and certain other Subsidiaries and Affiliates, as Borrowers, certain Subsidiaries and Affiliates, as Guarantors, the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
     Pursuant to the terms and conditions of Section 7.13 of the Credit Agreement, the New Subsidiary is required to become a [Domestic] [F/X] [India] Guarantor.
     Accordingly, the New Subsidiary and the undersigned Borrowers hereby agree with the Administrative Agent, for the benefit of the Lenders, as follows:
     1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a [Domestic] [F/X] [India] Guarantor for all purposes of the Credit Agreement, and shall have all of the obligations of a [Domestic] [F/X] [India] Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the [Domestic] [F/X] [India] Guarantor contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby (i) [jointly and severally] [severally, and not jointly and severally] together with the other [Domestic] [F/X] [India] Guarantor, guarantees to each holder of the [Domestic] [F/X] [India] Obligations, as provided in the applicable Guaranty, the prompt payment and performance of the [Domestic] [F/X] [India] Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
     [2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the [Domestic] [F/X] [India] Security Agreement, and shall have all the obligations of a [“Grantor”] (as such term is defined in the [Domestic] [F/X] [India] Security Agreement) thereunder as if it had executed the [Domestic] [F/X] [India]Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the [Domestic] [F/X] [India] Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the [Domestic] [F/X] [India] Collateral Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the [Collateral] (as such term is defined in Section ___of the [Domestic] [F/X] [India] Security Agreement) of the New Subsidiary. The New Subsidiary hereby represents and warrants to the Administrative Agent and each Lender that:
     (a) The New Subsidiary’s chief executive office and chief place of business are (and for the prior four (4) months have been) located at the locations set forth on Schedule 2(a) attached hereto and the New Subsidiary keeps its books and records at such locations.

     (b) The type of [Collateral] (as such term is defined in Section ___of the [Domestic] [F/X] [India] Security Agreement) owned by the New Subsidiary owned by the New Subsidiary is as shown on Schedule 2(b) attached hereto.
     (c) The New Subsidiary’s legal name is as shown in this Agreement and the New Subsidiary has not in the past four (4) months changed its name, been party to a merger, consolidation or other change in structure or used any tradename except as set forth in Schedule 2(c) attached hereto.
     (d) The patents and trademarks listed on Schedule 2(d) attached hereto constitute all of the registrations and applications for the patents and trademarks owned by the New Subsidiary.]
     [3. To the extent required pursuant to Section 7.13 of the Credit Agreement, the New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the [Domestic] [F/X] [India] Pledge Agreement, and shall have all the obligations of a “Pledgor” thereunder as if it had executed the [Domestic] [F/X] [India] Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all the terms, provisions and conditions contained in the [Domestic] [F/X] [India] Pledge Agreement. Without limiting the generality of the foregoing terms of this paragraph [3], the New Subsidiary hereby pledges and assigns to the [Domestic] [F/X] [India] Collateral Agent, for the benefit of the Lenders, and grants to the [Domestic] [F/X] [India] Collateral Agent, for the benefit of the [Domestic] [F/X] [India] Revolving Lenders, a continuing security interest in any and all right, title and interest of the New Subsidiary in and to [Pledged Shares] (hereinafter, as such term is defined in Section ___of the [Domestic] [F/X] [India] Pledge Agreement) listed on Schedule 3 attached hereto and the other [Pledged Collateral ] (hereinafter, as such term is defined in Section ___of the Pledge Agreement).]
     [4.                      hereby agrees that the [Pledged Shares] representing the applicable Borrower’s ownership interest in the New Subsidiary and as set forth on Schedule 4 hereto shall be deemed to be part of the [Pledged Shares] within the meaning of the [Domestic] [F/X] [India] Pledge Agreement, shall become part of the [Pledged Collateral] and shall secure all of the [Secured Obligations] (hereinafter, as defined in the [Domestic] [F/X] [India] Pledge Agreement) as provided in the [Domestic] [F/X] [India] Pledge Agreement. In furtherance of the foregoing,                      hereby grants, pledges and assigns to the [Domestic] [F/X] [India] Collateral Agent, for the benefit of the Lenders, a continuing security interest in, and a right of set off against, any and all right, title and interest of                      in and to such [Pledged Shares] and all other [Pledged Collateral] relating thereto to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the [Secured Obligations].]
     5. The address of the New Subsidiary for purposes of all notices and other communications is as follows:
          [Address]
     6. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement or any other Guaranty upon the execution of this Agreement by the New Subsidiary.
     7. This Agreement may be executed in counterparts (and by the different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

     8. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the [Domestic] [F/X] [India] Collateral Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NEW SUBSIDIARY:	[NEW SUBSIDIARY] a

By:

Name:
Title:

[DOMESTIC BORROWERS:	EURONET WORLDWIDE, INC.
By:

Name:
Title:

EURONET PAYMENTS & REMITTANCES, INC.

By:

Name:
Title:

[DESIGNATED BORROWER]

By:

Name:
Title:]

[F/X BORROWER[S]:	EFT SERVICES HOLDINGS BV

By:

Name:
Title:

DELTA EURONET GmbH

By:

Name:
Title:

E-PAY HOLDINGS LTD

By:

Name:
Title:

[[DESIGNATED BORROWER]

By:

Name:
Title:]]

[INDIA BORROWER[S]:	EURONET SERVICES INDIA PVT LTD.

By:

Name:
Title:]

[DESIGNATED BORROWER]

By:

Name:
Title:]
Acknowledged and accepted:
BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit 11.06
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the [Domestic] [F/X] [India] Letters of Credit [and the Domestic Swingline Loans] included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of April 4, 2007, among Euronet Worldwide, Inc. and certain Subsidiaries and Affiliates, as Borrowers, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

			Aggregate		Percentage
			Amount of	Amount of	Assigned of
		Facility	Commitment/Loans	Commitment/Loans	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned [1]	for all Lenders [2]	Assigned	Loans [3]	Number
			$	$	%
			$	$	%
			$	$	%
[7. Trade Date:                                         ]4
Effective Date: ___, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

[1]	Fill in Domestic Revolving Commitments, F/X Revolving Commitments, India Revolving Commitments or Term Loan, as applicable.

[2]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[Consented to and]5 Accepted:
BANK OF AMERICA, N.A., as
  Administrative Agent

By:

Name:
Title:
[BANK OF AMERICA, N.A., as
  [Domestic] [F/X] [India] L/C Issuer and [Domestic][Other] Swingline Lender

By:

Name:
Title:]
[[INSERT APPLICABLE BORROWER(S)]

By:

Name:
Title:]

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.